     As filed with the Securities and Exchange Commission on June 27, 2003

                                           Registration Statement No. 333-97299

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C.

                               -----------------

                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO

                            REGISTRATION STATEMENT
                                     UNDER
                                  SCHEDULE B
                                      OF
                          THE SECURITIES ACT OF 1933

                               -----------------

                          THE KOREA DEVELOPMENT BANK

                             (Name of Registrant)

                               -----------------

                             THE REPUBLIC OF KOREA

                                (Co-Signatory)

              Names and Addresses of Authorized Representatives:

                    Sung-Ho Park
                   or Man-Ho Yoon            Soo Man Chang
                  Duly Authorized           Duly Authorized
                   Representatives           Representative
              in the United States of   in the United States of
               The Korea Development
                         Bank            The Republic of Korea
               320 Park Avenue, 32nd
                        Floor               460 Park Avenue
              New York, New York 10022  New York, New York 10022

                                  Copies to:

                               Jinduk Han, Esq.
                      Cleary, Gottlieb, Steen & Hamilton
                        39th Floor, Bank of China Tower
                                One Garden Road
                                   Hong Kong

                               -----------------

The securities registered hereby will be offered on a delayed or continuous basis pursuant to the procedures set forth in Securities Act Release Nos. 33-6240 and 33-6424.
================================================================================

                               EXPLANATORY NOTE

    This registration statement relates to US$6,621,000,000 aggregate amount of
(1) debt securities (with or without warrants) of The Korea Development Bank to be offered from time to time as separate issues on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such offering and (2) guarantees to be issued by The Korea Development Bank in respect of obligations of other parties on terms and in the manner to be specified in a prospectus supplement to be delivered in connection with each such issuance. The prospectus constituting a part of this registration statement relates to (1) the debt securities (with or without warrants) and guarantees registered hereunder, of which (i) we have sold an aggregate principal amount of US$1,250,000,000 of debt securities as part of four issues designated US$300,000,000 4.25% Notes due November 13, 2007, US$450,000,000
5.50% Notes due November 13, 2012, US$350,000,000 4.25% Notes due November 13, 2007 and US$150,000,000 5.50% Notes due November 13, 2012 and (ii) we have issued an aggregate principal amount of approximately US$3,500,411,480 of guarantees including (a) our guarantee of the Korea Electric Power Corporation's Yankee and Global debt securities in an aggregate outstanding principal amount of US$2,763,042,288 on February 25, 2003 and (b) our guarantee of the Korea Electric Power Corporation's Eurobonds in an aggregate outstanding principal amount of approximately US$737,369,192, based on the exchange rate prevailing on April 29, 2003, the guarantee issuance date, and (2) US$470,000,000 aggregate principal amount of debt securities (with or without warrants) registered under Registration Statement No.333-6866 (including an aggregate principal amount of US$200,000,000 of debt securities that may be sold by us from time to time in a continuous offering designated Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the "Series C Notes")).

    This registration statement contains a form of prospectus supplement filed as Exhibit K-1 to this registration statement, together with the supplement to that prospectus supplement filed as Exhibit K-2 to this registration statement, to be used in connection with the sale by us of the Series C Notes in a continuous offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JUNE 27, 2003

PROSPECTUS

[LOGO] The Korea Development Bank

                          The Korea Development Bank

                                $6,621,000,000

                                Debt Securities
                     Warrants to Purchase Debt Securities
                                  Guarantees

                               -----------------

    We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                     This prospectus is dated       , 2003

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
   Certain Defined Terms and Conventions................................   3
   Use of Proceeds......................................................   4
   The Korea Development Bank...........................................   5
       Overview.........................................................   5
       Capitalization...................................................   6
       Business.........................................................   7
       Selected Financial Statement Data................................  10
       Operations.......................................................  14
       Sources of Funds.................................................  22
       Debt.............................................................  24
       Overseas Operations..............................................  24
       Property.........................................................  25
       Directors and Management; Employees..............................  25
       Financial Statements and the Auditors............................  25
   The Republic of Korea................................................  72
       Land and History.................................................  72
       Government and Politics..........................................  73
       The Economy......................................................  76
       Gross Domestic Product and Major Financial Indicators............  94
       Balance of Payments and Foreign Trade............................ 104
       The Financial System............................................. 109
       Monetary Policy.................................................. 113
       Government Finance............................................... 117
       Debt............................................................. 119
       Tables and Supplementary Information............................. 121
   Description of the Securities........................................ 124
       Description of Debt Securities................................... 124
       Description of Warrants.......................................... 131
       Terms Applicable to Debt Securities and Warrants................. 132
       Description of Guarantees........................................ 133
   Limitations on Issuance of Bearer Debt Securities and Bearer Warrants 134
   Taxation............................................................. 135
       Korean Taxation.................................................. 135
       United States Tax Considerations................................. 136
   Plan of Distribution................................................. 144
   Legal Matters........................................................ 145
   Authorized Representatives in the United States...................... 145
   Official Statements and Documents.................................... 145
   Experts.............................................................. 145
   Forward-Looking Statements........................................... 145
   Further Information.................................................. 146

                     CERTAIN DEFINED TERMS AND CONVENTIONS

    All references to "Korea" or the "Republic" contained in this prospectus mean The Republic of Korea. All references to the "Government" mean the government of Korea. All references to the "Bank" mean The Korea Development Bank.

    Unless otherwise indicated, all references to "won", "Won" or "(Won)" contained in this prospectus are to the currency of Korea, and references to "U.S. dollars", "Dollars", "$" or "US$" are to the currency of the United States of America.

    All discrepancies in any table between totals and the sums of the amounts listed are due to rounding.

    Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for our general operations.

                          THE KOREA DEVELOPMENT BANK

Overview

    We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended (the "KDB Act"). Since our establishment, we have been the leading bank in the Republic with respect to the provision of long-term financing for projects designed to assist the nation's economic growth and development. The Government owns all of our paid-in capital. Our registered office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, The Republic of Korea.

    Our primary purpose, as stated in the KDB Act, is to "furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy." We make loans available to major industries for equipment, capital investment and the development of high technology. In addition to these equipment capital loans, we make working capital loans to borrowers to whom we have extended equipment capital loans, to enterprises the capital of which has been subscribed for, or is owned by, the Government or us and to high technology companies as provided by our By-Laws.

    As of December 31, 2002, we had (Won)44,917.2 billion of loans outstanding, total assets of (Won)78,782.3 billion and total equity of (Won)6,940.6 billion, as compared to (Won)47,270.9 billion of loans outstanding, (Won)82,003.1 billion of total assets and (Won)6,933.4 billion of total equity as of December 31, 2001. For the year ended December 31, 2002, we recorded interest income of
(Won)3,311.5 billion, interest expense of (Won)3,179.0 billion and net income of (Won)183.9 billion, as compared to (Won)4,583.0 billion of interest income,
(Won)4,359.8 billion of interest expense and (Won)109.0 billion of net income for the year ended December 31, 2001. See "The Korea Development Bank--Selected Financial Statement Data".

    Pursuant to the KDB Act, the Government must hold all of our paid-in capital. In addition to contributions to our capital, the Government provides direct financial support for our financing activities. The Government's determination each fiscal year regarding the amount of financial support to extend to us, in the form of loans, guarantees or contributions to capital, plays an important role in determining our lending capacity. The Government, acting through the President of the Republic, has the power to appoint or dismiss our Governor, Chairman of the Board of Directors and Auditor. Pursuant to the KDB Act, the Minister of Finance and Economy has supervisory power over our general business and managerial matters while the Financial Supervisory Commission has supervisory authority over capital adequacy and managerial soundness matters.

    The Government supports our operations pursuant to Article 44 of the KDB Act. Article 44 provides that "the annual net losses of the Korea Development Bank shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government." As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.

    In January 1998, the Government amended the KDB Act to:

  . subordinate our borrowings from the Government to other indebtedness incurred in our operations;

  . allow the Government to offset any deficit that arises if our reserve fails to cover our annual net losses by transferring Government-owned property, including securities held by the Government, to us; and

  . allow direct injections of capital by the Government without prior National Assembly approval.

    The Government amended the KDB Act in May 1999 and the Enforcement Decree of the KDB Act, as amended (the "KDB Decree"), in March 2000, to allow the Financial Supervisory Commission to supervise and regulate us in terms of capital adequacy and managerial soundness.

    In March 2002, the Government amended the KDB Act to enable us, among other things, to:

  . obtain low-cost funds from The Bank of Korea and from the issuance of debt securities other than Industrial Finance Bonds, which funds may be used for increased levels of lending to small and medium size enterprises;

  . broaden the scope of borrowers to which we may extend working capital loans to include companies in the manufacturing industry, enterprises which are "closely related" to enhancing the corporate competitiveness of the manufacturing industry and leading-edge high-tech companies; and

  . extend credits to mergers and acquisitions projects intended to facilitate corporate restructuring efforts.

    The Minister of Finance and Economy of the Republic has, on behalf of the Republic, signed the registration statement of which this prospectus forms a part.

Capitalization

    As of December 31, 2002, our authorized capital was (Won)10,000 billion and capitalization was as follows:

                                                   December 31,
                                                      2002(1)
                                                 -----------------
                                                 (billions of won)
              Long-term debt(2)(3):
                  Won currency borrowings.......      3,902.9
                  Industrial finance bonds......     19,771.8
                  Foreign currency borrowings...     10,630.2
                                                     --------
                      Total long-term debt......     34,304.9
                                                     --------
              Capital:
                  Paid-in capital...............      7,161.9
                  Capital surplus...............         44.4
                  Retained earnings.............        294.1
                  Capital adjustments...........       (559.8)
                                                     --------
                      Total capital.............      6,940.6
                                                     --------
              Total capitalization..............     41,245.5
                                                     ========

--------
(1) Since December 31, 2002 to the date of this prospectus, there has been no material change in our capitalization.
(2) We have translated borrowings in foreign currencies into Won at the rate of
    (Won)1,200.4 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on December 31, 2002.
(3) As of December 31, 2002, we had contingent liabilities totaling
    (Won)5,540.0 billion under outstanding guarantees issued on behalf of our clients. For further information relating to our contingent liabilities under outstanding guarantees as of December 31, 2002, see "Notes to Non-Consolidated Financial Statements of December 31, 2001 and 2002--Notes 12 and 13".

Business

  Purpose and Authority

    Since our establishment, we have been the leading bank in the Republic in providing long-term financing for projects designed to assist the nation's economic growth and development.

    Under the KDB Act, the KDB Decree and our By-Laws, our primary purpose is to "furnish and administer funds for the financing of major industrial projects in order to expedite industrial development and expansion of the national economy." Since we serve the public policy objectives of the Government, we do not seek to maximize profits. We do, however, strive to maintain a level of profitability to strengthen our equity base and support growth in the volume of our business.

    Under the KDB Act, we may:

  . provide equipment capital loans with maturities of more than one year to major industries;

  . provide working capital loans to high technology industries as well as our existing borrowers of equipment capital loans;

  . issue guarantees for the benefit of projects that we have the authority to finance;

  . make equity investments in Korean corporations engaged in activities that we have the authority to finance or that are designated by the Government;

  . subscribe to, underwrite, invest in or guarantee corporate debentures, including debentures issued by non-corporate special juridical persons established by special laws of the Republic, issued to finance major industrial projects or debt securities or debentures issued by public institutions;

  .   engage in debt securities dealing activities in the secondary market;

  .   accept some types of time and savings deposits from the general public;

  . accept demand deposits from existing corporate customers, central and local governments and entities designated by Presidential decree;

  . underwrite or invest in stocks of Government-owned corporations carrying out major industrial projects;

  . execute foreign exchange transactions, including currency and interest swap transactions;

  . provide planning, management, research and other support services at the request of the Government, public bodies, financial institutions or enterprises; and

  .   carry out other businesses incidental to the foregoing.

  Government Support and Supervision

    The Government owns all of our paid-in capital, as required by the KDB Act. On February 20, 2000, the Government contributed (Won)100 billion in cash to our capital. On December 29, 2000, we reduced our paid-in capital by (Won)959.8 billion to offset our expected net loss for the year. To compensate for the resulting deficit under the KDB Act, on June 20, 2001, the Government contributed (Won)3 trillion in the form of shares of common stock of the Korea Electric Power Corporation ("KEPCO") to our capital. On December 29, 2001, the Government contributed (Won)50 billion in cash to our capital. Taking into account these capital contributions and reduction, as of December 31, 2001, our total paid-in capital was (Won)7,161.9 billion, compared to (Won)4,111.9 billion as of December 31, 2000. See "The Korea Development Bank--Financial Statements and the Auditors--Notes to Non-Consolidated Financial Statements of December 31, 2001 and 2002--Note 15".

    In addition to capital contributions, the Government directly supports our financing activities by:

  .   lending us funds to on-lend;

  . allowing us to administer Government loans made from a range of special Government funds;

  . allowing us to administer some of The Bank of Korea's surplus foreign exchange holdings; and

  .   allowing us to receive credit from The Bank of Korea.

    The extent of the Government's yearly financial support, in the form of loans, guarantees or contributions to capital, helps determine our lending capacity.

    The Government also supports our operations pursuant to Articles 43 and 44 of the KDB Act. Article 43 provides that "the annual net profit of the Korea Development Bank, after adequate allowances are made for depreciation in assets, shall be totally transferred to reserve" and that accumulated amounts in reserve may be capitalized in accordance with the provisions of the KDB Decree. Article 44 provides that "the net losses of the Korea Development Bank shall be offset each fiscal year by the reserve, and if the reserve be insufficient, the deficit shall be replenished by the Government".

    As a result of the KDB Act, the Government is generally responsible for our operations and is legally obligated to replenish any deficit that arises if our reserve, consisting of our surplus and capital surplus items, is insufficient to cover our annual net losses. In light of the above, if we had insufficient funds to make any payment under any of our obligations, including the debt securities and the guarantees covered by this prospectus, the Government would take appropriate steps, such as by making a capital contribution, by allocating funds or by taking other action, to enable us to make such payment when due. The provisions of Article 44 do not, however, constitute a direct guarantee by the Government of our obligations under the debt securities or the guarantees, and the provisions of the KDB Act, including Article 44, may be amended at any time by action of the National Assembly.

    The Government closely supervises our operations in the following ways:

  . the President of the Republic appoints our Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy;

  . the Minister of Finance and Economy appoints our Deputy Governor and Executive Directors upon the recommendation of our Governor;

  . one month prior to the beginning of each fiscal year, we must submit our proposed program of operations for the fiscal year to the Minister of Finance and Economy;

  . the Minister of Finance and Economy must approve our operating manual, which sets out guidelines for all principal operating matters, including the range of permitted financings;

  . the Board of Audit and Inspection, a Government department, examines our settlement of accounts annually;

  . the Minister of Finance and Economy and the Financial Supervisory Commission together have broad authority to require reports from us on any matter and to examine our books, records and other documents. On the basis of the reports and examinations, the Minister of Finance and Economy may issue any orders deemed necessary to enforce the KDB Act or delegate examinations to the Financial Supervisory Commission;

  . the Financial Supervisory Commission may supervise our operations to ensure managerial soundness based upon the KDB Decree and the Bank Supervisory Regulations of the Financial Supervisory Commission and may issue orders deemed necessary for such supervision;

  . the National Assembly receives our annual report within four months after the end of each fiscal year outlining our operations and analyzing our activities; and

  . we may amend our By-Laws only with the approval of the Minister of Finance and Economy.

    In addition, the conditions of the IMF aid package stated that domestic banks in the Republic, including us, should undergo external audits from internationally recognized accounting firms. Accordingly, we have had our annual financial statements for years commencing 1998 audited by an external auditor. See "The Korea Development Bank--Financial Statements and the Auditors" and "Experts".

    Pursuant to our most recently approved program of operations, we expect to support the reform and restructuring of the Republic's economic and industrial structure, including financing of promising small and medium sized enterprises, providing export finance and encouraging investments in infrastructure necessary to promote consumer demand and industrial reorganization.

    We intend to provide guarantees in connection with the restructuring and privatization of KEPCO pursuant to the Government's plan for the restructuring of the electricity industry in Korea. See "The Korea Development
Bank--Operations--Guarantee Operations".

Selected Financial Statement Data

  Results of Operations

    You should read the following financial statement data together with the financial statements and notes included in this prospectus:

                                        Year Ended December 31,
                            -----------------------------------------------
                              1998      1999      2000      2001     2002
                            --------  --------  --------  -------- --------
                                           (billions of won)
    Income Statement Data
    Total Interest Income..  6,472.9   5,070.5   5,458.0   4,583.0  3,311.5
    Total Interest Expenses  6,240.3   5,190.0   5,356.8   4,359.8  3,179.0
    Net Interest Income....    232.6    (119.5)    101.2     223.1    132.5
    Operating Revenues.....  8,707.3   7,573.3   9,869.5   9,758.4  8,006.6
    Operating Expenses..... 13,545.3   8,218.5   9,516.7   9,083.5  8,551.6
    Net Income (Loss)...... (4,889.4)    211.7  (1,398.4)    109.0    183.9

    Balance Sheet Data
    Total Loans............ 45,098.7  43,293.4  49,992.4  47,270.9 44,917.2
    Total Borrowings(1).... 71,373.1  65,481.8  70,446.6  68,391.0 66,804.4
    Total Assets........... 90,412.3  75,663.5  81,309.1  82,003.1 78,782.3
    Total Liabilities...... 86,100.1  69,424.3  77,510.9  75,069.6 71,841.7
    Total Equity...........  4,312.2   6,239.2   3,798.2   6,933.4  6,940.6

--------
(1) Total Borrowings include deposits, call money, borrowings and industrial finance bonds.

    2000

    We had net loss of (Won)1,398.4 billion in 2000 compared to net income of
(Won)211.7 billion in 1999 principally due to deteriorating economic conditions in the Republic in 2000 and the consequent expansion of our public policy role. Principal factors for the net loss in 2000 included:

  . a loss of (Won)739 billion from our exposure to former Daewoo group affiliates, including Daewoo Motor (presently known as GM-Daewoo Auto and Technology, "GMDAT");

  . a loss of (Won)329 billion from the sale of our stake in Korea Heavy Industries, which was privatized; and

  . (Won)138 billion in evaluation losses recorded by four corporate restructuring funds that we established in September 1998.

    Overall statutory income tax applicable to us is 30.8%. We paid virtually no income tax in 1999 and 2000 because we carried forward net operating losses from 1998 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

    2001

    We had net income of (Won)109.0 billion in 2001 compared to net loss of
(Won)1,398.4 billion in 2000 principally due to improving economic conditions in the Republic in 2001.

    Principal factors for the net income in 2001 included:

  . gains of (Won)563 billion primarily due to valuation gains on KEPCO stock, gains on sales of equity interests in Professional Korea Chemical Co., Ltd. and gains realized upon conversion of convertible bonds of Daewoo Securities;

  . fees and commissions of (Won)311 billion due to increased bond underwriting and project financing activities; and

  . net interest income of (Won)223 billion primarily due to decreased interest expense on borrowings and bond payables.

    The above factors were partially offset by net loss on disposition of loans of (Won)1,074 billion, primarily due to dispositions of loans that had been made to Daewoo Motor.

    The overall statutory income tax rate applicable to us is 30.8%. We paid virtually no income tax in 2001 because we carried forward net operating losses from 1998 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

    2002

    We had net income of (Won)183.9 billion in 2002 compared to net income of
(Won)109.0 billion in 2001 principally due to the continued growth of the Korean economy in 2002.

    Principal factors for the net income in 2002 included:

  . gains on equity method investees of (Won)985.3 billion primarily due to gains from investments in KEPCO and Daewoo Shipbuilding & Marine Engineering;

  . fees and commissions of (Won)273.3 billion primarily due to increased bond underwriting and project financing activities; and

  . net interest income of (Won)132.5 billion primarily due to decreased interest expenses on borrowings and bond payables.

    The above factors were partially offset by new loan loss reserves of
(Won)551.7 billion and net loss on foreign currency transactions of (Won)128.2 billion.

    The overall statutory income tax rate applicable to us is 29.7%. We paid virtually no income tax in 2002 because we carried forward net operating losses from 1998 to offset net income. Net losses can be carried forward for a maximum of five years under the Corporate Income Tax Law of the Republic.

  Provisions for Possible Loan Losses and Loans in Arrears

    We establish provisions for possible losses from problem loans, including guarantees and other extensions of credit, based on the length of the delinquent periods and the nature of the loans, including guarantees and other extensions of credit. As of December 31, 2002, we established provisions of
(Won)1,090.0 billion for possible loan losses and bad debt securities, 40.6% lower than the provisions as of December 31, 2001, and (Won)68.2 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 70.5% decrease from 2001.

    Certain of our customers have restructured loans with their creditor banks. As of December 31, 2002, we have provided loans of W1,503.6 billion and securities of (Won)121.9 billion for companies under workout, reorganization, composition and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of (Won)271.0 billion following debt-equity swaps. As of December 31, 2002, we had established provisions of (Won)278.7 billion for possible loan losses and (Won)32.7 billion for present value discount with regard to the above loans. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

    Financial Supervisory Commission guidelines classify loans into five categories; provisions are made in accordance with ratios applicable to each category. Effective December 31, 1999, the Financial Supervisory Commission adopted more stringent definitions for the relevant loan categories which more closely follow international standards. Under the revised definitions, loans are categorized as follows:

Normal......................  Credits extended to customers which, in consideration of their business and operations, financial conditions and future cash flows, do not raise concerns regarding their ability to repay the credits. 0.5% or more reserves required.

Special attention...........  Credits extended to customers (1) which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have potential risks with respect to their ability to repay the credits in the future, although there have not occurred any immediate risks of default in repayment; or (2) which are in arrears for one month or more but less than three months. 2.0% or more reserves required.

Substandard.................  (1) Credits extended to customers, which in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred considerable risks for default in repayment as the customers' ability to repay has deteriorated; or (2) that portion which is expected to be collected of total credits (a) extended to customers which have been in arrears for three months or more, (b) extended to customers which are judged to have incurred serious risks due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses or (c) of "Doubtful Customers" or "Estimated-loss Customers" (each as defined below). 20% or more reserves required.

Doubtful....................  That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers ("Doubtful Customers") which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have incurred serious risks of default in repayment due to noticeable deterioration in their ability to repay; or (2) customers which have been in arrears for three months or more but less than twelve months. 50% or more reserves required.

Loss........................  That portion of credits in excess of the amount expected to be collected of total credits extended to (1) customers ("Estimated-loss Customers"), which, in consideration of their business and operations, financial conditions and future cash flows, are judged to have to be accounted as a loss as the inability to repay became certain due to serious deterioration in their ability to repay; (2) customers which have been in arrears for twelve months or more; or (3) customers which are judged to have incurred serious risks of default in repayment due to the occurrence of final refusal to pay their promissory notes, liquidation or bankruptcy proceedings, or closure of their businesses. 100% reserves required.

    The following table provides information on our loan loss provisions.

                                   As of                                   As of
                           December 31, 2000(1)                    December 31, 2001(1)
                  --------------------------------------- ---------------------------------------
                                  Minimum        Loan                     Minimum        Loan
                      Loan      Provisioning     Loss         Loan      Provisioning     Loss
                     Amount        Ratio      Provisions     Amount        Ratio      Provisions
                  ------------- ------------ ------------ ------------- ------------ ------------
                                                         (in billions of Won, except percentage)
Normal........... (Won)55,364.7      0.5%    (Won)1,184.0 (Won)52,423.7      0.5%    (Won)  245.6
Special attention       2,881.1      2.0%            96.9       4,635.7      2.0%           451.9
Sub-Standard.....       2,696.9     20.0%           559.0       1,709.5     20.0%           647.1
Doubtful.........       2,181.6     50.0%         1,440.8         445.4     50.0%           273.0
Loss.............         267.0    100.0%           342.6         490.0    100.0%           490.0
Total............ (Won)63,391.3              (Won)2,623.2 (Won)59,704.3              (Won)2,107.6
                  =============    =====     ============ =============    =====     ============

                                  As of
                          December 31, 2002(1)
                  -------------------------------------
                                  Minimum
                      Loan      Provisioning Loan Loss
                     Amount        Ratio     Provisions
                  ------------- ------------ ----------

Normal........... (Won)47,268.5      0.5%    (Won)236.3
Special attention       3,964.0      2.0%          79.3
Sub-Standard.....         729.0     20.0%         145.8
Doubtful.........         205.3     50.0%         102.7
Loss.............          59.7    100.0%          59.7
Total............ (Won)52,226.5              (Won)623.8
                  =============    =====     ==========

--------
(1) These figures include loans, guarantees, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.

    As of December 31, 2002, our delinquent loans totaled (Won)1,153.2 billion, representing 2.0% of our outstanding loans and guarantees as of such date. As of December 31, 2001, our delinquent loans totaled (Won)1,976 billion, representing 3.3% of our outstanding loans and guarantees as of such date. On December 31, 2002, our legal reserve was (Won)294.1 billion, representing 0.5% of our outstanding loans and guarantees as of such date.

  Loans to Financially Troubled Companies

    We have significant credit exposure to a number of financially troubled Korean companies including several former Hyundai Group affiliates. As of December 31, 2002, our credit extended to these companies totaled (Won)1,861.9 billion, accounting for 2.4% of our total assets as of such date.

    As of December 31, 2002, our total exposure to several former Hyundai Group affiliates decreased by (Won)1,934.0 billion to (Won)1,280.0 billion compared to December 31, 2001 primarily due to debt-equity swaps and repayment of certain loans. Our exposure to several former Hyundai Group affiliates includes
(Won)298.5 billion to Hyundai Engineering & Construction, (Won)373.3 billion to Hyundai Merchant Marine, and (Won)412.1 billion to Hynix Semiconductor.

    As of December 31, 2002, we had no remaining exposure to Daewoo Motor compared to our (Won)678.2 billion exposure to Daewoo Motor as of December 31, 2001. Such amounts outstanding as of December 31, 2001 were primarily written off and converted through debt-equity swaps into shares of a joint venture company between GM and Daewoo Motor, GMDAT, in 2002. For a description of new loans that we have agreed to extend to GMDAT, see "The Republic of Korea--The Economy--Economic Developments Since 1997--Financial Condition of Korean Companies".

    As of December 31, 2002, we had established provisions of (Won)183.5 billion for several former Hyundai Group affiliates (including W113.1 billion for the exposure to Hynix Semiconductor Inc., (Won)40.7 billion for the exposure to Hyundai Merchant Marine and (Won)13.1 billion for the exposure to Hyundai Engineering & Construction).

    We dispose of non-performing loans by selling them to KAMCO. The prices we receive for these loans vary depending on whether the loans are secured by collateral. In 2002, we sold (Won)108.8 billion of non-performing loans to KAMCO for (Won)44.3 billion.

    In addition to our loans in Korea, as of December 31, 2002, we had loans totaling approximately US$35.5 million to Indonesian entities. We have classified US$1.9 million of these amounts as non-performing loans and have made provision for potential losses relating to them since 1998. We also had investments in securities of such entities totaling US$7.9 million as of December 31, 2002.

    As of December 31, 2002, we had credit exposure totaling approximately US$135 million to Russia, which is guaranteed by the Government, after writing off US$15 million of non-guaranteed exposure in June 2002. We classified the remaining US$135 million as a normal loan and have not made any provision for that credit exposure.

Operations

  Loan Operations

    We mainly provide equipment capital loans and working capital loans to private Korean enterprises that undertake major industrial projects. The loans generally cover over 50%, and in some cases as much as 100%, of the total project cost. Equipment capital loans include loans to major industries for development of high technology and for acquisition, improvement or repair of machinery and equipment. All loans for equipment must be for more than one year. We may extend working capital loans to entities to whom we made equipment capital loans or provided guarantees, to enterprises partly or wholly owned by the Government or by us and to small- and medium-sized companies engaged in the high technology business.

    We disburse loan proceeds in installments to ensure that the borrower uses the loan for its intended purpose. The KDB Act requires monitoring of the projects or enterprises to which we extend loans or in which we invest and authorizes us to assign our own personnel to a borrower in need of management assistance.

    Before approving a loan, we consider:

  .   the economic benefits of the project to the Republic;

  . the extent to which the project serves priorities established by the Government's industrial policy;

  .   the project's operational feasibility;

  .   the loan's and the project's profitability; and

  .   the quality of the borrower's management.

    We generally charge interest of up to 6.5% over our prime rate, although we provide a discount between 0.3% and 0.8% to credit-constrained small- and medium-sized companies. We adjust the prime rate monthly. The spread depends on the purpose of the loan, maturity date and the borrower's credit ratings. Certain loans bear interest at below market rates. Equipment capital loans generally have original maturities of five to ten years, although we occasionally make equipment capital loans with longer maturities. Working capital loans usually mature within two years.

    We generally obtain collateral valued in excess of the original loan from large companies and up to the value of the loan from small- and medium-sized companies. Depending on the type of borrower and loan, the collateral may be equipment purchased with the loan proceeds, industrial plants, real estate and marketable securities. We appraise the value of our collateral at least once a year.

    The following table sets out, by currency and category of loan, our total outstanding loans:

                                   Loans(1)

                                               December 31,
                                        --------------------------
                                          2000     2001     2002
                                        -------- -------- --------
                                            (billions of won)
              Equipment Capital Loans:
                  Domestic Currency.... 14,306.0 10,611.9  9,967.1
                  Foreign Currency(2).. 16,482.2 15,324.3 13,651.4
                                        -------- -------- --------
                                        30,788.2 25,936.2 23,618.5
              Working Capital Loans:
                  Domestic Currency.... 10,328.7  6,844.7  4,422.2
                  Foreign Currency(2)..  2,999.9  2,910.1  2,467.1
                                        -------- -------- --------
                                        13,328.6  9,754.8  6,889.3
                                        -------- -------- --------
                      Total Loans...... 44,116.8 35,691.0 30,507.8
                                        ======== ======== ========

--------
(1) Includes loans extended to affiliates.
(2) Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled (Won)6,548.0 billion as of December 31, 2001 and (Won)5,476.3 billion as of December 31, 2002. See "The Korea Development Bank--Operations--Loan Operations--Loans by Categories--Local Currency Loans Denominated in Foreign Currencies".

    As of December 31, 2002, we had (Won)30,507.8 billion in outstanding loans, a 14.5% decrease from December 31, 2001. The decrease reflected lower demand for facility loans and the repayment of outstanding loans.

    Maturities of Outstanding Loans

    The following table categorizes our outstanding loans by their remaining maturities:

                 Outstanding Loans by Remaining Maturities(1)

                                                        December 31,                     As % of
                                                 ------------------------------------- December 31,
                                                   2000         2001         2002       2002 Total
                                                   --------     --------    --------   ------------
                                                 (billions of won, except percentages)
Loans with Remaining Maturities of Less Than One
  Year.......................................... 13,331.0     10,030.2      7,986.6        26.2
Loans with Remaining Maturities of One Year or
  More.......................................... 30,785.8     25,660.8     22,521.2        73.8
                                                   --------     --------    --------      -----
    Total....................................... 44,116.8     35,691.0     30,507.8       100.0
                                                   ========     ========    ========      =====

--------
(1) Includes loans extended to affiliates.

    Loans by Industrial Sector

    The following table sets out the total amount of our outstanding loans, categorized by industry sector:

                    Outstanding Loans by Industry Sector(1)

                                                             December 31,                   As % of
                                                    -----------------------------------   December 31,
                                                      2000         2001         2002       2002 Total
                                                     --------    --------     --------    ------------
                                                    (billions of won, except percentages)
Manufacturing...................................... 18,225.5    15,694.3     13,662.0         44.8
Transportation and Communication...................  3,826.8     3,971.1      3,425.7         11.2
Electric, Gas and Water Supply Industry............  6,315.4     4,017.8      3,149.4         10.3
Banking and Insurance.............................. 11,013.8     5,417.8      4,163.7         13.7
Public Administration and National Defense.........    411.8     4,176.7      3,734.7         12.2
Others.............................................  4,323.5     2,413.3      2,372.3          7.8
                                                     --------    --------     --------       -----
    Total.......................................... 44,116.8    35,691.0     30,507.8        100.0
                                                     ========    ========     ========       =====
Percentage increase (decrease) from previous period      5.8%      (19.1)%      (14.5)%

--------
(1) Includes loans extended to affiliates.

    The manufacturing sector accounted for 44.8% of our outstanding loans as of December 31, 2002. Loans related to the manufacture of metal products, machinery and equipment accounted for 11.5% of our total outstanding loans, and loans related to the manufacture of chemical, petroleum, coal, rubber and plastic products for 10.0%.

    The Small and Medium Industry Promotion Corporation was our single largest borrower as of December 31, 2002, accounting for 11.0% of our outstanding loans. As of December 31, 2002, our five largest borrowers accounted for 23.6% of outstanding loans and our 20 largest borrowers for 38.0%. The following table breaks down outstanding loans to our 20 largest borrowers as of December 31, 2002 by industry sector:

                    20 Largest Borrower by Industry Sector

                                                         As % of
                                                       December 31,
                                                        2002 Total
                                                       Outstanding
                                                          Loans
                                                       ------------
            Financing, Insurance and Business Services     53.5%
            Manufacturing.............................     16.1%
            Construction..............................     11.2%
            Transportation and Communication..........      8.5%
            Electricity and Waterworks................     10.7%

    Pursuant to the KDB Decree, we may not extend credits in excess of 20% of our total capital to a single borrower and in excess of 25% of our total capital to a single borrower and certain affiliates, with certain statutory exceptions including debt restructurings pursuant to the Republic's insolvency laws or other public policy reasons. The KDB Decree requires that any credits in excess of the foregoing limits at the time of the amendment shall be reduced below the limits by December 31, 2004. In addition the KDB Decree requires us to reduce the aggregate of large credits, defined as those in excess of 10% of our total capital, to 500% of our total capital by December 31, 2000. We are currently in compliance with these requirements.

    A number of our borrowers have encountered financial difficulties during the recent economic crisis. See "The Korea Development Bank--Selected Financial Statement Data--Loans to Financially Troubled Companies".

    The following table categorizes the new loans made by us by industry sector:

                         New Loans by Industry Sector

                                                            December 31            As % of
                                                    --------------------------   December 31,
                                                      2000     2001      2002     2002 Total
                                                    -------  -------   -------   ------------
                                                      (billions of won, except percentages)
Manufacturing...................................... 5,908.8  4,879.1   4,121.9       54.7
Transportation and Communication................... 1,693.8    900.4   1,338.4       17.7
Electricity and Waterworks.........................   995.9  2,160.8     776.2       10.3
Financing, Insurance and Business Services.........   634.8    173.0     764.8       10.1
Others.............................................   764.4    647.3     543.1        7.2
                                                    -------  -------   -------      -----
    Total.......................................... 9,997.7  8,760.6   7,544.4      100.0
                                                    =======  =======   =======      =====
Percentage increase (decrease) from previous period    12.6%   (12.4)%   (13.9)%

    Loans by Categories

    In addition to dividing our loans into equipment capital and working capital loans, we classify loans into several groupings, the most important being:

  .   industrial fund loans;

  .   foreign currency loans;

  .   local currency loans denominated in foreign currencies;

  .   offshore loans in foreign countries; and

  .   government fund loans.

    See "The Korea Development Bank--Financial Statements and the
Auditors--Notes to Non-Consolidated Financial Statements of December 31, 2001 and 2002--Note 5" for more information on the types of credit extended by us and the amounts of each type outstanding as of December 31, 2002.

    The following table sets out loans by categories as of December 31, 2002:

                                                           Equipment           Working
                                                        Capital Loans(1)   Capital Loans(1)
                                                       ------------------ ------------------
                                                       December 31,       December 31,
                                                           2002       %       2002       %
                                                       ------------ ----- ------------ -----
                                                       (billions of won, except percentages)
Industrial Fund Loans.................................    7,060.7    29.9   2,954.6     42.9
Foreign Currency Loans................................    2,423.2    10.3     981.3     14.2
Local Currency Loans Denominated in Foreign Currencies    4,597.9    19.5     878.4     12.8
Offshore Loans in Foreign Currencies..................    1,291.5     5.5        --       --
Government Fund Loans.................................      924.4     3.9     551.7      8.0
ADB and IBRD Loans....................................    5,324.4    22.5        --       --
Others................................................    1,996.4     8.4   1,523.3     22.1
                                                         --------   -----   -------    -----
    Total.............................................   23,618.5   100.0   6,889.3    100.0
                                                         ========   =====   =======    =====

--------
(1) Includes loans extended to affiliates.

    As of December 31, 2002, we had also extended loans to affiliates totaling
(Won)1,683.2 billion.

    Industrial Fund Loans. Industrial fund loans are equipment capital and working capital loans denominated in Won to borrowers in major industries to finance equipment and facilities.

    We currently make equipment capital industrial fund loans at floating rates for terms of up to 20 years and for up to 100% of the equipment cost being financed. We make working capital industrial fund loans at floating rates and in amounts constituting up to 40% of the borrower's estimated annual sales.

    Foreign Currency Loans. We extend loans denominated in U.S. dollars, Japanese yen or other foreign currencies principally to finance the purchase of industrial equipment from abroad or the implementation of overseas industrial development projects by Korean companies. We make these loans at floating interest rates with original maturities, in the case of equipment capital foreign currency loans, of up to 20 years and, in the case of working capital foreign currency loans, of up to two years.

    Local Currency Loans Denominated in Foreign Currencies. We make local currency loans denominated in foreign currencies for the same purposes, and to the same borrowers, as foreign currency loans. Although we denominate the loans in foreign currency, the borrower receives and repays the loans in Won based on foreign exchange rates at the time of receipt and repayment. We currently make loans of this type at floating interest rates, with original maturities, in the case of equipment capital loans, of up to 20 years and, in the case of working capital loans, of up to two years.

    Offshore Loans in Foreign Currencies. We extend offshore loans in foreign currencies to finance:

  . the purchase of industrial equipment and the implementation of overseas industrial projects by overseas subsidiaries and branches of Korean companies; and

  . the overseas industrial development projects of foreign government entities, international organizations and foreign companies.

    We make these loans at floating interest rates with original maturities, in the form of equipment capital foreign currency loans, of up to 20 years.

    Government Fund Loans.  We make government fund loans primarily to finance:

  .   water supply and drainage facilities;

  .   the Seoul and Pusan subway systems;

  .   small tourist facilities;

  .   rural and coastal electricity facilities;

  .   hospitals; and

  .   other facilities.

    Government fund loans require approval by the appropriate Government ministry. We currently make government fund loans in Won at fixed interest rates with original maturities, in the case of equipment capital loans, of seven to 35 years and, in the case of working capital loans, of up to three years.

    Other Loans. We also make special purpose fund loans for particular industries or projects using funds lent to us by the Government and foreign financial institutions. The Government funds that finance these loans include, among others:

  . the Petroleum Business Fund (energy conservation projects and alternate fuel development projects);

  .   the Tourism Promotion Fund (hotel and resort projects); and

  .   the Special Industry Supporting Fund (defense projects).

    We also make special purpose fund loans from money received from the World Bank, the ADB, other multinational agencies and foreign financial institutions. For further information relating to such loans, see "The Korea Development Bank--Sources of Funds" and "The Korea Development Bank--Financial Statements and the Auditors--Notes to Non-Consolidated Financial Statements of December 31, 2001 and 2002--Note 5".

  Guarantee Operations

    We extend guarantees to our clients to facilitate their other borrowings and to finance major industrial projects. We guarantee Won-denominated corporate debentures, local currency loans, and other Won liabilities and foreign currency loans from domestic and overseas Korean financial institutions and from foreign institutions. The KDB Act and our By-Laws limit the aggregate amount of our industrial finance bond obligations and guarantee obligations. See "The Korea Development Bank--Sources of Funds".

    We generally obtain collateral valued in excess of the original guarantee. We appraise the value of our collateral at least once a year. Depending on the borrower, the collateral may be industrial plants, real estate and marketable securities.

    The following table shows our outstanding guarantees:

                            Guarantees Outstanding

                                                   December 31,
                                             ------------------------
                                               2000    2001    2002
                                             -------- ------- -------
                                                (billions of won)
           Acceptances......................  4,582.2 4,443.9 1,135.8
           Guarantees on local borrowing....  1,783.0 1,285.1   930.6
           Guarantees on foreign borrowing..  3,641.9 4,109.3 3,435.8
           Letter of guarantee for importers     56.7    34.3    37.8
                                             -------- ------- -------
               Total........................ 10,063.8 9,872.6 5,540.0
                                             ======== ======= =======

    On November 13, 2003, we entered into a guarantee agreement with KEPCO with respect to certain of KEPCO's debt securities in connection with KEPCO's restructuring and privatization. Pursuant to the guarantee agreement, we issued in February 2003 our guarantee to holders of KEPCO's Yankee and Global debt securities with final maturites ranging from 2003 to 2096 (although our guarantee obligations only run through 2016) in an aggregate principal amount of approximately (Won)3.3 trillion, based on exchange rates prevailing on the guarantee issuance date, February 25, 2003, and we issued in April 2003 our guarantee to holders of KEPCO's Eurobonds with final maturities ranging from 2004 to 2007 in an aggregate principal amount of approximately (Won)0.9 trillion, based on exchange rates prevailing on the guarantee issuance date, April 29, 2003. The guarantees described above constitute full, irrevocable and unconditional guarantees, on an unsecured and unsubordinated basis, in respect of the principal, interest and other payments due with respect to those debt obligations. KEPCO paid and will continue to pay us an annual guarantee fee of 0.05% of (i) the aggregate outstanding principal amount of all issues of debt securities that will be covered by the benefit of our guarantee and (ii) the sum of all interest payments due on such debt securities from the date of calculation until the earlier of their maturity or their stated redemption date.

    With respect to certain debt obligations of KEPCO and its generation subsidiaries that are not covered by the guarantee above with final maturities ranging from 2003 to 2006 in an aggregate amount of up to approximately W3.2 trillion based on exchange rates prevailing on December 31, 2002, we may also in the future guarantee the principal, interest and other payments due in respect of such debt obligations. Our issuance of the guarantees will be subject to a number of conditions, including Korean court approvals required for meetings of the bondholders of KEPCO and its generation subsidiaries, our internal approvals and/or our agreement with KEPCO on the scope and terms of the guarantees.

    We currently own approximately 21.57% of the outstanding shares of common stock of KEPCO, and the Government, which owns all of our paid-in capital, owns an additional 32.35% of such shares.

  Investments

    We invest in a range of Korean private and Government-owned enterprises but we will not take a controlling interest in a company unless the Government specifically instructs us to do so. Although generally a long-term investor, we sell investments from time to time. In recent years, sales resulted principally from the Government's privatization program, and we expect to continue such sales in the future. Our equity investments increased to (Won)13.946.8 billion as of December 31, 2002 from (Won)12,782.7 billion as of December 31, 2001, principally as a result of valuation gains on capital stock of KEPCO and Daewoo Shipbuilding & Marine Engineering.

    To support the Government's policy of helping credit-constrained small- and medium-sized companies, we allocated (Won)200 billion and (Won)190 billion for year 2001 and 2002, respectively, for investment in promising small- and medium-sized companies and invested (Won)78.8 billion and (Won)154.5 billion in 93 and 124 companies in 2001 and 2002, respectively.

    The KDB Act and our By-Laws provide that the cost basis of our total equity investments may not exceed twice the sum of our paid-in capital and our reserve from profit. In addition, pursuant to the KDB Decree, we may not acquire equity securities of a single company in excess of 15% of its entire voting shares. These restrictions, however, do not apply to certain investments, including those in Government-controlled companies financed by capital contributions from the Government. As of December 31, 2002, the cost basis of our equity investments subject to the restriction under the KDB Act and our By-Laws totaled (Won)3,953.3 billion, equal to 37.5% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see "The Korea Development Bank--Financial Statements and the Auditors".

    The following table sets out our equity investments by industry sector on a book value basis:

                              Equity Investments

                                            Book Value as of
                                              December 31,
                                                  2002
                                            -----------------
                                            (billions of won)
                   Electricity & Waterworks      5,212.3
                   Construction............      3,922.1
                   Finance and Insurance...      1,614.0
                   Manufacturing...........        803.5
                   Other...................      2,394.9
                                                --------
                       Total...............     13,946.8
                                                ========

    As of December 31, 2002, we held total equity investments, on a book value basis, of (Won)2,718.6 billion in four of our five largest borrowers and
(Won)4,656.1 billion in 12 of our 20 largest borrowers. As of December 31, 2002, we owned a controlling interest in a financial services company which was one of our 20 largest borrowers. We have not established a policy addressing loans to enterprises in which we hold equity interests or equity interests in enterprises to which we have extended loans.

    When possible, we use the prevailing market price of a security to determine the value of our interest. However, if no readily ascertainable market value exists for our holdings, we record these investments at the cost of acquisition. With respect to our equity interests in enterprises in which we hold more than 15% of interest, we value these investments annually, with certain exceptions, on a net asset value basis when the investee company releases its financial statements. As of December 31, 2002, the aggregate value of our equity investments accounted for approximately 101.9% of their aggregate cost basis.

    As part of our investment activities, we underwrite straight and convertible bond issuances in Won for domestic corporations. We also invest in municipal bonds, extending funds to municipalities at subsidized interest rates, mostly to finance water supply and drainage infrastructure projects.

  Other Activities

    We engage in a range of industrial development activities in addition to providing loans and guarantees, including:

  .   conducting economic and industrial research;

  .   performing engineering surveys;

  .   providing business analyses and managerial assistance; and

  .   offering trust services.

    As of December 31, 2002, we held in trust cash and other assets totaling
(Won)6,068.6 billion, and we generated in 2002 trust fee income equaling
(Won)23.9 billion. Pursuant to Korean law, we segregate trust assets from our other assets; trust assets are not available to satisfy claims of our depositors or other creditors. Accordingly, we account for our trust accounts separately from our banking accounts. However, if the income from our trust operations fails to generate the guaranteed minimum rate of return on some of our money trusts, we are responsible for covering the deficit either from previously established provisions in our trust accounts or by a transfer from our banking accounts. We have transferred (Won)86.2 billion, (Won)360.5 billion and (Won)243.6 billion in 2000, 2001 and 2002, respectively, from our banking accounts to cover deficits in our trust accounts. Surplus funds generated by the trust assets may be deposited into our banking accounts and earn interest. We reflect trust fees earned by us on our trust account management services as other operating revenues in the income statement of the banking accounts.

Sources of Funds

    In addition to our capital and reserves, we obtain funds primarily from:

  .   borrowings from the Government;

  .   issuances of bonds in the domestic and international capital markets;


  .   borrowings from international financial institutions or foreign banks;

  .   borrowings from The Bank of Korea; and

  .   deposits.

    All of our borrowings are unsecured.

  Borrowings from the Government

    We borrow from the Government's general purpose funds and its special purpose funds. General purpose loans generally are in Won and have fixed interest rates and maturities ranging from three to 35 years. We incur special purpose loans, principally from the Petroleum Business Fund, the Tourism

    Promotion Fund and the Special Industry Supporting Fund, in connection with specific projects we finance. The Government links the interest rate and maturity of each special purpose borrowing to the terms of the financing we provide for the specific project.

    The following table sets out our Government borrowings as of December 31, 2002:

                    Type of Funds Borrowed      Amount
                    ---------------------- -----------------
                                           (billions of won)
                       General Purpose....      2,191.8
                       Special Purpose....      9,279.5
                                               --------
                           Total..........     11,471.3
                                               ========

  Domestic and International Capital Markets

    We issue industrial finance bonds both in Korea and abroad, some of which the Government directly guarantees. We generally issue domestic bonds at fixed interest rates with original maturities of one to ten years.

    The following table sets out the outstanding balance of our industrial finance bonds as of December 31, 2002:

               Outstanding Balance                  Amount
               -------------------             -----------------
                                               (billions of won)
               Denominated in Won.............     24,352.8
               Denominated in Other Currencies      9,283.2
                                                   --------
                   Total......................     33,636.0
                                                   ========

    The KDB Act provides that the aggregate outstanding principal amount of our industrial finance bonds, other than those directly guaranteed or purchased by the Government, plus the aggregate outstanding amount of our on-balance sheet and off-balance sheet guarantee obligations, other than those excepted by statute, may not exceed 30 times the sum of our paid-in capital and our reserve from profit. As of December 31, 2002, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of December 31, 2002) was
(Won)41,410.7 billion, equal to 19.0% of our authorized amount under the KDB Act, which was (Won)218,138.7 billion.

  Foreign Currency Borrowings

    We borrow money from institutions, principally syndicates of commercial banks, outside the Republic in foreign currencies. We frequently enter into related interest rate and currency swap transactions. The loans generally have original maturities of five to ten years. We also borrow from the World Bank, the ADB and other similar supranational institutions to fund special projects, with terms linked to the related loans we extend. As of December 31, 2002, the outstanding amount of our foreign currency borrowings was US$14.5 billion.

    The Bank of Korea deposits a portion of its surplus foreign currency with us. We account for The Bank of Korea deposits as foreign currency borrowings. The amount of these deposits totaled (Won)388.6 billion, (Won)254.7 billion and
(Won)156.1 billion as of December 31, 2000, December 31, 2001 and December 31, 2002, respectively. The deposits, typically denominated in U.S. dollars, bear interest at floating rates and have maturities of one year, although we frequently extend the maturities on a year-to-year basis. Deposits made at the direction of the Government to finance certain development projects have maturities matching the terms of the related loans extended by us.

    Our long term and short term foreign currency borrowings increased to
(Won)17,434.9 billion as of December 31, 2002 from (Won)15,178.3 billion as of December 31, 2001.

  Deposits

    We take demand deposits and time and savings deposits. We accept demand deposits offering interest rates ranging from zero to one percent only from enterprises to which we have extended credit, the central and local governments, and other persons as specified by Presidential decree. We may accept time and savings deposits from the general public. Time and savings deposits generally have maturities shorter than three years and bear interest at fixed rates. As of December 31, 2002, demand deposits held by us totaled
(Won)238.7 billion and time and savings deposits held by us totaled
(Won)6,470.7 billion.

Debt

  Debt Repayment Schedule

    The following table sets out our principal repayment schedule:

                       Debt Principal Repayment Schedule

                                    Maturing on or before December 31,
                           -----------------------------------------------------
Currency(1)(2)               2003     2004     2005    2006    2007   Thereafter
--------------             -------- -------- -------- ------- ------- ----------
                                             (billions of won)
Won....................... 12,562.4  5,141.2  7,028.0 1,398.8   789.8  1,797.4
Foreign...................  8,568.5  6,171.3  2,980.2 4,031.0 1,499.9  3,467.3
                           -------- -------- -------- ------- -------  -------
    Total Won Equivalent.. 21,130.9 11,312.5 10,008.2 5,429.8 2,289.7  5,264.7
                           ======== ======== ======== ======= =======  =======

--------
(1) Borrowings in foreign currency have been translated into Won at the market average exchange rates on December 31, 2002, as announced by the Seoul Money Brokerage Services Ltd.
(2) We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

  Debt Record

    We have never defaulted in the payment of principal or interest on any of our obligations.

Overseas Operations

    We operate overseas subsidiaries in Hong Kong and Dublin. The subsidiaries engage in a variety of banking and merchant banking services, including:

  .   managing and underwriting new securities issues;

  .   syndicating medium and long-term loans;

  .   trading securities;

  .   trading in the money market; and

  .   providing investment management and advisory services.

    We currently maintain branches in Tokyo, Shanghai, Singapore, New York and London and two overseas representative offices in Frankfurt and Beijing.

    During 1998, 1999 and 2000, we closed one overseas branch in Bangkok, five overseas subsidiaries, Korea Associated Securities Inc., KDB Bank (Schweiz) AG, KDB(UK) Ltd., KDB International (Singapore) Ltd., KDB (Deutschland) Gmbh, and eleven overseas representative offices in Toronto, Budapest, Sydney, Mexico City, Hanoi, Manila, Paris, Santiago, Moscow, New Delhi and Jakarta.

Property

    Our head office is located at 16-3 Youido-dong, Youngdeungpo-gu, Seoul, Korea, a 35,996 square meter building completed in July 2001 and owned by us. In addition to the head office, we maintain 36 branches in major cities throughout the Republic, including 9 in Seoul. We generally own our domestic office space and lease our overseas offices under long-term leases.

Directors and Management; Employees

    Our Board of Directors, comprising the Governor and Chairman of the Board of Directors, the Deputy Governor and the Executive Directors, manages our affairs. The President of the Republic appoints the Governor and Chairman of the Board of Directors upon the recommendation of the Minister of Finance and Economy. The Minister of Finance and Economy appoints the Deputy Governor and Executive Directors upon the recommendation of the Governor. The Board of Directors decides all important matters relating to our operations. The Directors serve for three-year terms and may be re-appointed. As of June 25, 2003, the directors were:

        Governor and Chairman of the Board of Directors: Ji-Chang Yoo
        Deputy Governor:                                 Yun-Woo Lee
        Executive Directors:                             Ki-Seong Kim
                                                         Sung-Kun Rhee
                                                         Wang-Kyung Kim
                                                         Jae-Hong Chang
                                                         Jong-Bae Kim
                                                         Chang-Gyu Laah

    As of December 31, 2002, we employed 1,992 persons with 1,330 located in our Seoul head office.

Financial Statements and the Auditors

    The Minister of Finance and Economy appoints our Auditor who is responsible for examining our financial operations and auditing our financial statements and records. The present Auditor is Gong-Jae Lee, who was appointed for a three-year term on April 20, 2002.

    We prepare our financial statements annually for submission to the Minister of Finance and Economy, accompanied by an opinion of the Auditor. Although we are not legally required to have financial statements audited by external auditors, an independent public accounting firm has audited our non-consolidated and consolidated financial statements commencing with such financial statements as of and for the year ended December 31, 1998. As of the date of this prospectus, our external auditor is Samil Accounting Corporation, located at Kukje Center Building, 191, Hankang-ro, 2-ka, Yongsan-gu, Seoul, Korea.

    Our financial statements appearing in this prospectus were prepared in conformity with Korean law and in accordance with generally accepted accounting principles in the Republic, summarized in "The Korea Development Bank--Financial Statements and the Auditors--Notes to Non-Consolidated Financial Statements of December 31, 2001 and 2002--Note 2". These principles and procedures differ in certain material respects from generally accepted accounting principles in the United States ("US GAAP").

    We generally record our trading portfolio of marketable equity securities and other equity investments at the cost of acquisition (including incidental expenses related to purchase), computed on the moving average method. However, if the aggregate market value of the trading portfolio of marketable securities as of the balance sheet date differs from their purchase cost, we record the securities at market value. If the market value of equity investments, except for those of companies in which we hold more than 15% of interest ("affiliated companies"), differs from their purchase cost, we record the investment at market value. Starting in April 1999, we record our equity investments in affiliated companies by using the equity method, pursuant to which we account for adjustments in the value of our investments resulting from changes to the affiliated companies' net asset values. However, we do not apply the equity method for the following investments: (1) total assets of investees are less than (Won)7,000 million; (2) investees which are owned by the Korean Government and Government invested companies; (3) investees under court receivership or bankruptcy; and (4) investees in the process of being sold.

    We generally record our debt securities investments, except for our trading portfolio of marketable debt securities, at the cost of acquisition (including incidental expenses related to purchase), computed on the specific identification method. We record our trading portfolio of marketable debt securities at market value. Starting in April 1999, we record all our debt securities investments at market value except for debt securities invested with the intention of holding until maturity, which we record at the cost of acquisition or amortized cost.

    We record the value of our premises and equipment on our balance sheet on the basis of a revaluation conducted as of July 1, 1998. The Minister of Finance and Economy approved the revaluation in accordance with applicable Korean law. We value additions to premises and equipment since such date at cost.

                         Independent Auditor's Report

To the Board of Directors of
The Korea Development Bank

    We have audited the accompanying non-consolidated balance sheets of the Korea Development Bank (the "Bank") as of December 31, 2002 and 2001, and the related non-consolidated statements of income, appropriations of retained earnings and cash flows for the years then ended, expressed in Korean Won. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the Republic of Korea. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2002 and 2001, and the results of its operations, the changes in its retained earnings and its cash flows for the years then ended, in conformity with financial accounting standards generally accepted in the Republic of Korea.

    Without qualifying our opinion, we draw your attention to Note 15 of the non-consolidated financial statements, which states that the Korean Government increased the paid-in capital of the Bank by (Won)3,000,000 million in 2001 by contributing 127,086,334 shares of Korea Electric Power Corporation valued at
(Won)23,606 per share on June 20, 2001 and (Won)50,000 million cash on December 29, 2001.

    Accounting principles and auditing standards and their application in practice vary among countries. The accompanying non-consolidated financial statements are not intended to present the financial position, results of operations and cash flows in conformity with accounting principles and practices generally accepted in countries and jurisdictions other than the Republic of Korea. In addition, the procedures and practices used in the Republic of Korea to audit such financial statements may differ from those generally accepted and applied in other countries. Accordingly, this report and the accompanying non-consolidated financial statements are for use by those who are knowledgeable about Korean accounting principles or auditing standards and their application in practice.



Samil Accounting Corporation
Seoul, Korea
January 24, 2003

                          THE KOREA DEVELOPMENT BANK
                        NON-CONSOLIDATED BALANCE SHEETS
                          December 31, 2002 and 2001

                                                                             In Millions of Korean Won
                                                                         --------------------------------
                                                                               2002             2001
                                                                         ---------------  ---------------
ASSETS
Cash and due from banks (Note 3)........................................ (Won) 1,970,664  (Won) 2,673,433
Trading securities (Note 4).............................................       1,333,027        1,246,645
Investment securities (Note 4)..........................................      25,045,299       24,061,402
Loans,
  net of provision for possible loan losses of (Won)1,089,983 million in
  2002 and (Won)1,835,652 million in 2001 and present value discount of
  (Won)126,955 million in 2002 and (Won)331,227 million in 2001
  (Note 5)..............................................................      44,917,231       47,270,861
Premises and equipment, net (Note 6)....................................         681,952          715,793
Derivative financial instruments (Note 14)..............................       1,645,161        2,372,569
Other assets (Note 7)...................................................       3,189,010        3,662,357
                                                                         ---------------  ---------------
        Total assets.................................................... (Won)78,782,344  (Won)82,003,060
                                                                         ===============  ===============
LIABILITIES AND EQUITY
Deposits (Note 8)....................................................... (Won) 8,745,304  (Won)10,483,335
Borrowings (Note 9).....................................................      24,459,085       21,353,378
Industrial finance bonds,
  gross of premium on bonds of (Won)16,396 million in 2002 and (Won)292 million in 2001 and net of discount on bonds of (Won)52,460 million in
  2002 and (Won)81,868 million in 2001 (Note 10)........................      33,600,020       36,554,291
Provision for possible guarantee losses (Note 12).......................          63,223          140,980
Accrued severance benefits..............................................          14,685           12,219
Derivative financial instruments (Note 14)..............................       1,424,200        2,614,541
Other liabilities (Note 11).............................................       3,535,222        3,910,871
                                                                         ---------------  ---------------
        Total liabilities...............................................      71,841,739       75,069,615
                                                                         ---------------  ---------------
Commitments and contingencies (Note 13)

Equity:
    Paid-in capital (Notes 1 and 15)....................................       7,161,861        7,161,861
    Capital surplus (Note 15)...........................................          44,373           44,373
    Retained earnings...................................................         294,103          109,428
    Capital adjustments (Note 15).......................................        (559,732)        (382,217)
                                                                         ---------------  ---------------
        Total equity....................................................       6,940,605        6,933,445
                                                                         ---------------  ---------------
        Total liabilities and equity.................................... (Won)78,782,344  (Won)82,003,060
                                                                         ===============  ===============

The accompanying notes are an integral part of these non-consolidated financial statements.

                          THE KOREA DEVELOPMENT BANK
                     NON-CONSOLIDATED STATEMENTS OF INCOME
                For the years ended December 31, 2002 and 2001

                                                              In Millions of Korean Won
                                                           ------------------------------
                                                                2002            2001
                                                           --------------  --------------
Interest income:
    Interest on loans..................................... (Won)2,546,169  (Won)3,634,930
    Interest on due from banks............................         62,560         225,728
    Interest on trading securities........................         65,940         112,300
    Interest on investment securities.....................        602,566         593,748
    Other interest income.................................         34,280          16,269
                                                           --------------  --------------
                                                                3,311,515       4,582,975
                                                           --------------  --------------
Interest expense:
    Interest on deposits..................................        404,641         532,312
    Interest on borrowings................................        671,157       1,174,039
    Interest on bonds payable.............................      2,047,937       2,597,114
    Other interest expenses...............................         55,245          56,365
                                                           --------------  --------------
                                                                3,178,980       4,359,830
                                                           --------------  --------------
Net interest income.......................................        132,535         223,145
                                                           --------------  --------------
Non-interest revenue:
    Fees and commissions..................................        273,343         311,159
    Gain from trading securities..........................         87,930         134,514
    Gain from derivative financial instruments (Note 14)..      3,609,610       3,599,451
    Others (Note 16)......................................        724,155       1,130,268
                                                           --------------  --------------
                                                                4,695,038       5,175,392
                                                           --------------  --------------
Non-interest expense:
    Fees and commissions..................................         34,460          35,926
    Loss from trading securities..........................         52,746          72,515
    Loss from derivative financial instruments (Note 14)..      3,567,271       3,591,505
    General and administrative expenses (Note 17).........        266,143         241,232
    Others (Note 16)......................................      1,451,989         782,531
                                                           --------------  --------------
                                                                5,372,609       4,723,709
                                                           --------------  --------------
Operating income..........................................       (545,036)        674,828
Non-operating income (expense), net (Note 18).............        730,971        (558,911)
                                                           --------------  --------------
Income before income taxes................................        185,935         115,917
Income taxes (Note 19)....................................          2,063           6,961
                                                           --------------  --------------
Net income................................................ (Won)  183,872  (Won)  108,956
                                                           ==============  ==============

    The accompanying notes are an integral part of these non-consolidated financial statements.

                          THE KOREA DEVELOPMENT BANK
      NON-CONSOLIDATED STATEMENTS OF APPROPRIATIONS OF RETAINED EARNINGS
                For the years ended December 31, 2002 and 2001
              Date of appropriations: February 28, 2003 and 2002

                                                                        In Millions of Korean Won
                                                                        -------------------------
                                                                            2002         2001
                                                                        ------------ ------------
Retained earnings before appropriations:
    Retained earnings carried over from the prior year................. (Won)     -- (Won)     --
    Effects on valuation of investments by the equity method...........          803          472
    Net income for the year............................................      183,872      108,956
                                                                        ------------ ------------
                                                                             184,675      109,428
                                                                        ------------ ------------
Appropriations of retained earnings:
    Legal reserve......................................................      184,675      109,428
                                                                        ------------ ------------
                                                                             184,675      109,428
                                                                        ------------ ------------
Unappropriated retained earnings carried forward to the subsequent year (Won)     -- (Won)     --
                                                                        ============ ============



       The accompanying notes are an integral part of these non-consolidated financial statements.

                          THE KOREA DEVELOPMENT BANK
                   NON-CONSOLIDATED STATEMENTS OF CASH FLOWS
                For the years ended December 31, 2002 and 2001

                                                                          In Millions of Korean Won
                                                                      --------------------------------
                                                                            2002             2001
                                                                      ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income........................................................... (Won)   183,872  (Won)   108,956

Adjustments to reconcile net income to net cash provided by operating activities:
    Loss (gain) on disposal of loans, net............................          (7,207)       1,074,304
    Loss (gain) on trading securities, net...........................         (34,988)         (55,985)
    Loss (gain) on investment securities, net........................        (724,506)        (507,019)
    Provision for (reversal of) allowance for bad debt losses........         551,700         (141,338)
    Depreciation.....................................................          31,884           28,654
    Retirement allowance.............................................          15,503           13,176
    Loss (gain) on foreign currency translation, net.................         143,580          (10,889)
    Loss (gain) from derivative financial instruments, net...........         (25,765)         224,555
    Decrease in accrued income.......................................          64,862          219,219
    Increase in derivative financial instruments.....................        (437,168)         (24,846)
    Payment of severance benefits....................................          (3,054)          (5,762)
    Others, net......................................................          79,689         (798,046)
                                                                      ---------------  ---------------
    Net cash provided by operating activities........................        (161,598)         124,979
                                                                      ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net decrease (increase) in trading securities....................         (51,395)         500,549
    Net decrease in loans............................................       1,320,904        1,869,161
    Net increase in investment securities............................        (202,112)      (3,007,823)
    Net decrease (increase) in premises and equipment................           5,278          (15,010)
    Others, net......................................................         632,555        2,478,600
                                                                      ---------------  ---------------
    Net cash provided by investing activities........................       1,705,230        1,825,477
                                                                      ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits..............................      (1,738,031)       1,961,368
    Net increase (decrease) in borrowings............................       3,182,706       (2,192,114)
    Net decrease in bonds issued.....................................      (3,094,644)      (1,709,307)
    Increase in paid-in capital......................................              --           50,000
    Others, net......................................................             (98)             110
                                                                      ---------------  ---------------
    Net cash used in financing activities............................      (1,650,067)      (1,889,943)
                                                                      ---------------  ---------------
Net increase (decrease) in cash......................................        (106,435)          60,513
Cash, beginning of the year..........................................         144,908           84,395
                                                                      ---------------  ---------------
Cash, end of the year (Note 3)....................................... (Won)    38,473  (Won)   144,908
                                                                      ===============  ===============

       The accompanying notes are an integral part of these non-consolidated financial statements.

                          THE KOREA DEVELOPMENT BANK
                NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS
                          December 31, 2002 and 2001


1.  The Bank:

    The Korea Development Bank (the "Bank") was established in 1954 in accordance with the Korea Development Bank Act for the purpose of supplying and managing major industrial capital to develop the Korean industry. The Bank operates through 34 local branches, 5 overseas branches, 3 overseas subsidiaries and 2 overseas offices as of December 31, 2002. The Bank is engaged in the banking business under the Korea Development Bank Act and in the trust business according to the Trust Business Act and other related regulations.

    The Korea Development Bank Act prescribes that the Korean Government owns the entire capital of the Bank.

2.  Summary of Significant Accounting Policies:

    The significant accounting policies followed by the Bank in the preparation of its financial statements are summarized below.

  Basis of Financial Statement Presentation

    The Bank operates both a commercial banking business and a trust business in which the Bank, as a fiduciary, holds and manages the property of others. Under the Trust Business Act, the trust funds held as fiduciary are accounted for and reported separately from the Bank's own commercial banking business.

    The Bank maintains its official accounting records in Korean Won and prepares statutory financial statements in the Korean language in conformity with the accounting principles generally accepted in the Republic of Korea. The accompanying non-consolidated financial statements have been condensed, restructured and translated into English from the Korean language financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. Certain information attatched to the Korean language financial statements, that are not required for a fair presentation of the Bank's financial position and results of operations, are not presented in the accompanying non-consolidated financial statements.

    The preparation of non-consolidated financial statements in conformity with financial accounting standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the non-consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results could differ from those estimates.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


  Recognition of Interest Income

    The Bank recognizes interest income on loans and debt securities on an accrual basis. However, interest income on delinquent and dishonored loans, other than those subject to security deposits and guaranteed by financial institutions, is recognized on a cash basis. Such unaccrued interest income as of December 31, 2002 and 2001 amounted to (Won)226,022 million and (Won)122,915 million, respectively.

  Provision for Possible Loan Losses

    The Bank provides for possible loan losses based on the borrowers' future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes the financial and non-financial factors of borrowers and classifies the borrowers' credit risk. Provisions are determined by applying the following minimum percentages to the various credit risk ratings:

                                              Provision
                        Loan classifications percentages
                        -------------------- -----------
                         Normal............. 0.5%
                         Special attention.. 2% or more
                         Substandard........ 20% or more
                         Doubtful........... 50% or more
                         Loss............... 100%

    Pursuant to the revised Regulation on Supervision of Banking Business which is effective December 1, 2002, the Bank has changed the credit line for importers from acceptances to domestic import usance bills. As a result of this change, loans and borrowings increased by (Won)3,237,446 million and the provision for possible losses in 2002 is approximately (Won)63,416 million more than that of which would have been reported under the previous accounting method.

  Securities

    Marketable securities held for obtaining short-term transaction gains are included in trading securities. Those securities not included in trading securities are classified as investment securities. Securities which have a fair value different from their acquisition cost are carried in accordance with the following guidelines:

    Trading securities

    The initial cost of trading securities is determined by the moving average method. Subsequently, trading securities are carried at their market values. Unrealized gains and losses on trading securities are charged to current operations.

    Investment securities

    Marketable securities held for investment purposes are carried at their market values. Unrealized gains and losses on marketable investment securities are reported as a capital adjustment in shareholders' equity.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Investment securities which allow the Bank significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has significant influence on the investees in which the Bank holds more than 15% of interest. However, the Bank does not apply the equity method for the following investments.

  .   Investees having total assets of less than (Won)7,000 million

  .   Investees under the court receivership or bankruptcy

  .   Investees under the process of being sold-out

  . Converted stocks with restriction on disposition under the corporate restructuring law

    In addition, when the investees incur accumulated losses and the book value of the investment becomes below zero, the equity method is no longer used. However, the equity method will be used again when income or capital changes exceed losses accrued during the period in which the equity method is not used.

    Under the equity method, the Bank records changes in its proportionate ownership of the book value of the investee in current operations, as capital adjustments or as adjustments to retained earnings, depending on the nature of the underlying changes in the book value of the investee.

    Non-marketable equity securities and debt securities held to maturity are stated at cost. If market value or net book value declines significantly compared to acquisition cost and is not expected to be recovered, the acquisition cost is adjusted to the market value or net book value. In such cases, the difference between the carrying amount and the revalued amount is charged to current operations.

    The Bank recorded impairment losses amounting to (Won)387,710 million and
(Won)289,725 million in 2002 and 2001, respectively.

  Premises and Equipment and Related Depreciation

    Premises and equipment used for business purposes are recorded at cost, except for those assets subject to upward revaluation in accordance with the Korean Asset Revaluation Law. Such revaluation presents facilities and buildings at their depreciated replacement cost and land at the prevailing market price, as of the effective date of revaluation.

    Depreciation is computed using the declining-balance method, except for buildings and structures, which are depreciated using the straight-line method, based on the estimated useful lives of the assets as described below:

                                  Estimated useful lives
                                  ----------------------
                       Buildings.      20~40 years
                       Structures         10~40
                       Machinery.           4
                       Vehicles..           4
                       Others....           4

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or extend the useful life of facilities are capitalized as premises and equipment.

    Interest costs incurred in connection with the purchase or construction of investment assets, tangible assets and intangible assets are capitalized as part of the cost of such assets.

  Intangible Assets

    Intangible assets are stated at cost, net of accumulated amortization. Amortization of these intangibles is computed using the straight-line method over a period of four or five years.

  Present Value Discount

    Receivables and payables arising from long-term installment transactions, long-term cash loans (borrowings) and other similar transactions are stated at present value if the difference between the nominal value and present value is material. Such differences are presented in the present value discount account and directly deducted from the nominal value of the related receivables or payables. The present value discount account is amortized using the effective interest rate method as interest expense or interest income.

    Loans which are impaired due to the restructuring of the borrower, court mediation or negotiation, are revalued using the adjusted interest rate. The difference between the book value and the readjusted value is offset against the provision for possible loan losses, and the remaining difference is recognized as bad debt expenses in the year incurred.

  Foreign Currency Translation

    Assets and liabilities denominated in foreign currencies are translated into Korean Won at the basic exchange rates ((Won)1,200.4/US$1) on the balance sheet date. The resulting exchange gains or losses are reflected in current operations.

  Bonds Sold under Repurchase Agreements

    The Bank provides a provision for possible losses from the bonds sold under repurchase agreements as determined based possible loss estimates when the bonds are repurchased. The provision for possible losses as of December 31, 2002 and 2001 amounted to (Won)102,054 million and (Won)220,677 million, respectively.

  Disposition of Loans

    The Bank records the difference between the selling price and the book value of disposed loans as a gain or loss on disposal of loans. The book value is the face amount of the disposed loans less identifiable allowance for possible loan losses. When the Bank cannot allocate the allowance for possible loan losses to specific disposed loans, it records the gain or loss as the difference between the selling price and the face amount of the loan.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


  Accrued Severance Benefits

    Employees and directors with one or more years of service are entitled to receive a lump-sum payment upon termination of their employment with the Bank, based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees were to terminate their employment as of the balance sheet date.

    Accrued severance benefits are funded at approximately 40.5% as of December 31, 2002, through a group severance trust in Woori Bank. The Bank accounts for the amounts funded under the group severance trust as a deduction to accrued severance benefits.

    Actual payments of severance benefits for the years ended December 31, 2002 and 2001 amounted to (Won)3,051 million and (Won)5,762 million (including
(Won)4,030 million of early payment of severance benefits), respectively.

  Provision for Possible Guarantee Losses

    The Bank sets up a provision for possible losses on guarantees outstanding as determined based on a credit risk rating of the companies for which guarantees are provided. The Bank provides a provision of 20% or more of guaranteed amounts for companies classified as "substandard," 50% or more for "doubtful" and 100% for "loss". The allowance is shown in the liability section.

  Deferred Income Taxes

    The Bank records deferred income taxes which arises from temporary differences between the amount reported for financial reporting purposes and income tax purposes. Income tax expense comprises taxes payable for the period and the change in deferred income tax assets and liabilities for the period.

  Bonds Purchased Under Resale Agreements and Bonds Sold Under Repurchase Agreements

    Bonds purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and accrued evenly over the period covered by the agreements.

  Translation of Foreign Currency Financial Statements

    Accounts and records of the overseas branches are maintained in foreign currencies. For presentation in the accompanying non-consolidated financial statements, the financial statements of the branches have been translated at the exchange rates as of the balance sheet date.

  Derivative Financial Instruments

    Derivative financial instruments held for trading purposes are stated at fair value as of the balance sheet date.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001

    Derivative financial instruments for fair value hedges are stated at market value. The gains and losses on the hedging instruments, as well as the related loss or gain on the hedged items, are recognized in current operations in the same accounting period.

  Compensation to Trust Accounts

    The Bank receives management fees from trust accounts for management and custodian services.

    Certain trust funds held by the Bank are guaranteed a certain rate of return by the Bank. If the income from trust operations is insufficient to generate the required rate of return, the deficiency may be either recovered from previously established special allowances or compensated by the Bank's banking accounts. Such compensation is accounted for as other operating expenses of the banking accounts and other income of the trust accounts, in accordance with the relevant laws and regulations applicable to trust operations.

  Statements of Cash Flows

    On the statements of cash flows, the Bank recorded the net cash inflows and outflows for loans, deposits and trading securities due to their frequent turnover and short-term maturity.

  Reclassification of Prior Year Amounts

    Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation. These reclassifications have no effect on previously reported net income or retained earnings for 2001.

3.  Cash and Due from Banks:

    Cash and due from banks as of December 31, 2002 and 2001 comprise the following:

                                   Annual Interest
                                      Rate (%)            Millions of Won
                                   --------------- -----------------------------
                                     2002.12.31         2002           2001
                                   --------------- -------------- --------------
Cash on hand in Won...............       --        (Won)   36,624 (Won)  142,842
Cash on hand in foreign currency..       --                 1,849          2,066
Due from banks in Won.............    5.9-8.0             288,743         97,146
Due from banks in foreign currency    0.0-5.59          1,643,448      2,431,379
                                                   -------------- --------------
                                                   (Won)1,970,664 (Won)2,673,433
                                                   ============== ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Due from banks in Won as of December 31, 2002 and 2001 are summarized as follows:

                             Annual Interest
                                Rate (%)         Millions of Won
                             --------------- ------------------------
           Bank                2002.12.31        2002        2001
           ----              --------------- ------------ -----------
           The Bank of Korea       --        (Won)220,385 (Won)62,720
           Others...........     5.9-8.0           68,358      34,426
                                             ------------ -----------
                                             (Won)288,743 (Won)97,146
                                             ============ ===========

    Due from banks in foreign currency as of December 31, 2002 and 2001 are summarized as follows:

                           Annual Interest
                              Rate (%)            Millions of Won
                           --------------- -----------------------------
       Bank                  2002.12.31         2002           2001
       ----                --------------- -------------- --------------
       The Bank of Korea..       --        (Won)   12,787 (Won)   40,774
       Kookmin Bank.......    2.75-3.50           489,959        567,787
       Woori Bank.........    1.70-4.05            66,022        217,480
       KDB Asia (HK) Ltd..    1.61-2.17           359,763        281,398
       KDB Ireland Ltd....    1.62-5.59           242,481        267,740
       Korea Exchange Bank    1.59-3.50            87,444        123,123
       Hana Bank..........    1.72-2.12            48,016        132,610
       Others.............    1.27-4.20           336,976        800,467
                                           -------------- --------------
                                           (Won)1,643,448 (Won)2,431,379
                                           ============== ==============

    Restricted deposits included in due from banks as of December 31, 2002 are as follows:

                                                    Millions of Won
                                                    ---------------
            Reserve deposits with the Bank of Korea  (Won)220,385
            China Construction Bank................         6,993
            Woori Bank.............................         4,690
            Kookmin Bank...........................        56,980
            Shinhan Bank...........................         6,644
            Shanghai Pudong Development Bank.......         4,802
            Industrial and Commercial Bank of China         3,601
                                                     ------------
                                                     (Won)304,095
                                                     ============

    Reserve deposits with the Bank of Korea represent amounts required under the Banking Act for the payment of deposits. Reserve deposits with China Construction Bank, Shanghai Pudong Development Bank and Industrial and Commercial Bank of China also represent amounts required under the related banking regulations of those countries. Deposits with Woori Bank, Kookmin Bank and others are pledged as collateral.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    The maturities of amounts due from banks as of December 31, 2002 are as follows (millions of Won):

                              Due from   Due from Banks in
      Maturing On or Before Banks in Won Foreign Currency      Total
      --------------------- ------------ ----------------- --------------
          Mar. 31, 2003.... (Won)220,429  (Won)1,362,310   (Won)1,582,739
          Jun. 30, 2003....           --          41,542           41,542
          Dec. 31, 2003....       10,661         112,953          123,614
          Dec. 31, 2004....       12,448          27,609           40,057
          Dec. 31, 2005....       28,817          81,027          109,844
          Dec. 31, 2006....       16,388              --           16,388
          Dec. 31, 2007....           --              --               --
          Thereafter.......           --          18,007           18,007
                            ------------  --------------   --------------
                            (Won)288,743  (Won)1,643,448   (Won)1,932,191
                            ============  ==============   ==============

4.  Securities:

    Trading securities as of December 31, 2002 and 2001 comprise the following:

                                    Annual Interest
                                       Rate (%)            Millions of Won
                                    --------------- -----------------------------
                                      2002.12.31         2002           2001
                                    --------------- -------------- --------------
Marketable equity securities.......       --        (Won)       -- (Won)   10,243
Government and public bonds........    6.05-6.25           152,475        110,108
Corporate bonds....................    6.10-7.37           169,351        170,486
Beneficiary certificates...........       --               606,671        375,702
Debt securities in foreign currency      4.75              388,790        580,106
Others.............................      5.66               15,740             --
                                                    -------------- --------------
                                                    (Won)1,333,027 (Won)1,246,645
                                                    ============== ==============

    Par value, acquisition cost and fair value of trading debt securities as of December 31, 2002 and 2001 are as follows (millions of Won):

                              Par Value             Acquisition Cost             Fair Value
                      ------------------------- ------------------------- -------------------------
                          2002         2001         2002         2001         2002         2001
                      ------------ ------------ ------------ ------------ ------------ ------------
Government and public
  bonds.............. (Won)150,000 (Won)110,000 (Won)151,746 (Won)108,967 (Won)152,475 (Won)110,108
Corporate bonds......      170,000      171,139      168,468      169,765      169,351      170,486
Securities in foreign
  currency...........      370,200      590,524      385,733      578,601      388,790      580,106
                      ------------ ------------ ------------ ------------ ------------ ------------
                      (Won)690,200 (Won)871,663 (Won)705,947 (Won)857,333 (Won)710,616 (Won)860,700
                      ============ ============ ============ ============ ============ ============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Trading securities in each foreign currency as of December 31, 2002 and 2001 comprise the following:

                Foreign Currency (In Thousands)      Millions of Won
                ------------------------------- -------------------------
                    2002            2001            2002         2001
                  ------------    -----------   ------------ ------------
                US$  323,884     US$ 398,466    (Won)388,790 (Won)528,406
                DEM     --       DEM 35,021               --       20,996
                EUR      --      EUR 22,844               --       26,787
                SGD     --       SGD  5,459               --        3,917
                                                ------------ ------------
                                                (Won)388,790 (Won)580,106
                                                ============ ============

    Investment securities as of December 31, 2002 and 2001 comprise the following:

                                                Annual Interest
                                                   Rate (%)             Millions of Won
                                                --------------- -------------------------------
                                                  2002.12.31         2002            2001
                                                --------------- --------------- ---------------
Equity securities
    Investments using the equity method........           --    (Won) 7,041,539 (Won) 6,034,406
    Investments not using the equity method....           --          6,905,254       6,748,332
                                                                --------------- ---------------
                                                                     13,946,793      12,782,738
                                                                --------------- ---------------
Debt securities
    Government and public bonds................    4.98-7.50          2,247,242       2,913,054
    Corporate bonds............................    3.81-5.24          4,895,282       4,894,965
    Investment securities in foreign currency..    3.83-7.25          3,169,469       2,444,203
    Others (*).................................     1.0-22.0            786,513       1,026,442
                                                                --------------- ---------------
                                                                     11,098,506      11,278,664
                                                                --------------- ---------------
                                                                (Won)25,045,299 (Won)24,061,402
                                                                =============== ===============

--------
(*) Investment securities amounting to (Won)485,000 million are pledged as collateral to KDB First Securitization Specialty Co., Ltd. and others and investment securities amounting to (Won)142,600 million are pledged for construction performance insurance.

    With regards to futures trading, 6,319,660 shares of Korea Electric Power Corporation are pledged as a substitute for deposit money to Kookmin Futures Inc. and others.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Investments in debt securities available-for-sale as of December 31, 2002 and 2001 comprise the following (millions of Won):

                                Par Value                 Acquisition Cost           Market (Carrying) Value
                      ----------------------------- ----------------------------- -----------------------------
                           2002           2001           2002           2001           2002           2001
                      -------------- -------------- -------------- -------------- -------------- --------------
Government and
  public bonds....... (Won)   42,399 (Won)   97,943 (Won)   42,378 (Won)   68,033 (Won)   44,927 (Won)  158,879
Corporate bonds......      4,655,850      4,077,799      4,488,215      4,118,184      4,171,455      4,036,957
Investment securities
  in foreign
  currency...........      3,164,853      2,140,878      2,102,743      1,521,545      2,098,907      1,428,171
Others...............        679,635        907,679        772,531        895,548        671,162        911,075
                      -------------- -------------- -------------- -------------- -------------- --------------
                      (Won)8,542,737 (Won)7,224,299 (Won)7,405,867 (Won)6,603,310 (Won)6,986,451 (Won)6,535,082
                      ============== ============== ============== ============== ============== ==============

    Investments in debt securities held-to-maturity as of December 31, 2002 and 2001 comprise the following (millions of Won):

                                Par Value                 Acquisition Cost          Carrying Amount of Bonds
                      ----------------------------- ----------------------------- -----------------------------
                           2002           2001           2002           2001           2002           2001
                      -------------- -------------- -------------- -------------- -------------- --------------
Government and
  public bonds....... (Won)2,209,785 (Won)2,764,362 (Won)2,201,252 (Won)2,756,469 (Won)2,202,315 (Won)2,754,175
Corporate bonds......        733,000        865,613        717,101        653,905        723,827        858,008
Investment securities
  in foreign
  currency...........      1,073,168      1,021,909      1,144,905      1,018,688      1,070,562      1,016,032
Others...............        114,583        115,384        114,563        115,366        115,351        115,367
                      -------------- -------------- -------------- -------------- -------------- --------------
                      (Won)4,130,536 (Won)4,767,268 (Won)4,177,821 (Won)4,544,428 (Won)4,112,055 (Won)4,743,582
                      ============== ============== ============== ============== ============== ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Equity investments as of December 31, 2002 and 2001 comprise the following (millions of Won):

                              Ownership
                                 (%)            Acquisition Cost                   Book Value
                              ---------- ------------------------------- -------------------------------
                              2002.12.31      2002            2001            2002            2001
                              ---------- --------------- --------------- --------------- ---------------
Investments using the equity
 method:
   The KDB Capital
    Corp.....................   79.86    (Won)   467,706 (Won)   478,208 (Won)   102,965 (Won)   203,576
   Daewoo Securities Co.,
    Ltd......................   39.46            563,247         563,247         554,034         563,442
   Daewoo Shipbuilding &
    Marine Engineering
    Co., Ltd.................   42.10            390,368         390,368         614,560         428,515
   Daewoo Heavy Industries
    & Machinery Ltd..........   21.91            173,078         173,078         188,915         186,153
   Korea Electric Power
    Corporation..............   21.59          3,265,468       3,265,468       4,541,043       3,634,862
   Seoul Debt Restructuring
    Fund.....................   43.80            117,224         262,800         114,110         259,384
   Arirang Restructuring
    Fund.....................   43.73            126,846         145,800         101,567         132,763
   Mukoonghwa
    Restructuring Fund.......   43.71            142,995         145,700         124,764         147,084
   Hankang Restructuring
    Fund.....................   23.01             95,915         145,700          97,270         147,802
   Others....................      --            671,552         396,566         602,311         330,825
                                         --------------- --------------- --------------- ---------------
                                               6,014,399       5,966,935       7,041,539       6,034,406
                                         --------------- --------------- --------------- ---------------
Investments not using the
 equity method:
   Samsung Life Insurance
    Co., Ltd.................    1.89            264,496         264,496         132,248         132,248
   Industrial Bank of
    Korea....................   18.95            400,000         400,000         387,013         410,721
   Korea Highway
    Corporation..............   10.22          1,430,100       1,430,100       1,430,184       1,430,184
   Korea National Housing
    Corp.....................   22.68          1,300,618       1,300,618       1,300,618       1,300,618
   Korea Land Development
    Corp.....................   26.90          1,161,904       1,161,904       1,191,329       1,191,329
   Korea Water Resources
    Corp.....................    7.30            671,307         671,307         671,307         671,307
   Others....................      --          2,448,885       2,222,397       1,792,555       1,611,925
                                         --------------- --------------- --------------- ---------------
                                               7,677,310       7,450,822       6,905,254       6,748,332
                                         --------------- --------------- --------------- ---------------
                                         (Won)13,691,709 (Won)13,417,757 (Won)13,946,793 (Won)12,782,738
                                         =============== =============== =============== ===============

                                       Fair Value or
                                    Net Book Value (*)
                              -------------------------------
                                   2002            2001
                              --------------- ---------------
Investments using the equity
 method:
   The KDB Capital
    Corp..................... (Won)    85,929 (Won)   173,854
   Daewoo Securities Co.,
    Ltd......................         468,986         421,421
   Daewoo Shipbuilding &
    Marine Engineering
    Co., Ltd.................         530,755         317,821
   Daewoo Heavy Industries
    & Machinery Ltd..........         159,469         146,891
   Korea Electric Power
    Corporation..............       7,667,147       7,177,780
   Seoul Debt Restructuring
    Fund.....................         114,110         259,384
   Arirang Restructuring
    Fund.....................         101,567         132,763
   Mukoonghwa
    Restructuring Fund.......         124,764         147,084
   Hankang Restructuring
    Fund.....................          97,270         147,801
   Others....................         631,998         336,184
                              --------------- ---------------
                                    9,981,995       9,260,983
                              --------------- ---------------
Investments not using the
 equity method:
   Samsung Life Insurance
    Co., Ltd.................         100,476          40,518
   Industrial Bank of
    Korea....................         387,013         410,721
   Korea Highway
    Corporation..............       1,430,379       1,471,251
   Korea National Housing
    Corp.....................       1,238,252       1,336,842
   Korea Land Development
    Corp.....................         881,293         844,292
   Korea Water Resources
    Corp.....................         546,045         745,646
   Others....................       1,941,842       1,630,572
                              --------------- ---------------
                                    6,525,300       6,479,842
                              --------------- ---------------
                              (Won)16,507,295 (Won)15,740,825
                              =============== ===============

--------
(*) Net book value is used in the case of non-listed investees.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Investment securities using the equity method as of December 31, 2002 are summarized as follows (millions of Won):

                         Beginning Book  Acquisition               Valuation Gain    Capital      Ending Book
                             Value      (Disposition)  Dividends    or Loss (*)     Adjustment       Value
                         -------------- ------------- ------------ --------------  ------------  --------------
The KDB Capital
  Corp.................. (Won)  203,576 (Won) (4,421) (Won)     -- (Won)  (98,435) (Won)  2,245  (Won)  102,965
Daewoo Securities Co.,
  Ltd...................        563,442           --            --           (394)       (9,014)        554,034
Daewoo Shipbuilding &
  Marine Engineering
  Co., Ltd..............        428,515           --            --         78,591       107,454         614,560
Daewoo Heavy Industries
  & Machinery Ltd.......        186,153           --            --          2,939          (177)        188,915
Seoul Debt Restructuring
  Fund..................        259,384           --       140,335         (4,939)           --         114,110
Arirang Restructuring
  Fund..................        132,763           --        18,954        (12,242)           --         101,567
Mukoonghwa
  Restructuring Fund....        147,084           --        21,855           (465)           --         124,764
Korea Electric Power
  Corp..................      3,634,862           --        75,931      1,007,385       (25,273)      4,541,043
Hankang Restructuring
  Fund..................        147,802           --        56,532          6,000            --          97,270
Others..................        330,825      275,054         1,969         (1,246)         (353)        602,311
                         -------------- ------------  ------------ --------------  ------------  --------------
                         (Won)6,034,406 (Won)270,633  (Won)315,576 (Won)  977,194  (Won) 74,882  (Won)7,041,539
                         ============== ============  ============ ==============  ============  ==============

--------
(*) Valuation gain or loss includes loss on foreign currency translation amounting to (Won)8,117 million for the year ended December 31, 2002.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    The equity method adjustments are calculated as the difference between the initial purchase price and the Bank's initial proportionate ownership of the net book value of investees at the time of purchase. Equity method adjustment debits are amortized over five years and equity method adjustment credits are amortized over five years (for those purchased before December 31, 2000) or weighted average useful lives of tangible assets of investees using the straight-line method. The accumulated unamortized equity method adjustments are as follows (millions of Won):

                                2002                          2001
                    ----------------------------  ----------------------------
                    Equity Method  Equity Method  Equity Method  Equity Method
                     Adjustment     Adjustment     Adjustment     Adjustment
                        Debit         Credit          Debit         Credit
                    ------------- --------------  ------------- --------------
Beginning balance.. (Won)318,508  (Won)3,550,739  (Won)245,266  (Won)   10,735
Increase (decrease)      (31,120)         24,015       125,815       3,750,927
Amortization.......      (71,488)       (418,398)      (52,573)       (210,923)
                    ------------  --------------  ------------  --------------
Ending balance..... (Won)215,900  (Won)3,156,356  (Won)318,508  (Won)3,550,739
                    ============  ==============  ============  ==============

    Investees in which the Bank holds more than 15% of interest but are not valued using the equity method as of December 31, 2002 are summarized as follows (millions of Won):

                                         Ownership Acquisition            Fair Value or
                                            (%)       Cost     Book Value Net Book Value
                                         --------- ----------- ---------- --------------
Korea National Housing Corp. (*1).......   22.7     1,300,618  1,300,618    1,238,252
Korea Land Development Corp. (*1).......   26.9     1,161,904  1,161,904      881,293
Korea National Tourism Organization (*1)   43.6        24,370     35,529      139,016
Hyundai Petrochemical Co., Ltd. (*2)....   27.8        60,094     60,094      197,999
KP Chemical Corp. (*2)..................   19.9        94,421     57,597       57,597
Donghae Pulp Co., Ltd. (*2).............   51.4        24,500     17,395       17,395
Kia Steel Co., Ltd. (*2)................   17.2        31,945      3,642        3,642
Others (*3).............................     --        56,240     54,745       31,850

--------
(*1) Investees which are controlled by the government or government investing companies.
(*2) Investees under court receivership, workout process and other restructuring process.
(*3) Investees whose total assets are less than (Won)7,000 million.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    As of December 31, 2002, the Bank used unaudited or unreviewed financial statements for the following investees (millions of Won):

                              Expected time  Pre Adjusted
                               of closing   Net Book Value   Adjustment    Net Book Value
                              ------------- -------------- -----------     --------------
The KDB Capital Corp.........    May, 2003  (Won)  114,353 (Won)(8,871)(*) (Won)  105,482
Daewoo Securities Co., Ltd...    May, 2003       1,185,908          (1)(*)      1,185,907
Daewoo Shipbuilding & Marine
  Engineering Co., Ltd.......  March, 2003       1,256,642          --          1,256,642
Pan Ocean Shipping Co., Ltd..  March, 2003         190,505          --            190,505
Mukoonghwa Restructuring Fund    May, 2003         285,408          --            285,408
Seoul Debt Restructuring Fund    May, 2003         260,525          --            260,525
Hankang Restructuring Fund...    May, 2003         422,794          --            422,794
Arirang Restructuring Fund...    May, 2003         232,253          --            232,253
Others.......................     March or
                                 May, 2003         156,183          --            156,183

--------
(*) Adjustment made by using the Bank's standard provision ratio for possible loan losses.

    Unaudited or unreviewed financial statements were used due to the difference in the fiscal year-end, or closing delay of the investees and other reasons. The most recent audited or reviewed financial statements, except for the above investees, were used for the equity method investees.

    Investment securities denominated in foreign currency as of December 31, 2002 and 2001 comprise the following:

          Foreign Currency (In Thousands)                 Millions of Won
          --------------------------------------   -----------------------------
               2002                   2001              2002           2001
          --------------------   ----------------- -------------- --------------
          Securities available-for-sale
          US$       1,359,939    US$       806,460 (Won)1,632,470 (Won)1,069,448
          JPY      42,643,208    JPY    32,448,921        431,920        327,539
          EUR          16,394    EUR         7,699         20,613          9,028
          DEM              --    DEM        33,021             --         19,797
          SGD           2,490    SGD         2,549          1,722          1,829
          CHF              90    CHF           669             78            530
          GBP           4,027    GBP            --          7,753             --
          CNY          30,001    CNY            --          4,351
                                                   -------------- --------------
                                                   (Won)2,098,907 (Won)1,428,171
                                                   ============== ==============
          Securities held-to-maturity
          JPY      17,172,020    JPY    16,059,582 (Won)  173,930 (Won)  162,106
          US$         744,842    US$       643,938        894,109        853,926
          EUR           2,006    EUR            --          2,523             --
                                                   -------------- --------------
                                                   (Won)1,070,562 (Won)1,016,032
                                                   ============== ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Issuers of the securities held by the Bank as of December 31, 2002 and 2001 are categorized as follows:

                                                         Millions of Won         Percentage (%)
                                                 ------------------------------- --------------
                                                      2002            2001         2002.12.31
                                                 --------------- --------------- --------------
By country
    The Republic of Korea....................... (Won)25,793,484 (Won)24,883,635      97.78
    The Philippines.............................          68,093         123,963       0.26
    Thailand....................................          16,343          19,094       0.06
    Indonesia...................................           8,383          20,909       0.03
    Others......................................         492,023         260,446       1.87
                                                 --------------- ---------------     ------
                                                 (Won)26,378,326 (Won)25,308,047     100.00
                                                 =============== ===============     ======
                                                         Millions of Won         Percentage (%)
                                                 ------------------------------- --------------
                                                      2002            2001         2001.12.31
                                                 --------------- --------------- --------------
By issuer
    Korea Electric Power Corporation............ (Won) 4,659,477 (Won) 3,634,862      17.66
    Korea National Housing Corp.................       1,606,211       1,603,433       6.09
    Korea Highway Corporation...................       1,450,238       1,430,184       5.50
    Korea Deposit Insurance Corp................       1,333,077       1,350,764       5.05
    Korea Land Development Corp.................       1,191,328       1,191,629       4.52
    Korea Asset Management Corp.................         585,197         761,243       2.22
    Others......................................      15,552,798      15,335,932      58.96
                                                 --------------- ---------------     ------
                                                 (Won)26,378,326 (Won)25,308,047     100.00
                                                 =============== ===============     ======
                                                         Millions of Won         Percentage (%)
                                                 ------------------------------- --------------
                                                      2002            2001         2002.12.31
                                                 --------------- --------------- --------------
By industry
    Banking and insurance....................... (Won) 7,269,345 (Won) 7,208,018      27.56
    Manufacturing...............................       5,586,592       4,715,490      21.18
    Construction................................       3,966,773       4,163,905      15.04
    Electric, gas and water supply industry.....       4,906,646       4,147,909      18.60
    Public administration and national defense..       2,130,266       2,316,380       8.07
    Others......................................       2,518,704       2,756,345       9.55
                                                 --------------- ---------------     ------
                                                 (Won)26,378,326 (Won)25,308,047     100.00
                                                 =============== ===============     ======

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


5.  Loans:

    Loans as of December 31, 2002 and 2001 comprise the following:

                                                        Millions of Won
                                               --------------------------------
                                                     2002             2001
                                               ---------------  ---------------
Loans in Won.................................. (Won)14,389,340  (Won)17,456,629
Loans in foreign currency.....................      16,118,522       18,234,381
Other loans...................................      15,626,307       13,746,730
                                               ---------------  ---------------
                                                    46,134,169       49,437,740
    Less: Provision for possible loan losses..      (1,089,983)      (1,835,652)
         Present value discount account.......        (126,955)        (331,227)
                                               ---------------  ---------------
                                               (Won)44,917,231  (Won)47,270,861
                                               ===============  ===============

    Loans in Won and foreign currency as of December 31, 2002 and 2001 comprise the following:

  (1)  Loans in Won

                                  Annual
                                  Average
                               Interest rate
                                    (%)              Millions of Won
                               ------------- -------------------------------
                                2002.12.31        2002            2001
                               ------------- --------------- ---------------
   Loans for working capital:
       Industrial fund loans..     8.18      (Won) 2,954,632 (Won) 5,045,799
       Government fund loans..     5.83              551,690         605,180
       Overdrafts.............     10.38              77,489         333,729
       Others.................   5.82-7.81           838,419         860,038
                                             --------------- ---------------
                                                   4,422,230       6,844,746
                                             --------------- ---------------
   Loans for facilities:
       Industrial fund loans..     8.14            7,060,734       7,805,907
       Government fund loans..     5.77              924,386       1,040,819
       Others.................   4.46-7.62         1,981,990       1,765,157
                                             --------------- ---------------
                                                   9,967,110      10,611,883
                                             --------------- ---------------
                                             (Won)14,389,340 (Won)17,456,629
                                             =============== ===============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


  (2)  Loans in foreign currency

                                                      Annual Average
                                                     Interest Rate (%)         Millions of Won
                                                     ----------------- -------------------------------
                                                        2002.12.31          2002            2001
                                                     ----------------- --------------- ---------------
Loans for working capital:
    Local currency loans denominated in foreign
      currencies....................................       5.24        (Won)   878,387 (Won) 1,369,883
    Foreign currency loans..........................       3.36                981,347       1,317,037
    Others..........................................       3.13                607,381         223,163
                                                                       --------------- ---------------
                                                                             2,467,115       2,910,083
                                                                       --------------- ---------------
Loans for facilities:
    Local currency loans denominated in foreign
      currencies....................................       4.11              4,597,906       5,178,075
    Foreign currency loans..........................       4.08              2,423,167       2,509,006
    Offshore loans in foreign currencies............       3.44              1,291,518       1,753,187
    Loans to Asian Development Bank.................       2.63              1,208,755       1,335,968
    Loans to International Bank for Reconstruction
      and Development...............................       2.96              4,115,638       4,547,409
    Others..........................................       4.21                 14,423             653
                                                                       --------------- ---------------
                                                                            13,651,407      15,324,298
                                                                       --------------- ---------------
                                                                       (Won)16,118,522 (Won)18,234,381
                                                                       =============== ===============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


  (3)  Other loans

                                                      Millions of Won
                                              -------------------------------
                                                   2002            2001
                                              --------------- ---------------
  Notes purchased............................ (Won)     4,887 (Won)     4,340
  Bills purchased............................       3,045,154       3,511,753
  Advances for customers.....................          75,316         155,629
  Bonds purchased under repurchase agreements         161,805              --
  Call loans.................................         742,276       2,054,998
  Domestic import usance bills...............       3,352,839         806,170
  Debentures accepted by private subscription       7,777,071       6,686,098
  Others (*).................................         466,959         527,742
                                              --------------- ---------------
                                              (Won)15,626,307 (Won)13,746,730
                                              =============== ===============

--------
(*) Included loans to be converted to equity amounting to (Won)438,749 million as follows:

                                             Amounts                            Restriction
                                        (Millions of Won) Conversion Price     on Disposition
                                        ----------------- ---------------- ----------------------
    Ssangyong Cement Co., Ltd..........   (Won)400,000    (Won)5,000/share Till December 31, 2005
    Daewoo Engineering & Construction
      Co., Ltd.........................         13,512    (Won)5,000/share Till December 31, 2003
    Hynix Semiconductor Co., Ltd.......         25,237    (Won)5,000/share Till December 31, 2003
                                          ------------
                                          (Won)438,749
                                          ============

    The maturity of loans in Won and foreign currency as of December 31, 2002 are as follows:

                                                       Loans for
                                                        Working        Loans for
                        Loans for                      Capital in     Facility in
                         Working        Loans for       Foreign         Foreign
Maturing On or Before Capital in Won Facility in Won    Currency       Currency          Total
--------------------- -------------- --------------- -------------- --------------- ---------------
    Mar. 31, 2003.... (Won)  870,531 (Won)  414,730  (Won)  484,496 (Won)   527,085 (Won) 2,296,842
    Jun. 30, 2003....        538,411        416,999         386,410         502,269       1,844,089
    Dec. 31, 2003....        975,320        783,326         843,253       1,243,756       3,845,655
    Dec. 31, 2004....        935,747      1,797,600         528,794       2,142,204       5,404,345
    Dec. 31, 2005....        199,923      1,912,797          89,949       3,087,782       5,290,451
    Dec. 31, 2006....        257,775      1,324,950          72,950       1,402,478       3,058,153
    Dec. 31, 2007....        180,968      1,042,510          23,072       1,102,681       2,349,231
    Thereafter.......        463,555      2,274,198          38,191       3,643,152       6,419,096
                      -------------- --------------  -------------- --------------- ---------------
                      (Won)4,422,230 (Won)9,967,110  (Won)2,467,115 (Won)13,651,407 (Won)30,507,862
                      ============== ==============  ============== =============== ===============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    As of December 31, 2002 and 2001, a provision for possible loan losses and doubtful accounts is provided as follows:

                                                                   Millions of Won
                                                            -----------------------------
                                                                 2002           2001
                                                            -------------- --------------
Loans
    Loans in Won and foreign currency and notes purchased.. (Won)  527,474 (Won)1,349,978
    Bills purchased........................................         39,773        224,834
    Advances for customers.................................          3,803         17,976
    Call loans.............................................            143            980
    Domestic import usance bills...........................        104,441         11,367
    Debentures accepted by private subscription............        100,777        135,086
    Other loans............................................        313,572         95,431
                                                            -------------- --------------
                                                                 1,089,983      1,835,652
Other assets...............................................          4,946         90,146
                                                            -------------- --------------
                                                            (Won)1,094,929 (Won)1,925,798
                                                            ============== ==============

    Changes in the provision for possible loan losses during the years ended December 31, 2002 and 2001 are as follows (millions of Won) :

                                                                 2002
                                            ----------------------------------------------
                                                 Loans       Other Assets       Total            2001
                                            ---------------  ------------  ---------------  --------------
Balance at the beginning of the year....... (Won) 1,835,652  (Won) 90,146  (Won) 1,925,798  (Won)2,255,735
Changes in overseas branches due to foreign
  currency translation.....................          (3,378)           --           (3,378)          3,638
Transfer from loans repurchased............          79,161            --           79,161         253,781
Write-offs due to loan restructuring.......         (20,360)           --          (20,360)       (158,557)
Current write-offs.........................      (1,593,255)      (13,347)      (1,606,602)       (463,004)
Current provision (reversal)...............         623,553       (71,853)         551,700        (141,338)
Others.....................................         168,611            --          168,611         175,543
                                            ---------------  ------------  ---------------  --------------
                                            (Won) 1,089,984  (Won)  4,946  (Won) 1,094,930  (Won)1,925,798
                                            ===============  ============  ===============  ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    As of December 31, 2002, classification of loans and provisions for possible loan losses are as follows (millions of Won):

                                             Provisions for
                                             Possible Loan
           Classification       Loans (*)        Losses     Ratio (%)
           --------------    --------------- -------------- ---------
           Normal........... (Won)37,938,345 (Won)  200,854     0.5
           Special attention       2,980,269        576,101    19.3
           Substandard......         715,886        189,236    26.4
           Doubtful.........         113,753         67,301    59.2
           Loss.............          56,491         56,491   100.0
           Others (**)......       4,202,470             --      --
                             --------------- --------------   -----
                             (Won)46,007,214 (Won)1,089,983     2.4
                             =============== ==============   =====

--------
(*) Present value discounts are deducted.
(**)Loans to the Korean Government or loans guaranteed by the Korean Government.

    The provision ratios to total loans and provision ratios to non-performing loans as of December 31, 2002, 2001 and 2000 are as follows (millions of Won):

                                    2002            2001            2000
                               --------------- --------------- ---------------
  Total loans................. (Won)46,007,214 (Won)49,106,512 (Won)52,155,410
  Provisions for possible loss       1,089,983       1,835,652       2,163,037
  Provision ratio (%).........             2.4             3.7             4.1

  Non-performing loans........ (Won)   886,130 (Won) 2,036,767 (Won) 4,444,737
  Provisions for possible loss         313,028       1,162,328       1,882,229
  Provision ratio (%).........            35.3            57.1            42.3

    Restructured loans for 2002 and 2001 due to court receivership, court mediation or other financial restructuring process are as follows:

                                                Millions of Won
                                          ---------------------------
                                              2002          2001
                                          ------------ --------------
          Changes in contractual terms... (Won) 72,154 (Won)  879,102
          Exemption......................           --          5,818
          Conversion to equity investment      775,051         63,647
          Conversion to convertible bonds           --        501,247
                                          ------------ --------------
          Total.......................... (Won)847,205 (Won)1,449,814
                                          ============ ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    When the contractual terms (i.e., principal, interest rate, or maturity) of impaired loans are restructured, the Bank adjusts the carrying amount of the impaired loans to the present value determined based on the restructured terms. The Bank recognizes losses arising from the restructuring of the impaired loans as incurred. Loans restructured by changes in contractual terms are as follows (millions of Won):

                                                  Period of Restructuring
                                              ------------------------------
                                                   2002            2001
                                              --------------  --------------
   Beginning
       Original amount before restructuring.. (Won)2,208,352  (Won)2,588,016
       Present value.........................      1,877,125       2,161,338
                                              --------------  --------------
       Present value discount................        331,227         426,678
                                              --------------  --------------
   Increase..................................         20,360         158,557
   Decrease (amortization)...................       (224,632)       (254,008)
                                              --------------  --------------
                                                    (204,272)        (95,451)
                                              --------------  --------------
   Ending
       Original amount before restructuring..      1,156,979       2,208,352
       Present value.........................      1,030,024       1,877,125
                                              --------------  --------------
       Present value discount................ (Won)  126,955  (Won)  331,227
                                              ==============  ==============

    The present value discount is amortized using the effective interest rate method over the redemption period.

    The Bank's loan portfolio by nation, major customers and industry as of December 31, 2002 and 2001 are categorized as follows:

                                       Millions of Won         Percentage (%)
                               ------------------------------- --------------
                                    2002            2001         2002.12.31
                               --------------- --------------- --------------
   By nation:
       The Republic of Korea.. (Won)29,058,776 (Won)33,801,953       95.3
       Indonesia..............         135,789         232,689        0.4
       Russia.................         162,054         198,915        0.5
       USA....................         172,117          87,523        0.6
       Others.................         979,126       1,369,930        3.2
                               --------------- ---------------     ------
                               (Won)30,507,862 (Won)35,691,010     100.00
                               =============== ===============     ======

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


                                                                              Percentage
                                                      Millions of Won            (%)
                                              ------------------------------- ----------
                                                   2002            2001       2002.12.31
                                              --------------- --------------- ----------
By customer:
    Small & Medium Industry Promotion Corp... (Won) 3,352,770 (Won) 3,703,856     11.0
    Korea Hydro & Nuclear Power Co., Ltd.....       1,299,679       1,621,499      4.3
    Korea Deposit Insurance Corp.............       1,202,210       1,328,259      3.9
    Korea Asset Management Corp..............         730,934       1,165,942      2.4
    Korean Airline Co., Ltd..................         602,616         816,480      2.0
    Don Yang Cement Corporation..............         532,992              --      1.7
    Others...................................      22,786,661      27,054,974     74.7
                                              --------------- ---------------   ------
                                              (Won)30,507,862 (Won)35,691,010   100.00
                                              =============== ===============   ======

                                                                                 Percentage
                                                         Millions of Won            (%)
                                                 ------------------------------- ----------
                                                      2002            2001       2002.12.31
                                                 --------------- --------------- ----------
By industry:
    Manufacturing............................... (Won)13,661,997 (Won)15,694,250     44.8
    Banking and insurance.......................       4,163,668       5,417,795     13.7
    Electric, gas and water supply industry.....       3,149,387       4,017,839     10.3
    Transportation and communication............       3,425,730       3,971,096     11.2
    Public administration and national defense..       3,734,740       4,176,728     12.2
    Others......................................       2,372,340       2,413,302      7.8
                                                 --------------- ---------------   ------
                                                 (Won)30,507,862 (Won)35,691,010   100.00
                                                 =============== ===============   ======

6.  Premises and Equipment:

    Premises and equipment as of December 31, 2002 and 2001 comprise the following:

                                                       Millions of Won
                         ----------------------------------------------------------------------------
                            Acquisition Cost or
                                Revaluation        Accumulated Depreciation      Net Book Value
                         ------------------------- ------------------------ -------------------------
                             2002         2001         2002        2001         2002         2001
                         ------------ ------------ ------------ ----------- ------------ ------------
Land.................... (Won)330,630 (Won)361,828 (Won)     -- (Won)    -- (Won)330,630 (Won)361,828
Buildings and structures      357,592      355,783       29,944      21,152      327,648      334,631
Machinery...............       53,906       45,256       39,409      36,577       14,497        8,679
Vehicles................        1,324        1,237          930         939          394          298
Construction in progress          759          107           --          --          759          107
Others..................       27,690       26,882       19,666      16,632        8,024       10,250
                         ------------ ------------ ------------ ----------- ------------ ------------
                         (Won)771,901 (Won)791,093 (Won) 89,949 (Won)75,300 (Won)681,952 (Won)715,793
                         ============ ============ ============ =========== ============ ============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    As of December 31, 2002 and 2001, the government-posted prices of the Bank's land amounted to (Won)240,363 million and (Won)263,890 million, respectively.

    The Bank's premises and equipment, other than construction in-progress, are covered by insurance policies against fire and other casualty losses. Automotive equipment is covered by a legal and general insurance policy.

7.  Other Assets:

    Other assets as of December 31, 2002 and 2001 comprise the following:

                                                  Millions of Won
                                          ------------------------------
                                               2002            2001
                                          --------------  --------------
      Prepaid expenses................... (Won)  309,743  (Won)  354,977
      Receivables........................      1,797,526       2,105,145
      Accrued income.....................        431,606         496,468
      Intangible assets..................         47,662          42,125
      Deferred income tax assets.........        146,834         146,709
      Others.............................        460,709         609,125
                                          --------------  --------------
                                               3,194,080       3,754,549
      Loss: Provision for possible losses         (4,946)        (90,146)
             Present value discount......           (124)         (2,046)
                                          --------------  --------------
                                          (Won)3,189,010  (Won)3,662,357
                                          ==============  ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


8.  Deposits:

    Deposits as of December 31, 2002 and 2001 comprise the following:

                                                Annual Average
                                               Interest Rate (%)        Millions of Won
                                               ----------------- ------------------------------
                                                  2002.12.31          2002           2001
                                               ----------------- -------------- ---------------
Won currency deposits:
    Demand deposits
        Checking deposits.....................          --       (Won)    1,537 (Won)     1,784
        Temporary deposits....................        0.02              150,929         188,764
        Passbook deposits.....................        0.94               71,891          25,828
        Others................................        1.00               14,316             234
                                                                 -------------- ---------------
                                                                        238,673         216,610
                                                                 -------------- ---------------
    Time and savings deposits
        Time deposits.........................        5.38            3,777,189       3,794,788
        Installment savings deposits..........        7.15              133,769         165,544
        Corporate savings deposits............        3.84            2,104,439       2,094,579
        Savings deposits......................        3.03              172,263         196,744
        Long-term savings for households......       11.39              168,930         130,712
        Others................................        9.68              114,105          70,453
                                                                 -------------- ---------------
                                                                      6,470,695       6,452,820
                                                                 -------------- ---------------
                                                                      6,709,368       6,669,430
                                                                 -------------- ---------------
Foreign currency deposits:
    Demand deposits
        Checking deposits.....................          --               46,900          61,487
        Passbook deposits.....................        0.59              248,586         399,474
        Temporary deposits....................        0.33                  146             993
        Others................................        0.91                1,275           4,524
                                                                 -------------- ---------------
                                                                        296,907         466,478
                                                                 -------------- ---------------
    Savings deposits
        Time deposits.........................        1.73              213,579       1,097,033
                                                                 -------------- ---------------
                                                                        510,486       1,563,511
                                                                 -------------- ---------------
Negotiable certificates of deposits...........        4.27            1,525,450       2,250,394
                                                                 -------------- ---------------
                                                                 (Won)8,745,304 (Won)10,483,335
                                                                 ============== ===============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    The maturities of time and savings deposits in Won and foreign currency as of December 31, 2002 are as follows (millions of Won):

                                                       Time
                                      Installment    Deposits
                                        Savings     in Foreign
 Maturing On or Before Time Deposits   Deposits      Currency       Total
 --------------------- -------------- ------------ ------------ --------------
     Mar. 31, 2003.... (Won)1,334,884 (Won) 16,860 (Won)149,408 (Won)1,501,152
     Jun. 30, 2003....        803,392       18,969       35,645        858,006
     Dec. 31, 2003....      1,342,235       49,801       27,104      1,419,140
     Dec. 31, 2004....        230,470       42,357        1,422        274,249
     Dec. 31, 2005....         56,239        5,781           --         62,020
     Dec. 31, 2006....          8,697            1           --          8,698
     Dec. 31, 2007....          1,272           --           --          1,272
                       -------------- ------------ ------------ --------------
                       (Won)3,777,189 (Won)133,769 (Won)213,579 (Won)4,124,537
                       ============== ============ ============ ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


9.  Borrowings:

    Borrowings as of December 31, 2002 and 2001 comprise the following:

                                                    Annual Average
                                                   Interest Rate (%)         Millions of Won
                                                   ----------------- -------------------------------
                                                      2002.12.31          2002            2001
                                                   ----------------- --------------- ---------------
Won currency borrowings
    Ministry of Finance and Economy...............       5.24        (Won) 2,192,150 (Won) 2,448,672
    Industrial Bank of Korea......................       4.87                476,596         368,223
    Small & Medium Industry Promotion Fund........       5.36                260,203         310,230
    Ministry of Culture and Tourism...............       4.20                519,669         421,238
    Korea Energy Management Corporation...........       4.71                467,586         370,012
    Local governments.............................       4.74                 80,848          90,286
    Others........................................     5.34-8.93             367,845         272,857
                                                                     --------------- ---------------
                                                                           4,364,897       4,281,518
                                                                     --------------- ---------------
Foreign currency borrowings
    Small & Medium Industry Promotion Fund........       3.14                    209           1,311
    KfW group in Germany ("KFW")..................       3.02                 34,472          44,755
    Asian Development Bank ("ADB")................       2.54              3,609,587       3,988,168
    International Bank for Reconstruction and
      Development ("IBRD")........................       2.85              5,669,560       6,262,696
    The Japan Bank for International Cooperation
      ("JBIC")....................................       0.86                229,034         269,634
    The Bank of Korea.............................       2.25                156,088         254,712
    Others........................................     0.86-3.34           7,735,910       4,357,012
                                                                     --------------- ---------------
                                                                          17,434,860      15,178,288
                                                                     --------------- ---------------
Other borrowings
    Bonds sold under repurchase agreements........        --               2,333,885       1,324,756
    Notes sold....................................        --                   2,504           2,838
    Call money....................................        --                 322,939         565,978
                                                                     --------------- ---------------
                                                                           2,659,328       1,893,572
                                                                     --------------- ---------------
                                                                     (Won)24,459,085 (Won)21,353,378
                                                                     =============== ===============

    The repayment of (Won)229,034 million included in the borrowings above are guaranteed by the Korean Government.

    The Bank entered into an agreement with the JBIC (Japan Bank for International Cooperation) relating to the borrowings amounting to (Won)229,034 millions to be used for designated purposes. As of December 31, 2002, the Bank has local loans denominated in foreign currency and foreign currency loans amounting (Won)209,668 million and (Won)19,366 million, respectively, relating to this borrowing.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    The maturities of borrowings in Won and foreign currency as of December 31, 2002 are as follows (millions of Won):

                            Won Currency  Foreign Currency
     Maturing On or Before   Borrowings      Borrowings         Total
     --------------------- -------------- ---------------- ---------------
         Mar. 31, 2003.... (Won)  149,057 (Won) 3,985,322  (Won) 4,134,379
         Jun. 30, 2003....         98,124       1,227,262        1,325,386
         Dec. 31, 2003....        214,863       1,592,037        1,806,900
         Dec. 31, 2004....        575,499       3,775,643        4,351,142
         Dec. 31, 2005....        603,516       2,266,420        2,869,936
         Dec. 31, 2006....        577,414         855,346        1,432,760
         Dec. 31, 2007....        495,436         788,350        1,283,786
         Thereafter.......      1,650,988       2,944,480        4,595,468
                           -------------- ---------------  ---------------
                           (Won)4,364,897 (Won)17,434,860  (Won)21,799,757
                           ============== ===============  ===============

    The subordinated debt included in borrowings as of December 31, 2002 comprises the following:

                                           Annual Average
Type                                      Interest Rate (%) Millions of Won  Condition of Borrowings
----                                      ----------------- --------------- -------------------------
Government fund..........................       5.24        (Won) 2,191,846 Installment reimbursement
Agency for International Development
  relending facilities...................       2.00                    304 Installment reimbursement
Asian Development Bank relending
  facilities.............................       2.54              3,609,587    Lump sum reimbursement
International Bank for Reconstruction and
  Development relending facilities.......       2.85              5,669,560 Installment reimbursement
                                                            ---------------
                                                            (Won)11,471,297
                                                            ===============

10.  Industrial Finance Bonds:

    Industrial finance bonds ("IFB") as of December 31, 2002 and 2001 comprise the following:

                                      Annual
                                 Interest Rate (%)          Millions of Won
                                 ----------------- --------------------------------
                                    2002.12.31           2002             2001
                                 ----------------- ---------------  ---------------
IFB in Won......................       6.93        (Won)24,352,837  (Won)24,491,004
IFB in foreign currency.........     0.91-8.60           8,066,690        9,494,910
Offshore IFB in foreign currency     1.65-9.00           1,216,557        2,649,953
                                                   ---------------  ---------------
                                                        33,636,084       36,635,867
                                                   ---------------  ---------------
    Premiums on IFB.............                            16,396              292
    Discounts on IFB............                           (52,460)         (81,868)
                                                   ---------------  ---------------
                                                   (Won)33,600,020  (Won)36,554,291
                                                   ===============  ===============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Under the Korea Development Bank Act, the Bank has authority to issue industrial finance bonds. The amount of issued bonds and guarantees outstanding by the Bank are limited to the amount of 30 times of paid-in capital and legal reserve. Bonds purchased or guaranteed by the Korean Government are not included in the limit. When existing bonds are refinanced or guarantees are executed, the limit is temporarily not applied. The amount of issued bonds guaranteed by the Korean Government as of December 31, 2002 and 2001 amounted to (Won)4,000 million and (Won)14,910 million, respectively.

    The Bank acquired (Won)277,471 million and (Won)369,260 million of industrial finance bonds as of December 31, 2002 and 2001, respectively. The treasury bonds are deducted from industrial finance bonds.

    The maturities of IFB as of December 31, 2002 are as follows (millions of Won):

                                                     Offshore IFB in
                                      IFB in Foreign     Foreign
Maturing On or Before   IFB in Won       Currency       Currency          Total
--------------------- --------------- -------------- --------------- ---------------
    Mar. 31, 2003.... (Won) 2,640,550 (Won)  454,694 (Won)  105,335  (Won) 3,200,579
    Jun. 30, 2003....       2,946,063        312,910             --        3,258,973
    Dec. 31, 2003....       6,513,800        684,468        206,469        7,404,737
    Dec. 31, 2004....       4,565,747      1,947,867        447,749        6,961,363
    Dec. 31, 2005....       6,424,492        713,767             --        7,138,259
    Dec. 31, 2006....         821,435      2,766,049        409,585        3,997,069
    Dec. 31, 2007....         294,370        664,161         47,419        1,005,950
    Thereafter.......         146,380        522,774             --          669,154
                      --------------- -------------- --------------  ---------------
                      (Won)24,352,837 (Won)8,066,690 (Won)1,216,557  (Won)33,636,084
                      =============== ============== ==============  ===============

--------
(*) Premium and discount on bonds are excluded.

11.  Other Liabilities:

    Other liabilities as of December 31, 2002 and 2001 comprise the following:

                                                   Millions of Won
                                            -----------------------------
                                                 2002           2001
                                            -------------- --------------
       Payables............................ (Won)1,804,464 (Won)2,093,876
       Accrued expenses....................        909,732        862,699
       Advanced income.....................        168,004        203,996
       Guarantee deposits..................         29,500         37,406
       Advances received on IFB............         14,476          6,249
       Provisions for possible other losses        208,358        227,194
       Trust account debit.................        249,677        370,890
       Others..............................        151,011        108,561
                                            -------------- --------------
                                            (Won)3,535,222 (Won)3,910,871
                                            ============== ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


12.  Guarantees Outstanding and Commitments:

    The Bank provides guarantees for its customers. Guarantees outstanding and the related provision for possible loss as of December 31, 2002 and 2001 are as follows (millions of Won):

                                            Guarantees Amount       Provision for Possible Loss
                                      ----------------------------- ---------------------------
                                           2002           2001         2002           2001
                                      -------------- --------------  -----------  ------------
Acceptances.......................... (Won)1,135,796 (Won)4,443,871 (Won)   237   (Won) 56,733
Guarantees on local borrowings.......        930,529      1,285,079         684          7,255
Guarantees on indebtedness in foreign
  currency...........................      3,435,820      4,109,326      62,286         75,730
Letters of guarantee for importers...         37,836         34,330          16          1,262
                                      -------------- --------------  -----------  ------------
                                      (Won)5,539,981 (Won)9,872,606 (Won)63,223   (Won)140,980
                                      ============== ==============  ===========  ============

    The unsettled guarantees and commitments provided by the Bank as of December 31, 2002 and 2001 are as follows:

                                                    Millions of Won
                                            -------------------------------
                                                 2002            2001
                                            --------------- ---------------
    Unsettled guarantees
        Local letter of credit issuance.... (Won)    10,224 (Won)    11,695
        Foreign letter of credit issuance..       1,463,845       1,376,794
        Others.............................         760,562         455,070
                                            --------------- ---------------
                                                  2,234,631       1,843,559
                                            --------------- ---------------
    Commitments
        For loans in Won...................       7,078,917       6,827,927
        For loans foreign currency.........         689,436         612,450
                                            --------------- ---------------
                                                  7,768,353       7,440,377
                                            --------------- ---------------
    Bonds sold under repurchase agreements.         354,728         781,532
                                            --------------- ---------------
                                            (Won)10,357,712 (Won)10,065,468
                                            =============== ===============

13.  Commitments and Contingencies:

    The Bank has entered into agreements to provide certain syndicated loans with foreign banks. The total amount available under such loans are US$107,125 thousand (equivalent to (Won)128,593 million) and (Won)40,700 million, of which US$55,392 thousand (equivalent to (Won)66,493 million) and (Won)35,700 million, respectively, have not been withdrawn by borrowers as of December 31, 2002.

    During 1998, the Bank sold with recourse (Won)3,084,141 million of non-performing loans classified as substandard or below to the Korea Asset Management Corporation for proceeds amounting to (Won)1,339,629 million. The resulting loss was recorded as a loss on disposition of loans during 1998. During 2002, the Bank recognized losses from the settlement of such loans in the amount of (Won)107 million. As of December 31, 2002, the Bank recorded a provision for possible losses from disposition of unsettled loans amounting to
(Won)102,054 million as other liabilities (see Note 11).

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Loans sold off to KDB First Securitization Specialty Co., Ltd. and others in accordance with the Asset Securitization Plan as of December 31, 2002 comprise the following (millions of Won):

                                                                  Retained
                                                                Subordinated
                                      Book          Selling         Debt
                 Disposal Date        Value          Price       Securities  Collateral (*)
               ------------------ -------------- -------------- ------------ --------------
KDB First SPC. June 8, 2000       (Won)  950,627 (Won)  600,000 (Won)201,800  (Won)120,000
KDB Second SPC November 8, 2000          914,764        423,600      143,600        80,000
KDB Third SPC. September 20, 2001      1,793,546        949,900      349,900       185,000
KDB Fifth SPC. December 13, 2001         765,358        528,400      238,400       100,000
                                  -------------- -------------- ------------  ------------
                                  (Won)4,424,295 (Won)2,501,900 (Won)933,700  (Won)485,000
                                  ============== ============== ============  ============

--------
(*) Investment securities are provided as collateral (see Note 4).

    According to the contracts on asset transfers stipulating warranty for the assets above, the Bank has a responsibility of warranty up to 30 percent of the proceeds when the principal or a part of the interest is not repaid at the expected due date of the cash flows payment schedule.

    The Bank sold off (Won)435,159 million and (Won)3,120,559 million of loans in 2002 and 2001 to KDB LONESTAR CRC and Korea Asset Management Corporation. The Bank recorded gains and losses from the disposition of the loans amounting to (Won)57,555 million and (Won)50,348 million in 2002, respectively, and
(Won)497,109 million and (Won)1,571,413 million in 2001, respectively.

    The Bank has provided credit lines to several securitization specialty companies amounting to (Won)7,768,353 million, of which (Won)5,626 million was withdrawn as of December 31, 2002.

    In response to the generally unstable economic conditions, the Korean government and the private sector have been implementing structural reforms to historical business practices. Implementation of these reforms is progressing slowly, particularly in the areas of restructuring private enterprises and reforming the banking industry. The Korean government continues to apply pressure to Korean companies to restructure into more efficient and profitable firms. The Bank may be either directly or indirectly affected by these generally unstable economic conditions and the reform program described above. The accompanying financial statements reflect management's assessment of the impact to date of the economic situation on the financial position of the Bank. Actual results may differ materially from management's current assessment.

    The Bank provided loans amounting to (Won)1,503,631 million and securities amounting to (Won)121,889 million on December 31, 2002 for companies under workout, court receivership, court mediation and other restructuring process. The Bank provided (Won)278,734 million for possible loan losses and (Won)32,697 million for present value discount with regard to the above loans and securities. Actual results of the credit loss from the loans to the customers could differ from the provisions reserved.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


14.  Derivative Financial Instruments and the Related Contracts:

    The Bank utilizes derivative financial instruments to hedge against financial market risks or for trading purposes.

    In case of trading purposes, the Bank uses futures and forward contracts, swaps, and options, in order to gain a profit from short-term fluctuations of the underlying value of the derivatives, by forecasting the future interest rate, exchange rate or other variables affecting the value of the instruments. Furthermore, the Bank also trades the instruments to hedge against the derivative financial instruments purchased by the Bank's customers.

    Additionally, the trading derivatives include the derivatives used to hedge the exchange rate of the Bank's foreign currency assets and liabilities and interest rate of the Bank's loans and borrowings, of which the underlying assets and liabilities are already valued at fair market value in accordance with the financial accounting standards generally accepted in the Republic of Korea or the position hedging transactions in which derivative instruments are not specifically identified to the underlying transactions.

    The hedging instruments generally include the cross currency swaps and/or interest rate swaps used to hedge the borrowings and bonds denominated in foreign currency from the exchange rate and/or the interest rate risks. Those hedging transactions are made with foreign financial institutions and domestic banks. The hedging instruments also include the interest swaps used to reduce interest rate risks of the Industrial Finance Bonds issued in Won.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    The unsettled contract amount of the Bank's derivatives and the related valuation gain (loss) are as follows (millions of Won):

                             Unsettled Contract Amount                      Valuation Gain /Loss (I/S)
                   ----------------------------------------------   ------------------------------------------    Valuation
                                       Trading        Hedging                         Trading        Hedging      Gain/Loss
                        Total          Purpose        Purpose           Total         Purpose        Purpose        (B/S)
                   --------------- --------------- --------------   -------------  -------------  ------------  -------------
Interest rate
   Forward........ (Won)   324,108 (Won)   324,108 (Won)       --   (Won)      12  (Won)      12  (Won)     --  (Won)      12
   Futures........       7,333,834       7,333,834             --          38,981         38,981            --             --
   Swap...........      39,207,910      38,940,740        267,170          60,308        (94,319)      154,627        318,632
   Option
       -Buy.......         320,000         320,000             --           5,381          5,381            --          4,805
       -Sell......         320,000         320,000             --          (3,455)           579        (4,034)        (3,724)
   Futures Option
       -Buy.......           5,275           5,275             --              70             70            --            110
       -Sell......           1,394           1,394             --              (3)            (3)           --             (6)
                   --------------- --------------- --------------   -------------  -------------  ------------  -------------
                        47,512,521      47,245,351        267,170         101,294        (49,299)      150,593        319,829
                   =============== =============== ==============   =============  =============  ============  =============
Currency
   Forward........       8,595,470       8,595,470             --         130,091        130,091            --        135,933
   Futures........          41,054          41,054             --              --             --            --             --
   Swap...........      15,037,377      13,779,069      1,258,308        (222,405)      (426,967)      204,562       (230,237)
   Option
       -Buy.......         761,187         761,187             --          (9,206)        (9,206)           --         10,111
       -Sell......         680,503         680,503             --           5,447          5,447            --        (14,705)
                   --------------- --------------- --------------   -------------  -------------  ------------  -------------
                        25,115,591      23,857,283      1,258,308         (96,073)      (300,635)      204,562        (98,898)
Equity Option
   Buy............         169,212         169,212             --          13,599         13,599            --         14,729
   Sell...........         164,211         164,211             --           6,945          6,945            --        (14,699)
                   --------------- --------------- --------------   -------------  -------------  ------------  -------------
                           333,423         333,423             --          20,544         20,544            --             30
                   --------------- --------------- --------------   -------------  -------------  ------------  -------------
                   (Won)72,961,535 (Won)71,436,057 (Won)1,525,478   (Won)  25,765  (Won)(329,390) (Won)355,155  (Won) 220,961
                   =============== =============== ==============   =============  =============  ============  =============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


15. Equity:

  Paid-in Capital

    The Bank increased and decreased its paid-in capital several times including a (Won)3,000,000 million investment in kind by 127,086,333 shares of Korea Electric Power Corporation valued at (Won)23,606 per share on June 20, 2001, (Won)50,000 million cash injection on December 29, 2001, and the raising of (Won)100,000 million and the reduction of (Won)959,800 million paid-in capital for the year ended in December 31, 2000. Paid-in capital of the Bank as of December 31, 2002 is (Won)7,161,861 million.

  Capital Surplus

    In accordance with a resolution of the Board of Directors, the Bank decreased its paid-in capital used to offset accumulated deficit and the capital surplus of the Bank as of December 31, 2002 are as follows (millions of Won):

                                       Decrease      Offsetted
                                      in Paid-in    Accumulated     Capital
   Resolution of Board of Directors    Capital        Deficit       Surplus
   -------------------------------- -------------- -------------- -----------
          October 27, 1998......... (Won)4,218,800 (Won)4,184,046 (Won)34,754
          November 22, 2000........        959,800        950,181       9,619
                                    -------------- -------------- -----------
                                    (Won)5,178,600 (Won)5,134,227 (Won)44,373
                                    ============== ============== ===========

  Legal Reserve

    The Korea Development Bank Act requires the Bank to appropriate net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

  Offsetting of Accumulated Deficit

    In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If reserves are insufficient to eliminate the accumulated deficit, the Korean Government should complement the deficiency. Offsetted accumulated deficit with the approval of the Korean Government since 2000 are as follows:

               Year Approval Date    Accounts     Millions of Won
               ---- ------------- --------------- ---------------
               2000   2001.2.28   Legal reserve   (Won)  456,997
                                  Capital reserve        950,181
                                                  --------------
                                                  (Won)1,407,178
                                                  ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


  Capital Adjustments

    Changes in gains or losses on valuation of investment securities accounted for as capital adjustments are as follows (millions of Won):

                                              2002                         2001
                                  ---------------------------  ----------------------------
                                   Investments    Investments
                                    in Equity       in Debt
                                   Securities     Securities       Total          Total
                                  -------------  ------------  -------------  -------------
Beginning Balance................ (Won)(341,507) (Won)(40,710) (Won)(382,217) (Won)(358,068)
Decrease due to disposal.........       (39,947)      (27,868)       (67,815)       (57,807)
Current valuation gains or losses      (138,463)       28,763       (109,700)        33,658
                                  -------------  ------------  -------------  -------------
Ending Balance................... (Won)(519,917) (Won)(39,815) (Won)(559,732) (Won)(382,217)
                                  =============  ============  =============  =============

16. Other Non-Interest Revenue (Expense):

    Other non-interest revenue (expense) for the years ended December 31, 2002 and 2001 comprise the following (millions of Won):

                                                                   2002           2001
                                                              -------------- --------------
Other non-interest revenue
    Gain on foreign currency transactions.................... (Won)  322,392 (Won)  392,429
    Reversal of provision for possible losses on guarantees
      outstanding............................................         76,850        105,125
    Reversal of provision for possible loan losses...........             --        141,338
    Gain on valuation of hedged items........................        253,781        427,344
    Others...................................................         71,132         64,032
                                                              -------------- --------------
                                                              (Won)  724,155 (Won)1,130,268
                                                              ============== ==============
Other non-interest expense
    Loss on foreign currency transactions.................... (Won)  450,549 (Won)  351,051
    Education tax............................................         24,201         27,208
    Deposit insurance expenses...............................          3,918          4,277
    Donations................................................         34,818         41,360
    Loss on valuation of hedged items........................        271,995        273,143
    Others...................................................        666,508         85,492
                                                              -------------- --------------
                                                              (Won)1,451,989 (Won)  782,531
                                                              ============== ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


17. General and Administrative Expenses:

    General and administrative expenses for the years ended at December 31, 2002 and 2001 comprise the following:

                                           Millions of Won
                                      -------------------------
                                          2002         2001
                                      ------------ ------------
                 Salaries............ (Won)126,515 (Won)110,905
                 Retirement allowance       15,503       13,176
                 Employee benefits...       21,624       20,984
                 Rent................        6,685        6,214
                 Depreciation........       20,985       21,662
                 Taxes and dues......       11,484       11,024
                 Printing............        3,381        3,325
                 Travel..............        3,141        3,134
                 Commission..........        8,726        8,560
                 Others..............       48,099       42,248
                                      ------------ ------------
                                      (Won)266,143 (Won)241,232
                                      ============ ============

18. Non-Operating Income (Expense):

    Non-operating income (expense) for the years ended December 31, 2002 and 2001 comprise the following:

                                                        Millions of Won
                                                 -----------------------------
                                                      2002           2001
                                                 -------------- --------------
Non-operating income
    Gain on disposal of premises and equipment.. (Won)      200 (Won)       75
    Rental income...............................          1,070          2,356
    Gain on disposal of loans...................         57,555        497,109
    Gain from investment securities.............      1,191,817        819,397
    Others......................................         13,829         25,326
                                                 -------------- --------------
                                                      1,264,471      1,344,263
                                                 -------------- --------------
Non-operating expense
    Loss on disposal of premises and equipment..          7,780         17,584
    Loss on disposal of loans...................         50,348      1,571,413
    Loss from investment securities.............        466,283        312,380
    Others......................................          9,089          1,797
                                                 -------------- --------------
                                                        533,500      1,903,174
                                                 -------------- --------------
                                                 (Won)  730,971 (Won) (558,911)
                                                 ============== ==============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


19. Income Tax Expense:

    The statutory income tax rate applicable to the Bank, including resident tax surcharges, is approximately 29.7%. However, there was no income taxes payable, except for special additional taxes due to an operating loss carry-forward.

    Income tax expense for the years ended December 31, 2002 and 2001 comprise the following:

                                                       Millions of Won
                                                    ---------------------
                                                       2002       2001
                                                    ---------- ----------
      Income taxes payable (special additional tax) (Won)   -- (Won)  706
      Deferred income taxes........................         --      5,434
      Income taxes for overseas branches...........      2,063        821
                                                    ---------- ----------
                                                    (Won)2,063 (Won)6,961
                                                    ========== ==========

    The tax effect of major tax adjustments for the years ended December 31, 2002 and 2001 are as follows :

                                                                 Millions of Won
                                                          ----------------------------
                                                               2002           2001
                                                          -------------  -------------
Income before income tax expense......................... (Won) 185,935  (Won) 115,917
                                                          =============  =============
Computed income tax at the expected statutory rate.......        55,223         35,702
                                                          -------------  -------------
Temporary differences (tax effect):
    Provision for possible loan losses...................       (67,259)      (148,473)
    Provision for severance benefits.....................          (790)         2,545
    Loss on settlement of non-performing loans disposed..        (5,594)      (144,271)
    Loss on investments using the equity method..........      (299,241)       (91,586)
    Write-off of loans...................................       308,242        226,333
    Provision for guarantees outstanding.................       (22,607)       (70,271)
    Impairment loss on investment securities.............        51,864        (40,742)
    Present value discount...............................         7,092        (72,436)
    Others...............................................       299,027       (278,165)
                                                          -------------  -------------
                                                                270,734       (617,066)
                                                          -------------  -------------
Permanent differences (tax effect):
    Dividends received Others............................       (12,928)        (8,776)
    Others...............................................       (38,141)        20,451
                                                          -------------  -------------
                                                                (51,069)        11,675
                                                          -------------  -------------
Tax effect of taxable income.............................       274,888             --
Tax effect of operating loss carry-forward...............       274,888             --
                                                          =============  =============
Special value added tax..................................            --            706
                                                          -------------  -------------
Income taxes payable..................................... (Won)      --  (Won)     706
                                                          =============  =============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


    Changes in temporary differences for the years ended December 31, 2002 and 2001 are as follows (millions of Won):

                                              Beginning
                                               Balance        Decrease         Increase      Ending Balance
                                           --------------  --------------  ---------------  ---------------
Accrued severance benefits................ (Won)    8,264  (Won)    2,659  (Won)        --  (Won)     5,605
Acquisition of stocks resulting from the
  transfer of capital surplus to common
  stock...................................         93,785           1,118               --           92,667
Loss on valuation of investment
  securities..............................         12,981           1,369               --           11,612
Gain on valuation of trading securities...        (61,887)             --          (98,659)        (160,546)
Impairment loss on investment equity
  securities..............................        698,145          63,791          154,156          788,510
Impairment loss on investment debt
  securities..............................        361,695         148,410          232,671          445,956
Present value discount....................        191,497              --           23,880          215,377
Provision for possible loan losses........        697,606         697,606          471,144          471,144
Provision for guarantees outstanding......        139,341         139,341           63,223           63,223
Loss on settlement of non-performing
  loans disposed..........................        227,194         227,194          208,358          208,358
Loss on investment valuation by the equity
  method..................................       (160,943)             --       (1,007,544)      (1,168,487)
Write-off of loans........................        734,846         162,999        1,200,851        1,772,698
Others....................................       (376,388)       (936,775)         171,196          731,583
                                           --------------  --------------  ---------------  ---------------
                                                2,566,136         507,712        1,419,276        3,477,700
Operating loss carry-forward..............      3,558,081         816,761               --        2,741,320
                                           --------------  --------------  ---------------  ---------------
                                                6,124,217       1,324,473        1,419,276        6,219,020
                                           ==============  ==============  ===============  ===============
Gross deferred income tax assets.......... (Won)1,818,892  (Won)  393,368  (Won)   421,525  (Won) 1,847,049
                                           ==============  ==============  ===============  ===============
Deferred income tax assets recorded on
  the balance sheet....................... (Won)  146,709                                   (Won)   146,834
                                           ==============                                   ===============

    Considering the future deductibility of accumulated deficit and temporary differences from future taxable income, the Bank recorded (Won)146,834 million out of total future income tax benefits of (Won)1,847,049 million.

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


20. Average Amounts of Assets and Liabilities Related to Interest Income and
    Expense:

    Interest income or interest expense and related average amounts of assets or liabilities for 2002 and 2001 are as follows (millions of Won):

                             2002                            2001
                ------------------------------- -------------------------------
                    Average     Interest Income     Average     Interest Income
                    Amounts       or Expense        Amounts       or Expense
                --------------- --------------- --------------- ---------------
 (Assets)
 Due from banks (Won) 2,321,166 (Won)   62,560  (Won) 3,819,060 (Won)  225,728
 Securities....      12,392,033        668,506       10,752,294        706,048
 Loans.........      44,081,790      2,546,169       47,684,966      3,634,930
 Others........                         34,280                          16,269
                                --------------                  --------------
                                (Won)3,311,515                  (Won)4,582,975
                                ==============                  ==============
 (Liabilities)
 Deposits...... (Won) 8,900,359 (Won)  404,641  (Won) 9,192,630 (Won)  532,312
 Borrowings....      20,630,046        671,158       21,672,006      1,174,039
 Bonds.........      36,054,817      2,047,937       36,740,049      2,597,114
 Others........                         55,244                          56,365
                                --------------                  --------------
                                (Won)3,178,980                  (Won)4,359,830
                                ==============                  ==============

21. Assets and Liabilities Denominated in Foreign Currencies:

    Significant assets and liabilities denominated in foreign currencies as of December 31, 2002 and 2001 are as follows:

                               Thousands of U.S.$ (*)            Millions of Won
                             --------------------------- -------------------------------
                                 2002          2001           2002            2001
                             ------------- ------------- --------------- ---------------
(Assets)
Cash........................ US$     1,540 US$     1,558 (Won)     1,849 (Won)     2,066
Due from banks..............     1,369,083     1,833,481       1,643,448       2,431,379
Trading securities..........       323,884       437,452         388,790         580,106
Investment securities.......     2,754,118     1,920,358       3,306,043       2,546,587
Bills bought................     2,536,782     2,648,181       3,045,154       3,511,753
Call loans..................       540,318     1,135,800         648,598       1,506,184
Loans.......................    13,427,626    13,750,382      16,118,522      18,234,381
Domestic import usance bills     2,793,102       607,925       3,352,839         806,170
Receivables.................     1,134,060     1,102,357       1,361,326       1,461,836
Other assets................     1,590,630     1,070,746       1,909,392       1,419,916
                             ------------- ------------- --------------- ---------------
                             US$26,471,143 US$24,508,240 (Won)31,775,961 (Won)32,500,378
                             ============= ============= =============== ===============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


                              Thousands of U.S.$ (*)            Millions of Won
                            --------------------------- -------------------------------
                                2002          2000           2002            2000
                            ------------- ------------- --------------- ---------------
(Liabilities)
Deposits................... US$   536,105 US$ 1,516,651 (Won)   643,540 (Won) 2,011,231
Borrowings.................    14,524,208    11,445,810      17,434,860      15,178,288
Bonds sold under repurchase
  agreements...............       589,872       281,532         708,082         373,340
Call money.................       269,026       204,342         322,939         270,978
Bonds in foreign currency..     7,714,125     9,136,761       9,260,036      12,116,259
Others.....................     1,746,748     2,077,741       2,096,795       2,755,292
                            ------------- ------------- --------------- ---------------
                            US$25,380,084 US$24,662,837 (Won)30,466,252 (Won)32,705,388
                            ============= ============= =============== ===============

--------
(*) Foreign currencies denominated other than in U.S. Dollars have been converted into U.S. Dollars by using the exchange rate in effect as of December 31, 2002 and 2001.

22. Operation Results of Trust Accounts:

    The income statements of the Trust Accounts for the years ended December 31, 2002 and 2001 are as follows:

                                                      Millions of Won
                                                 -------------------------
                                                     2002         2001
                                                 ------------ ------------
     (Revenue)
     Interest income............................ (Won)188,388 (Won)179,446
     Gain from securities.......................       51,020      193,267
     Others.....................................       22,437       44,952
                                                 ------------ ------------
                                                 (Won)261,845 (Won)417,665
                                                 ============ ============
     (Expenses)
     Dividends of trust profits to Beneficiaries (Won)104,408 (Won)299,389
     Commissions paid...........................          231          185
     Loss from securities.......................      104,025       66,729
     Taxes and dues.............................           --           53
     Trust fee to the Bank......................       23,871       22,596
     Provisions for possible loan loss..........        9,196       17,072
     Others.....................................       20,114       11,641
                                                 ------------ ------------
                                                 (Won)261,845 (Won)417,665
                                                 ============ ============

                          THE KOREA DEVELOPMENT BANK
          NOTES TO NON-CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                          December 31, 2002 and 2001


23.  Related Party Transactions:

    Significant transactions which occurred in the ordinary course of business with related parties for the years ended December 31, 2002 and 2001 are as follows:

                                                          Millions of Won
                                                   -----------------------------
                                                               Loans
                                                   -----------------------------
                                                        2002           2001
                                                   -------------- --------------
The KDB Capital Corp.............................. (Won)  325,583 (Won)  735,587
KDB Asia (HK) Ltd.................................         24,008         26,522
Daewoo Shipbuilding & Marine Engineering Co., Ltd.        480,951        412,914
Daewoo Securities Co., Ltd........................        200,000        200,000
Pan Ocean Shipping Co., Ltd. (*)..................        180,319             --
                                                   -------------- --------------
                                                   (Won)1,210,861 (Won)1,375,023
                                                   ============== ==============

--------
(*) Included as a related party in 2002.

24.  Supplemental Cash Flow Information:

    Transactions not involving an inflow or outflow of cash are as follows:

                                                   Millions of Won
                                             ---------------------------
                                                 2002          2001
                                             ------------ --------------
        Capital contribution in kind........ (Won)     -- (Won)3,000,000
        Loans converted to equity securities      775,051         63,647

                             THE REPUBLIC OF KOREA

Land and History

  Territory and Population

    Located generally south of the 38th parallel on the Korean peninsula, The Republic of Korea covers about 38,000 square miles, approximately one-fourth of which is arable. The Republic's population of approximately 48 million has a literacy rate of approximately 98%. The country's largest city and capital, Seoul, has a population of about 11 million people.

  Political History

    Dr. Rhee Syngman, who was elected president in each of 1948, 1952, 1956 and 1960, dominated the years after the Republic's founding in 1948. Shortly after President Rhee's resignation in 1960 in response to student-led demonstrations, a group of military leaders headed by Park Chung Hee assumed power by coup. The military leaders established a civilian government, and the country elected Mr. Park as President in October 1963. President Park served as President until his assassination in 1979 following a period of increasing strife between the Government and its critics. The Government declared martial law and formed an interim government under Prime Minister Choi Kyu Hah, who became the next President. After clashes between the Government and its critics, President Choi resigned, and General Chun Doo Hwan, who took control of the Korean army, became President in 1980.

    In late 1980, the country approved, by national referendum, a new Constitution, providing for indirect election of the President by an electoral college and for certain democratic reforms, and shortly thereafter, in early 1981, re-elected President Chun. Responding to public demonstrations in 1987, the legislature revised the Constitution to permit direct election of the President. In December 1987, Roh Tae Woo won the Presidency by a narrow plurality, after opposition parties led by Kim Young Sam and Kim Dae Jung failed to unite behind a single candidate. In February 1990, two opposition political parties, including the one led by Kim Young Sam, merged into President Roh's ruling Democratic Liberal Party.

    In December 1992, the country elected Kim Young Sam as President. The election of a civilian and former opposition party leader considerably lessened the controversy concerning the legitimacy of the political regime. President Kim's administration reformed the political sector and deregulated and internationalized the Korean economy.

    In December 1997, the country elected Kim Dae Jung as President. President Kim's party, the Millennium Democratic Party (formerly known as the National Congress for New Politics), formed a coalition with the United Liberal Democrats led by Kim Jong Pil, with Kim Jong Pil becoming the first prime minister in President Kim's administration. The coalition, which temporarily ended before the election held in April 2000, continued with the appointment of Lee Han Dong of the United Liberal Democrats as the Prime Minister in June 2000. The coalition again ended in September 2001.

    In December 2002, the country elected Roh Moo Hyun of the Millennium Democratic Party as President. President Roh began his term on February 25, 2003. The Roh administration has announced that its key policy priorities will include:

  . pursuing a flexible macroeconomic policy mix to ensure stable economic growth through balanced growth in domestic demand and exports;

  . nurturing emerging industries, encouraging research and development, and improving logistical infrastructure to maximize economic growth potential;

  . expanding the economic participation of women and the elderly, while establishing a sustainable social welfare system that is consistent with recent socio-economic progress;

  . continuing structural reforms that will result in a transparent, market-driven economy;

  .   continuing with inter-Korean cooperation; and

  . continuing with efforts to resolve the North Korea nuclear issue peacefully through various diplomatic channels.

Government and Politics

  Government and Administrative Structure

    Governmental authority in the Republic is centralized and concentrated in a strong presidency. The President is elected by popular vote and can only serve one term of five years. The President chairs the State Council, which consists of the prime minister, the deputy prime ministers, the respective heads of Government ministries and the ministers of state. The President can select the members of the State Council and appoint or remove all other Government officials, except for elected local officials.

    The President can veto new legislation and take emergency measures in cases of natural disaster, serious fiscal or economic crisis, state of war or other similar circumstances. The President must promptly seek the concurrence of the National Assembly for any emergency measures taken; failing to do so automatically invalidates the emergency measures.

    The National Assembly exercises the country's legislative power. The Constitution provides for the direct election of about 85% of the members of the National Assembly and the distribution of the remaining seats proportionately among parties winning over 3% of the popular vote. National Assembly members serve four-year terms. The National Assembly enacts laws, ratifies treaties and approves the national budget. The executive branch drafts most legislation and submits it to the National Assembly for approval.

    The country's judicial branch comprises the Supreme Court, the Constitutional Court and lower courts of various levels. The President appoints the Chief Justice of the Supreme Court and appoints the other Justices of the Supreme Court upon the recommendation of the Chief Justice. All appointments to the Supreme Court require the consent of the National Assembly. The Chief Justice, with the consent of the other Supreme Court Justices, appoints all the other judges in Korea. Supreme Court Justices serve for six years; all other judges serve for ten years. Other than the Chief Justice, justices and judges may be reappointed to successive terms.

    The President formally appoints all nine judges of the Constitutional Court, but three judges must be designated by the National Assembly and three by the Chief Justice of the Supreme Court. Constitutional Court judges serve for six years and may be reappointed to successive terms.

    Administratively, the Republic comprises nine provinces and seven cities with provincial status: Seoul, Busan, Daegu, Inchon, Gwangju, Daejon and Ulsan. From 1961 to 1995, the national government controlled the provinces and the President appointed provincial officials. Local autonomy, including the election of provincial officials, was reintroduced in June 1995.

  Political Organizations

    Currently, there are two main political parties, the Grand National Party ("GNP") and the Millennium Democratic Party ("MDP"), which is the current ruling party.

    As of December 31, 2002, the parties controlled the following number of seats in the National Assembly:

                                      GNP MDP Others Total
                                      --- --- ------ -----
                      Number of Seats 151 103   18    272

  Relations with North Korea

    Relations between the Republic and North Korea have been tense over most of the Republic's history. The Korean War of 1950-1953 began with the invasion of the Republic by communist forces from North Korea and, following a military stalemate, an armistice was reached establishing a demilitarized zone monitored by the United Nations in the vicinity of the 38th parallel.

    North Korea maintains a regular military force estimated at more than 1,000,000 troops, mostly concentrated near the northern border of the demilitarized zone. The Republic's military forces, composed of approximately 690,000 regular troops and almost 3.1 million reserves, maintain a state of military preparedness along the southern border of the demilitarized zone. The United States currently maintains approximately 37,000 troops in the Republic.

    Over the last few years, relations between the Republic and North Korea have generally improved, despite occasional difficult periods, such as the June 1999 and June 2002 incidents during which several North Korean naval ships intruded on the northern boundary of the Republic's territorial waters, resulting in a series of hostile naval clashes, and the recent events relating to North Korea's nuclear program discussed below. The Government believes that general improvement in relations between the Republic and North Korea in the last several years has stemmed from expectations of increased economic cooperation. Trade between the two Koreas, which totaled US$287 million in 1995, increased to US$403 million in 2001. In November 1998, the Hyundai Group began operating tours for South Koreans to visit the Mount Kumgang region of North Korea after reaching an agreement for such tours with the North Korean government. In June 2000, then-President Kim Dae Jung met with North Korea's leader Kim Jong-Il in Pyongyang, North Korea. This was the first summit meeting between the leaders of the Republic and North Korea since the nation was divided in 1945. After four rounds of discussions, the summit meeting resulted in the joint announcement by then-President Kim Dae Jung and North Korea's leader Kim Jong-Il that the two nations had reached an accord to promote: (1) the autonomous pursuit of unification; (2) the reunion of separated families;
(3) the promotion of economic cooperation and exchange in various fields; and
(4) the continuation of dialogue to implement the accord. Since the summit, ten rounds of ministerial talks have been held through April 2003.

    In recent months, however, the level of tension between the two Koreas, as well as between North Korea and the United States, has increased. In response to North Korea's admission to the maintenance of a nuclear weapons program in breach of the peace accord executed in October 1994, the United States, Japan, the Republic and the European Union (which became party to the 1994 accord in November 2002) decided to suspend shipments of oil to North Korea called for by the 1994 accord and reiterated their demands for the dismantling of North Korea's nuclear weapons program. Following the suspension of oil shipments, North Korea removed seals and surveillance equipment from its Yongbyon nuclear power plant and evicted nuclear inspectors from the United Nations International Atomic Energy Agency (the "IAEA") in December 2002. In January 2003, North Korea announced its intention to withdraw from the Nuclear Non-Proliferation Treaty, refusing to abandon its nuclear power and arms program unless the United States were to execute a non-aggression pact. Media reports have stated that North Korea has reactivated a reactor at its main nuclear complex, the Yongbyon nuclear power plant. In February 2003, the IAEA referred the nuclear issue to the United Nations Security Council. In an effort to secure a peaceful negotiated resolution to these events, the two Koreas continue to hold ministerial talks. In addition, in April 2003, the United States, North Korea and China held tripartite discussions in an effort to resolve issues relating to North Korea's nuclear weapons program, during which North Korea reportedly admitted that it had already successfully developed nuclear weapons. Although both President Roh of the Republic and President Bush of the United States have pledged their support in principle to a peaceful resolution of the situation, there can be no assurance that the level of tension will not escalate and that such escalation will not have a material adverse impact on the Republic's economy or its ability to obtain future funding.

    Over the longer term, reunification of the two Koreas could occur. Reunification may entail a significant economic commitment by the Republic.

  Foreign Relations and International Organizations

    The Republic maintains diplomatic relations with most nations of the world, most importantly with the United States with which it entered into a mutual defense treaty and several economic agreements. The Republic also has important relationships with Japan and China, its largest trading partners after the United States.

    The Republic belongs to a number of supranational organizations, including:

  .   the International Monetary Fund (the "IMF");

  .   the World Bank;

  .   the Asian Development Bank (the "ADB");

  .   the Multilateral Investment Guarantee Agency;

  .   the International Finance Corporation;

  .   the International Development Association;

  .   the African Development Bank;

  .   the European Bank for Reconstruction and Development;

  .   the Bank for International Settlements; and

  .   the World Trade Organization (the "WTO").

    In September 1991, the Republic and North Korea became members of the United Nations. During the 1996 and 1997 sessions, the Republic served as a non-permanent member of the United Nations Security Council.

    In March 1995, the Republic applied for admission to the Organization for Economic Cooperation and Development (the "OECD"), which the Republic officially joined as the twenty-ninth regular member in December 1996.

The Economy

  Economic Developments since 1997

    In 1997 and 1998, a number of developments described below adversely affected the Korean economy. Korean companies, including the conglomerates known as "chaebols" that dominate the Korean economy, banks and other financial institutions struggled financially, and a significant number of them failed. Factors that contributed to the financial difficulties included excessive investment by Korean companies and high levels of debt, including debt denominated in foreign currencies, incurred by Korean companies. The economic difficulties of certain Southeast Asian countries beginning in 1997 also contributed to Korea's problems. During this period, the Republic experienced significant depreciation of the Won, increases in interest rates, volatile stock prices, as well as reductions in its foreign currency reserves and reduced liquidity in the economy. Reflecting these factors, in 1998, GDP contracted by 6.7% at constant market prices, the inflation rate rose to 7.5% from 4.4% in 1997 and the unemployment rate rose to 7.0% from 2.6% in 1997.

    However, the Korean economy recovered after 1998 and achieved an increase in GDP of 10.9% in 1999 at constant market prices. In addition, the Republic recorded a trade surplus of US$23.9 billion in 1999 as the Republic's economic recovery led to a 28.4% increase in imports and a 8.6% increase in exports. The Republic recorded GDP growth of 9.3% and a trade surplus of US$11.8 billion in 2000, GDP growth of 3.1% and a trade surplus of US$9.3 billion in 2001 and GDP growth of 6.3% (based on preliminary data) and a trade surplus of US$10.3 billion in 2002. At the same time, inflation has been managed at relatively low levels of 0.8% in 1999, 2.3% in 2000, 4.1% in 2001 and 2.7% in 2002. Moreover,
the unemployment rate has continued to decrease in each year since 1998, to 6.3% in 1999, 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002.

    The following table sets forth information regarding certain of the Republic's key economic indicators for the periods indicated.

                                        As of or for the year ended December 31,
            -             -----------------------------------------------------------------
                             1997        1998        1999       2000      2001        2002
                          ---------  ----------   ----------  --------  --------  ---------
                            (In billions of dollars and trillions of won, except percentages)
GDP Growth(1)............       5.0%       (6.7)%       10.9%      9.3%      3.1%       6.3%(2)
Inflation................       4.4%        7.5%         0.8%      2.3%      4.1%       2.7%
Unemployment(3)..........       2.6%        7.0%         6.3%      4.1%      3.8%       3.1%
Trade Surplus............     $(8.5)      $39.0        $23.9     $11.8      $9.3      $10.3
Foreign Currency Reserves      $8.9       $48.5        $74.1     $96.2    $102.8     $121.4
External Liabilities.....    $159.2      $148.7       $137.1    $131.7    $118.8     $131.0
Fiscal Balance........... (Won)(7.0) (Won)(18.8)  (Won)(13.1) (Won)6.5  (Won)7.3  (Won)22.7(2)

--------
(1) At constant market prices.
(2) Preliminary
(3) Average for year.

    The Republic's economic and financial difficulties in 1997 and 1998 and its subsequent recovery are described in more detail below.

    Financial Condition of Korean Companies

    Beginning in early 1997, a significant number of Korean companies, including member companies of chaebol groups, experienced financial difficulties due to excessive investment in some industries, weak export prices and high levels of debt and foreign currency exposure. In addition, the widespread practice of cross guarantees among member companies of chaebols meant that the difficulties of financially weaker companies threatened the financially stronger companies as well. The reluctance and reduced ability of banks to renew or extend additional credit exacerbated these problems.

    Beginning in early 1997, a number of Korean companies failed, including companies in the Hanbo Group, the Sammi Group, the Kia Group, the Jinro Group, the Dainong Group, the Ssang Bang Wool Group, the New Core Group, the Tae-il Precision Group and the Halla Group. The series of major corporate failures in 1997 and 1998 contributed to increases in the Republic's unemployment rate, which rose to 8.5% as of January 31, 1999, but decreased to 3.1% as of December 31, 2002 due in large part to the Republic's economic recovery during the period.

    In August 1999, Korean creditor financial institutions of the Daewoo Group agreed to enter into voluntary workout programs for twelve companies of the Daewoo Group. By the end of March 2000, these creditors approved the workout programs, which included spin-offs of certain Daewoo Group companies, debt-for-equity swaps, deferrals of principal and interest payments, reduction of interest rates and provision of new credits by existing creditors. In addition, by March 2000, The Korea Asset Management Corporation ("KAMCO") reached an agreement in principle with foreign creditor financial institutions of certain Daewoo Group companies to purchase the creditors' claims. An offer to purchase the claims of foreign creditors was commenced in May 2000, and approximately US$3.9 billion, or over 90% of eligible claims, was purchased by KAMCO by October 2000. By December 2000, Daewoo Corporation and Daewoo Heavy Industries Ltd. spun off their respective operations to newly established operating companies pursuant to their workout programs. By December 2002, nine Daewoo Group companies, including Daewoo Engineering & Construction Co., Ltd. and Daewoo International Corporation, each of which were spun-off from Daewoo Corporation, and Daewoo Shipbuilding & Marine Engineering Co., Ltd. and Daewoo Heavy Industries & Machinery, Ltd., each of which were spun-off from Daewoo Heavy Industries, have exited from their respective workout programs. Additionally, Daewoo Corporation and Daewoo Heavy Industries are currently in the process of liquidation. The workout programs for the remaining four Daewoo Group companies are ongoing. Further, Daewoo Motor Co., Ltd., Korea's second-largest automobile manufacturer, went under court receivership in November 2000 after it had failed to obtain additional loans from its main creditor banks and defaulted on its short-term payment of obligations. As the key element of the restructuring of Daewoo Motor, GM-Daewoo Auto and Technology ("GMDAT") was established in August 2002 pursuant to a master agreement between General Motors Corporation ("GM") and certain creditors of Daewoo Motor. In October 2002, GMDAT acquired certain assets of Daewoo Motor, and GMDAT commenced operation as a result of a final agreement reached by GM and the creditors. According to the master agreement, GM and GM's affiliates ultimately will own 67% of GMDAT and the creditors will own the remaining 33%. Pursuant to an agreement between GM and the creditors, the creditors agreed to extend US$2 billion in additional loans to GMDAT, of which certain creditors, including Woori Bank, Chohung Bank, Korea Exchange Bank and us, have agreed to provide loans to GMDAT at market interest rates and trade finance facilities in the aggregate amount of US$1.25 billion, including US$750 million in loans from us.

    In addition to the uncertainties concerning the prospects of the restructuring of the Daewoo Group companies discussed above, the possibility of financial difficulties for other conglomerates as well as Korean financial institutions may negatively affect the Korean economy. For example, the Hyundai Group has been reported to be struggling with its indebtedness, reported to amount to approximately US$30 billion, and Hyundai Group's Hyundai Engineering & Construction Co., Ltd. and Hynix Semiconductor Inc. (formerly known as Hyundai Electronics Industries Co., Ltd. and disaffiliated from Hyundai Semiconductor Inc. (formerly known as Hyundai Electronics Industries Co., Ltd. and disaffiliated from Hyundai Group since June 2001) have been reported to be experiencing liquidity problems. In March, May and September 2001, creditor financial institutions of the Hyundai Group agreed to provide financial assistance by way of additional loans, extensions on maturities of various outstanding payment obligations, debt-for-equity swap transactions, guarantees of repayment obligations of overseas borrowings and injections of additional capital into the Hyundai Group companies. In addition, we established the "Fast Track Debenture Program" to support the corporate debenture market. Hyundai Engineering & Construction and Hynix Semiconductor were selected as companies to be included in this program, which commenced in January 2001 and ended in January 2002. Under this bond purchase program, selected companies became eligible to refinance through us up to 80% of the principal amount of their debentures maturing in 2001 through the issuance of new debentures to us at market interest rates. Despite a US$1.25 billion equity offering completed in June 2001, Hynix Semiconductor has been reported to continue to have financial difficulties. In October 2001, creditor financial institutions of Hynix Semiconductor decided to subject it to the Corporate Restructuring Promotion Act, which became effective in September 2001. The Corporate Restructuring Promotion Act allows creditor financial institutions of a troubled company to freeze and reschedule its debts (including provision of new credits) upon a resolution by creditors representing at least 75% of the entire claims amount, as part of efforts to sustain its operations. In June 2002, the creditor financial institutions converted (Won)3.1 trillion in principal amount of Hynix Semiconductor convertible bonds into equity. As a result, the creditor financial institutions now control Hynix Semiconductor. The creditor financial institutions are reportedly considering a wide range of options with respect to Hynix Semiconductor. In November 2002, an agreement was signed among Hynix Semiconductor, Hyundai Display Technology, Inc. (a subsidiary of Hynix Semiconductor) and Beijing Orient Electronics Group with respect to the sale of Hyundai Display Technology's TFT-LCD business for US$380 million. The creditor financial institutions of Hynix Semiconductor agreed to extend US$180 million in loans, including US$100 million from us, to Beijing Orient Electronics Group in connection with its acquisition of the TFT-LCD business. The extension of the loans and closing of the sale and purchase of the TFT-LCD business was completed in January 2003. In December 2002, the creditor financial institutions of Hynix Semiconductor approved a plan that includes a 21:1 reverse stock split followed by a (Won)1.9 trillion debt-for-equity swap and a rollover to the end of 2006 of (Won)3.0 trillion of Hynix Semiconductor's debt. The plan subsequently was approved by Hynix Semiconductor's board of directors in January 2003. The reverse stock split was consummated in March 2003 and the debt-for-equity swap was consummated in April 2003.

    In March 2003, SK Global Co., Ltd. admitted that it had falsified its financial statements and the Korean financial markets have been adversely affected as a result. The restructuring of SK Global's debt is reportedly ongoing.

    The Government and the private sector have worked together to implement major reforms in the corporate sector. As part of the corporate sector response to the financial crisis, all forms of mergers and acquisitions, including hostile takeovers, were liberalized in May 1998. The Government also required each of the 64 largest chaebol groups to agree upon capital structure improvement plans with its lead creditor banks in 1998. These plans specified annual debt to equity ratio targets for each chaebol, identified its core business area and established divestiture plans for companies outside its core business areas.

    As a result, the average numbers of affiliates of chaebol groups decreased significantly since 1997 and the debt to equity ratio of listed companies, excluding financial institutions, improved significantly from 271.4% at the end of 1997 to 128.0% at the end of 2001. In addition, laws and regulations progressively limiting, and eventually eliminating, the provision of cross guarantees among chaebol affiliates were implemented.

    Financial Condition of Korean Banks and Other Financial Institutions

    The capital adequacy and liquidity of most Korean banks and other financial institutions have been adversely affected by the financial difficulties of corporate borrowers, high levels of short-term foreign currency borrowings from foreign financial institutions and the consideration of non-market oriented factors in making lending decisions.

    The Government in late 1997 and 1998 ordered the closing of many of the worst affected financial institutions. In addition, the Government became the controlling shareholder of four large commercial banks, Seoul Bank, Korea First Bank, Woori Bank and Chohung Bank, by recapitalizing them. In December 1999, the Government sold a controlling interest in Korea First Bank to Newbridge Capital, and subsequently, the Government extended an invitation to domestic and foreign financial institutions to bid for and acquire Seoul Bank. The Government selected Hana Bank as the acquirer and the Hana Bank-Seoul Bank merger was consummated in December 2002. The newly merged entity formed the Republic's third largest commercial bank in terms of total assets. In January 2003, Shinhan Financial Group Co., Ltd. was selected by the Public Fund Oversight Committee as the preferred bidder with respect to the sale of the Chohung Bank shares owned by the Government.

    Further, to enhance the competitiveness of the Republic's financial institutions, the Government passed a law in October 2000 permitting the establishment of financial holding companies. Pursuant to such legislation, the Government formed a financial holding company, of which the Government is currently the controlling shareholder and whose holdings include Woori Bank and several other Korean financial institutions. Korean banks have also pursued mergers and acquisitions. A merger between H&CB and Kookmin Bank was completed in October 2001, and the merged entity became the largest bank in the Republic in terms of total assets.

    The Government estimates that, as of December 31, 2002, banks and non-bank financial institutions held non-performing assets (defined to include loans and other credits on which interest had not been paid for at least three months) totaling approximately (Won)31.8 trillion, compared to (Won)39.1 trillion as of December 31, 2001. By December 31, 2002, the Non-Performing Asset Management Fund managed by KAMCO had purchased approximately (Won)110.1 trillion in principal amount of non-performing assets from financial institutions for
(Won)39.8 trillion. The fund uses cash and three- to five-year Government-guaranteed notes to pay for its acquisitions.

    In recent years, credit card usage and consumer debt have increased substantially in Korea. These increases have recently been accompanied by a significant increase in the rate of delinquencies. The average delinquency rate among the Republic's nine credit card companies rose to 11.3% as of December 31, 2002 from 5.8% as of December 31, 2001. These events have adversely affected credit card companies' ability to raise funds. To stabilize the over-leveraged credit card industry, the Government has proposed an emergency package which would entail banks and other companies with credit card businesses making significant capital injections into their respective credit card affiliates.

    Foreign Currency Reserves and External Liabilities

    The Republic's foreign currency reserves have fluctuated in recent years. The Republic's foreign currency reserves fell 73.2% to US$8.9 billion as of December 31, 1997 from US$33.2 billion as of December 31, 1996, mostly due to repatriations by foreign investors of their investments in Korea, repayments of external debt, reduced availability of credit from foreign sources and intervention in the foreign currency market to stabilize the Won. The usable portion of the reserves, defined as the total foreign currency reserves less amounts on deposit with overseas branches of Korean financial institutions and swap positions between The Bank of Korea and other central banks, totaled only US$3.9 billion as of December 18, 1997.

    Since the end of 1997, however, the Government's usable foreign currency reserves have continued to increase, reaching US$123.8 billion as of March 31, 2003, primarily due to continued trade surpluses and capital inflows.

    The Republic's total external liabilities, using standards set by the IMF, totaled US$148.7 billion as of December 31, 1998, US$137.1 billion as of December 31, 1999, US$131.7 billion as of December 31, 2000 and US$118.8 billion as of December 31, 2001. The Republic's external liabilities totaled US$131.0 billion as of December 31, 2002.

    Credit Rating Changes

    In October 1997, the Republic's long-term foreign currency rating ceiling on bond obligations, as announced by Moody's Investors Service, Inc., was A1 and its long-term foreign currency rating as announced by each of Standard & Poor's Ratings Services and Fitch International Banking Credit Agency was AA-. Since that time, the rating agencies have changed the country's ratings significantly. In 2002, Moody's upgraded the Republic's long-term foreign currency rating to A3, Fitch IBCA to A and Standard & Poor's to A-. In February 2003, Moody's Investor Services changed its outlook on the long-term foreign currency rating of Korea to negative from positive, citing heightened security concerns stemming from North Korea's nuclear weapons program and increased uncertainty regarding North Korea's actions and possible responses from the international community.

    The table below shows the credit ratings downgrades for the Republic from December 1997 to January 1998.

                                                                                Rating
                                                                               ---------
Date     Rating Agency     Instrument                                          From  To
----     -------------     ----------                                          ---- ----
December
  1997   Moody's           Foreign currency rating on bond obligations         Baa2 Ba1
                           Foreign currency rating for long-term bank deposits Ba2  B1

         Standard & Poor's Long-term foreign currency rating                   BBB- B+
                           Long-term local currency rating                     A-   BBB-
                           Short-term foreign currency rating                  A-3  C
                           Short-term local currency rating                    A-2  A-3

         Fitch IBCA        Long-term foreign currency rating                   BBB- B-

January
  1998   Moody's           Foreign currency rating for bank deposits           B1   Caa1

    The table below shows the credit ratings upgrades for the Republic from February 1998 to July 2002.

                                                                                 Rating
                                                                                ---------
Date      Rating Agency     Instrument                                          From  To
----      -------------     ----------                                          ---- ----
February
  1998    Standard & Poor's Long-term foreign currency rating                   B+   BB+
                            Long-term local currency rating                     BBB- BBB+
                            Short-term foreign currency rating                  C    B
                            Short-term local currency rating                    A-3  A-2

          Fitch IBCA        Long-term foreign currency rating                   B-   BB+

January
  1999    Standard & Poor's Long-term foreign currency rating                   BB+  BBB-
                            Long-term local currency rating                     BBB+ A-
                            Short-term foreign currency rating                  B    A-3

          Fitch IBCA        Long-term foreign currency rating                   BB+  BBB-

February
  1999    Moody's           Foreign currency rating on bond obligations         Ba1  Baa3
                            Foreign currency rating for long-term bank deposits Caa1 Ba2

June 1999 Fitch IBCA        Long-term foreign currency rating                   BBB- BBB

November
  1999    Standard & Poor's Long-term foreign currency rating                   BBB- BBB
                            Short-term local currency rating                    A-2  A-1

December
  1999    Moody's           Foreign currency rating on bond obligations         Baa3 Baa2

March
  2000    Fitch IBCA        Long-term foreign currency rating                   BBB  BBB+

November
  2001    Standard & Poor's Long-term foreign currency rating                   BBB  BBB+

March
  2002    Moody's           Foreign currency rating on bond obligations         Baa2 A3

June 2002 Fitch IBCA        Long-term foreign currency rating                   BBB+ A

July 2002 Standard & Poor's Long-term foreign currency rating                   BBB+ A-

--------

    Interest Rate Fluctuations

    Due to adverse economic conditions, the depreciation of the Won and the Government's reform policy, interest rates payable by Korean borrowers increased substantially, both domestically and internationally, in late 1997 and 1998. The average annual interest rate on three-year Won-denominated, non-guaranteed corporate bonds rose from 12.6% as of September 30, 1997 to 29.0% as of December 31, 1997. Since the fourth quarter of 1998, interest rates have fallen significantly, primarily driven by improved economic conditions and The Bank of Korea interest rate policy. The

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

average interest rate on three-year Won-denominated, non-guaranteed corporate bonds fell to 5.3% as of May 9, 2003. Internationally, the spreads over United States treasury bonds on benchmark dollar-denominated bonds issued by the Republic and Korean financial institutions and companies have improved since the second half of 1998. If interest rates were to rise significantly in the future, the debt service costs of Korean borrowers and the possibility of defaults on debt repayments may increase.

    Exchange Rate Fluctuations

    Due to adverse economic conditions and reduced liquidity, the value of the Won relative to the U.S. dollar and other major foreign currencies declined substantially in 1997 but generally rose in 1998. Because of market pressure, in December 1997, the Government allowed the Won to float freely. The market average exchange rate as announced by the Seoul Money Brokerage Services Ltd. (formerly the Korea Financial Telecommunications and Clearings Institute) was
(Won)1,415.2 to US$1.00 on December 31, 1997, compared to (Won)914.8 to US$1.00 on September 30, 1997. The Won's sharp depreciation resulted from, among other things, significant demand for U.S. dollars and other major foreign currencies by Korean financial institutions and companies to repay their foreign currency debts, deteriorating foreign currency holdings of the Republic's financial institutions, credit rating downgrades experienced by the Republic and Korean financial institutions and corporations, as well as other external factors, including currency turmoil in Southeast Asian countries.

    Due to improved economic conditions and continued trade surpluses, the Won has generally appreciated against the U.S. dollar since the end of 1997, and as of May 9, 2003, the market average exchange rate was (Won)1,196.9 to US$1.00.

    Won depreciation increases substantially the amount of Won revenue needed by Korean companies to repay foreign currency-denominated debt, increases the possibility of defaults and results in higher prices for imports, including key raw materials such as oil, sugar and flour. On the other hand, Won appreciation generally has an adverse effect on exports by Korean companies.

    Stock Market Volatility

    The Korea Composite Stock Price Index declined by over 56% from 647.1 on September 30, 1997 to 280.0 on June 16, 1998. The index recovered to 937.6 on April 18, 2002, but fell to 619.1 on May 9, 2003, which still represented an increase of 121.1% since June 16, 1998.

    Significant sales of Korean securities by foreign investors and the repatriation of the sales proceeds could drive down the value of the Won, reduce the foreign currency reserves held by financial institutions in the Republic and hinder the ability of Korean companies to raise capital.

  Initial Reform Efforts in 1997

    In response to the economic difficulties experienced in 1997, the Government implemented a range of measures to restore the confidence of financial market participants in Korea by strengthening the country's economic fundamentals.

    The Government focused its reform measures on restructuring the country's financial sector. In April 1997, a presidential committee introduced short-term reform measures, including:

  . allowing commercial banks, securities firms and insurance companies to compete;

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

  . permitting the issuance of financial debentures by commercial banks and securities firms;

  .   increasing the size of deposit insurance funds;

  .   improving public disclosure systems and accounting standards; and

  .   eliminating interest rate controls.

    In June 1997, the Government announced medium- and long-term measures relating to the restructuring of The Bank of Korea and financial institution supervisory systems. The Government accelerated implementation of these measures in connection with the IMF financial aid package and related reforms. For a more extensive discussion of these measures, see "The Republic of Korea--The Economy--Post-IMF Reforms--Financial Sector Restructuring".

    To support troubled financial institutions and to stabilize the Republic's financial markets, in August 1997, the Government announced a financial aid package, including special loans and other measures, for certain commercial and merchant banks with large amounts of bad loans. The Government also announced measures to increase the Republic's foreign currency reserves, including guaranteeing the overseas foreign currency borrowings of Korean commercial banks.

    In October 1997, the Ministry of Finance and Economy established the Non-Performing Asset Management Fund to assist certain commercial banks and other financial institutions. The ministry restructured and expanded KAMCO in November 1997 and mandated it to manage the Non-Performing Asset Management Fund and purchase and dispose of non-performing assets of financial institutions. In December 1998, the Government increased the size of the Non-Performing Asset Management Fund to approximately (Won)33.6 trillion, funded by (Won)32.5 trillion in proceeds from the issuance of Government guaranteed bonds, a (Won)0.5 trillion loan from The Korea Development Bank and a (Won)0.6 trillion contribution from other financial institutions. In August 1999, (Won)12.0 trillion of the Non-Performing Asset Management Fund was transferred to the Deposit Insurance Fund. The size of the Non-Performing Asset Management Fund was approximately (Won)22.0 trillion as of December 31, 2002.

    The Non-Performing Asset Management Fund has purchased non-performing assets from commercial banks and other financial institutions since 1997 as follows:

                                                1997 1998 1999 2000 2001 2002
                                                ---- ---- ---- ---- ---- ----
                                                     (trillions of won)
  Face value of non-performing assets purchased  11   33   18   33   6    4
  Amount paid for these non-performing assets..   7   12    4   13   2    1

    The fund uses cash and three- to five-year Government guaranteed notes to pay for its acquisitions.

    As uncertainty about the stability of the Republic's financial markets persisted, in November 1997, the Government announced additional comprehensive measures to aid the financial sector, including:

  . providing faster settlement of bad loans purchased by KAMCO from financial institutions;

  .   offering incentives for financial institutions to merge;

  . requiring the merger of certain troubled financial institutions with other financial institutions;

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

  .   monitoring the condition of individual financial institutions;

  . insuring all amounts deposited with banks, non-bank financial institutions, and securities investment companies, and all amounts due from life insurance companies, until the end of 2000;

  . increasing the daily exchange rate band within which the Won may float from 2.25% to 10% (the band was subsequently removed); and

  . exploring the expansion of the Republic's foreign currency borrowings from international capital markets.

  IMF Financial Aid Package

    To help address the country's liquidity crisis and its generally difficult economic situation, the Government sought assistance from the IMF in November 1997 and reached agreement with the IMF on an aid package in December 1997. The aid package called for the Republic to receive loans totaling US$58 billion from the IMF, the World Bank, the ADB and the governments of certain countries, subject to compliance with several conditions. The loans helped to increase the Republic's foreign currency reserves and support the Republic's banking sector.

    The aid package consisted of US$21.0 billion over three years from the IMF in standby credits (approximately US$19.5 billion of which was disbursed), US$10.0 billion from the World Bank to support specific structural reform programs (US$7.0 billion of which was disbursed) and US$4.0 billion from the ADB to support policy and institutional reforms (US$3.7 billion of which was disbursed). In addition, Japan, the United States, France, Germany, the United Kingdom, Italy, Australia, Canada, Belgium, the Netherlands, Sweden, Switzerland and New Zealand pledged supplemental financing totaling approximately US$23 billion; Korea did not utilize any of the supplemental financing.

    Korea had repaid all of the amounts borrowed from the IMF by August 2001, approximately three years ahead of schedule. As to the amounts borrowed from the World Bank and the ADB, US$5.2 billion and US$3.7 billion, respectively, were still outstanding as of April 30, 2003.

  Post-IMF Reforms

    Since 1998, the Government has implemented comprehensive programs for economic reform and recovery aimed at rectifying the causes of the economic and financial difficulties experienced in 1997 and 1998. The key measures implemented and the results that have been achieved are discussed below.

    Financial Sector Restructuring

    General Goals. Beginning in late 1997, the Government undertook a comprehensive restructuring of its financial sector with the following goals:

  . improving supervision of the financial sector and strengthening the legal and regulatory framework for such supervision;

  . conforming accounting standards and disclosure rules to international "best practices";

  . requiring the audit of large financial institutions by internationally recognized accounting firms following auditing standards reflecting international "best practices";

  . upgrading the standards of prudential supervision applicable to financial institutions;

  .   strengthening risk management; and

  . introducing a stronger market orientation in the activities of financial institutions.

    Financial Support for Financial Institutions. To support troubled financial institutions, the National Assembly in December 1997 authorized guarantees of up to US$20 billion of external debt of Korean banks, and in January 1998, additional guarantees of up to US$7 billion of external debt of Korean commercial and merchant banks and up to US$8 billion of external debt of The Bank of Korea. The Government used the guarantees to help Korean financial institutions with their short-term foreign currency debt. In January 1998, the Government reached agreement with 13 international creditor banks to extend the maturity of short-term foreign currency obligations incurred by certain Korean financial institutions by replacing them with one-, two- and three-year loans guaranteed by the Government. In March 1998, 134 creditor banks tendered US$21.8 billion of eligible short-term debt in exchange for the guaranteed loans. The banks received the following guaranteed loans:

Term of Loan Principal Amount Interest Rate
------------ ---------------- -------------
One year....  US$3.8 billion  225 basis points above the six-month London Interbank Offered
                              Rate ("LIBOR")
Two years...  US$9.8 billion  250 basis points above six-month LIBOR
Three years.  US$8.3 billion  275 basis points above six-month LIBOR

    The two- and three-year loans were permitted to be prepaid at the option of the obligors prior to maturity in whole or in part without premium or penalty. The Korean financial institution obligors of the new loans paid fees to the Government in return for the guarantees. All of the loans have since been repaid.

    In December 1997, the Public Money Management Fund, which manages public funds, including pension funds of civil servants, acquired approximately
(Won)4.4 trillion of subordinated bonds from 27 Korean financial institutions to supplement their capital base. In addition, The Bank of Korea in December 1997 placed a substantial portion of its official reserves on deposit with overseas branches of Korean banks.

    Legislation. In connection with restructuring the financial sector of the Republic, the following measures have been adopted through legislation by the National Assembly:

  . amending The Bank of Korea Act to provide for the central bank's independence, with price stability as its main mandate;

  . establishing the Financial Supervisory Commission in April 1998 to supervise and regulate all financial institutions in Korea and establishing in January 1999 the Financial Supervisory Service as the Financial Supervisory Commission's executive arm, thereby consolidating the functions of a number of previous regulatory bodies;

  . introducing measures to deal effectively with unsound financial institutions, including reducing the capital of financially troubled institutions and allowing for capital injections by the Government on a case-by-case basis;

  . consolidating various deposit insurance institutions into the Korea Deposit Insurance Corporation ("KDIC") and expanding the sources of funding for deposit insurance;

  . repealing the Republic's usury law that had previously established a legal maximum interest rate at a ceiling of 40% per annum;

  . allowing foreign financial institutions to merge with and acquire domestic financial institutions;

  . strengthening confidentiality protections for private financial transactions;

  . requiring specialized banks and development institutions to comply with the same prudential standards as commercial banks and the same external audit requirements as other financial institutions;

  . amending the Republic's deposit insurance system, so that all amounts deposited with Korean banks, financial institutions, securities companies and insurance companies by July 31, 1998, plus interest, would be insured until the end of the year 2000. After December 31, 2000, all deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited; and

  . introducing audit committees, compliance officers and internal compliance rule systems to various financial institutions.

    Restructuring and Recapitalizing the Financial Institutions Sector. Since December 1997, the Government has been restructuring and recapitalizing troubled financial institutions, including closing insolvent financial institutions and those failing to carry out rehabilitation plans within specified periods.

In particular:

  . The Government became the controlling shareholder of Korea First Bank, Seoul Bank, Woori Bank and Chohung Bank by recapitalizing them. In December 1999, the Government sold a controlling interest in Korea First Bank to Newbridge Capital and, in September 2002, the Government selected Hana Bank as the acquirer of Seoul Bank. Hana Bank and Seoul Bank merged in December 2002. In January 2003, Shinhan Financial Group was selected by the Public Fund Oversight Committee as the preferred bidder with respect to the sale of the Chohung Bank shares owned by the Government;

  . In June 1998, the Financial Supervisory Commission, after reviewing the restructuring plans submitted by 12 commercial banks (not including Seoul Bank and Korea First Bank) that had failed to meet Bank of International Settlement capital adequacy standards as of December 31, 1997, ordered the suspension of operations of five commercial banks and the assignment of their assets and liabilities to five other commercial banks and KAMCO. KAMCO granted the five purchasing banks "putback" options if the assets deteriorated within six months from the purchase. The five banks also received compensation from KDIC for certain losses arising from the purchase and assumption of the assets and liabilities. In addition, KDIC injected capital into the purchasing banks by buying subordinated bonds or stocks. The Government allowed the seven other commercial banks to continue operations after they submitted revised restructuring or rehabilitation plans. The Government has continued to monitor the implementation of the restructuring plans and rehabilitation measures;

  . Through August 2001, 15 insurance companies have gone through restructuring. Two surety companies merged to form Seoul Guaranty Insurance Corporation;

  . Through December 2001, seven securities companies, a securities investment trust company, 122 mutual savings and finance companies, seven securities investment trust management companies and 407 credit unions have been closed. One securities company dissolved voluntarily. Additionally, the Government has overseen the demerger of three securities investment trust companies pursuant to which each such securities investment trust company was divided into two companies, i.e., a securities company and a securities investment management company; and

  . The Government required the Republic's merchant banks to achieve a capital adequacy ratio of 8% and through December 2001 closed 28 merchant banks which failed to meet such ratio. Six unsound merchant banks were merged into other financial institutions in line with the Government's restructuring policy. As of December 31, 2002, the number of the Republic's merchant banks decreased to three compared with 30 as of December 31, 1997.

    In 1999, (1) Boram Bank merged into Hana Bank, (2) Kangwon Bank, Hyundai International Merchant Bank and Chungbuk Bank merged into Chohung Bank, (3) Hanil Bank and the Commercial Bank of Korea merged to form Hanvit Bank and (4) Korea Long Term Credit Bank merged into Kookmin Bank.

    In 1999, 2000 and 2001, the Government injected public funds through KDIC in the aggregate amount of (Won)3.55 trillion into Korea Life Insurance Co., Ltd. and in the aggregate amount of (Won)10.25 trillion into Seoul Guaranty Insurance Corporation for recapitalization. In April 2000, the Government entered into agreements with each of Korea Life Insurance Co., Ltd. and Seoul Guaranty Insurance Corporation for the implementation of its management normalization plan. In December 2002, 51% of Korea Life Insurance Co., Ltd. held by KDIC was sold to a consortium of buyers led by the Hanwha Group for approximately US$686 million.

    The Financial Supervisory Commission generally has expected banks to adhere to a specific timetable to achieve specified performance objectives, including:

  .   improving their capital ratios to 6% by March 1999 and to 8% by March
      2000;

  . improving operating performance to enhance risk management and profitability; and

  .   continuing to identify and resolve non-performing loans.

    The Financial Supervisory Commission also encouraged banks to increase their capital ratios to 10% by December 2000.

    Regional banks that do not engage in international lending and national banks that do not lend in excess of (Won)5 billion to individual corporate borrowers and do not engage in international lending were required to improve their capital ratios to 4% by March 1999, 6% by March 2000 and 8% by December 2000.

    In June 2000, in an effort to enhance the international competitiveness of the Republic's banks, the Government announced a plan to implement the second-phase restructuring of the Republic's banks under the following principles:

  . The Government would create various systematic frameworks, including one for financial holding companies;

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

  . Banks which are not the recipients of the public funds may implement their own restructuring; and

  . The Government would take initiatives in the restructuring of the banks that have received public funds or in which the Government has controlling stakes.

    During 2000, the Government announced further details of the second-phase restructuring plan for the banks and required seven commercial banks, including Chohung Bank, Woori Bank, Korea Exchange Bank, Peace Bank of Korea, Kwangju Bank, Cheju Bank and Kyungnam Bank, into which the Government had injected public funds or which did not satisfy the minimum 8% BIS capital adequacy ratio, to submit their respective management improvement plans. The Government thereafter approved the management improvement plans submitted by Chohung Bank and Korea Exchange Bank. With respect to the management improvement plans submitted by the remaining five commercial banks, the Government approved them on the condition that they become a subsidiary of a financial holding company, of which the Government is the controlling shareholder. Four of these five commercial banks became subsidiaries of such financial holding company, which was established in March 2001. In May 2002, the remaining commercial bank, Cheju Bank, became a subsidiary of Shinhan Financial Group, a financial holding company formed by Shinhan Bank, in September 2001. Korean banks have also pursued mergers and acquisitions. A merger between H&CB and Kookmin Bank was completed in October 2001 and the merged entity became the largest commercial bank in the Republic in terms of total assets. Hana Bank and Seoul Bank merged in December 2002 to create the third largest commercial bank in the Republic in terms of total assets. In January 2003, Shinhan Financial Group was selected by the Public Fund Oversight Committee as the preferred bidder with respect to the sale of the Chohung Bank shares owned by the Government.

    The Government released a white paper on the creation, operation and recovery of public funds. According to the white paper and subsequent release, as of December 31, 2002, the Government had injected public funds in the aggregate of (Won)104.0 trillion in the form of bonds issued by KAMCO and KDIC and guaranteed by the Government, and had spent an additional (Won)55.0 trillion for the restructuring of the Republic's financial sector. KAMCO had spent approximately (Won)39.1 trillion ((Won)20.5 trillion by issuance of bonds with the Government's guarantee), as of December 31, 2002 to purchase non-performing assets from financial institutions, and KDIC had spent approximately (Won)100.9 trillion ((Won)83.5 trillion by issuance of bonds with government guarantees), as of December 31, 2002 to recapitalize banks and life insurance companies, compensate certain banks and life insurance companies for their losses incurred in acquiring assets and liabilities of other banks and life insurance companies and to pay deposits amounts to depositors of certain failed financial institutions. Through December 31, 2002, KAMCO had recovered
(Won)30.1 trillion from the disposition of assets purchased with public funds, and KDIC had recovered (Won)17.1 trillion from the disposition of assets purchased with public funds.

    In January 2000, the Government announced its intention to restructure securities investment trust companies, including the recapitalization of Korea Investment Trust Co., Ltd. and Daehan Investment Trust Co., Ltd., the two largest securities investment trust companies in Korea. The Government injected public funds in the amount of (Won)7.9 trillion into Korea Investment Trust and Daehan Investment Trust from late 1999 to June 2000. These companies had large exposures to corporate bonds and commercial paper issued by the companies of the Daewoo Group, and the Government also provided liquidity support in February 2000 to these companies in connection with the redemption required by the account holders of certain investment trust products sold by them. Each of Korea Investment Trust and Daehan Investment Trust was divided into a securities company and an investment trust management company.

    Hyundai Investment Trust Securities Co., Ltd., an affiliate of the Hyundai Group, also experienced financial difficulties as a result of having a large exposure to debentures issued by the companies of the Daewoo Group. The Hyundai Group entered into an agreement with the Financial Supervisory Service for the normalization of Hyundai Investment Trust Securities in May 2000 and announced a plan to recapitalize Hyundai Investment Trust Securities in June 2000. The Government is currently seeking other foreign financial organizations that are interested in acquiring interests in Hyundai Investment Trust Securities and its subsidiary investment trust management company.

    In September 2001, the Corporate Restructuring Promotion Act became effective. The Corporate Restructuring Promotion Act allows creditor financial institutions to freeze and restructure the debt of a financially troubled company that is unable to repay the borrowings from the financial institutions without additional credit support, upon a resolution by the financial institutions representing at least 75% of the entire claims amount. A creditor financial institution which has not participated in the relevant creditor committee or is opposed to the resolutions of the creditor committee (in respect of the commencement of the management of a failing company, the restructuring of the failing company's debt or the provision of new credits) may request the creditor committee to purchase its claims against the failing company, and the creditor financial institutions that have approved the relevant resolution are required to purchase such claims, or the relevant creditor committee may request KAMCO, KDIC or other resolution financial institutions under the Depositor Protection Act or any other institution designated by the creditor committee to purchase such claims, at a price to be negotiated with the financial institution making the purchase request. The Corporate Restructuring Promotion Act is scheduled to expire on December 31, 2005.

    Trade Liberalization

    The Republic agreed with the WTO to eliminate trade-related subsidies by the end of 1998 and phase out the import diversification program, which limits certain imports mainly from Japan, by the end of 1999. The Government abolished one type of trade-related subsidy in January 1998, and in March 1998 the National Assembly passed a bill abolishing two additional subsidies and revising the terms of another subsidy. The Government phased out the import diversification program in June 1999.

    In January 1998, the Government reduced the number of items subject to adjustment tariffs, and in August 1998, it submitted to the IMF a plan to streamline and improve the transparency of import certification procedures.

    Foreign Investment Liberalization

    The Government gradually has removed restrictions on foreign investment and capital market activities. In December 1997, the Government allowed foreigners, whether individually or in the aggregate, to acquire beneficial ownership of up to 50% of any class of shares listed on the Korea Stock Exchange. The Government eliminated, with certain limited exceptions, the aggregate and individual foreign ownership limits in May 1998. In addition, in July 1998, the Government eliminated all investment ceilings on the purchase by foreigners of all types of listed or unlisted bonds and later allowed foreign investment in the Government and corporate bonds, in money market instruments issued by corporations, including commercial paper, in certificates of deposit and in repurchase agreements.

    The Government also issued clear guidelines on the investment by foreign financial institutions in the equity securities of Korean financial institutions and, in March 1998, allowed foreign banks and brokerage houses to establish subsidiaries in Korea, subject to guidelines established by the Ministry of Finance and Economy.

    In July 1998, the Government permitted domestic corporations to directly incur long-term external debt through commercial loans or foreign-currency denominated bond offerings. This approach deviated from the traditional Korean policy of channeling international borrowings through domestic financial institutions for on-lending to the corporate sector.

    Corporate Governance and Corporate Structure

    In line with the agreement with the IMF, the Government has been stressing increased transparency in corporate governance, in particular through improved accounting, disclosure and auditing standards.

    In line with the Government's reform policy, in late 1997 and 1998, the National Assembly passed a broad range of measures restructuring the corporate and financial sectors, including:

  . providing tax benefits, such as tax deferrals or exemptions, for mergers and acquisitions occurring as part of a corporate restructuring;

  . rendering interest expenses on excessive corporate borrowing not deductible for tax purposes beginning in the year 2000 to discourage excessive borrowing;

  . raising the foreign investor shareholding threshold which requires board approval from the target company from 10% to one-third of the company's outstanding shares to facilitate the acquisition of Korean companies by foreign investors (the board approval requirement was subsequently abolished, thus opening the possibility of hostile takeovers of local companies by foreigners);

  . repealing the mandatory tender offer rule, which previously had required any acquirer of 25% or more of shares of a corporation listed on the Korea Stock Exchange or registered in the KOSDAQ Stock Market, Inc. to make a tender offer bid for more than 50% of the target company's shares;

  . repealing the ceiling on the amount of its own shares that a listed company may hold;

  .   strengthening legal protection for minority shareholder interests;

  . requiring the preparation of combined financial statements for chaebols, commencing from fiscal year 1999;

  . amending the Republic's insolvency laws, including creating a "management committee" composed of qualified professionals to assist the district courts' handling of the management of insolvent companies, limiting the availability of composition proceedings to large-sized companies by reinforcing eligibility requirements and expediting the time frames applicable to corporate reorganization and composition proceedings;

  . phasing out by March 2000 outstanding cross-guarantees by one chaebol member of its affiliates' indebtedness and prohibiting the issuance of new cross-guarantees;

  . requiring filing of quarterly reports by listed companies commencing year 2000;

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

  .   requiring audit committees at Korean companies;

  . adopting a new foreign investment law to facilitate foreign investment by streamlining the investment procedure;

  . adopting a law to facilitate the securitization of assets held by the Republic's corporations and financial institutions; and

  . providing the Financial Supervisory Commission with greater authority to require the restructuring of the Republic's financial institutions.

    Furthermore, in 2000 and 2001, the Korean Securities and Exchange Act were amended several times in order to enhance transparency in corporate governance. Under such amendments, companies listed on the Korea Stock Exchange or registered on the KOSDAQ are required to establish audit committees and appoint a specified number of independent outside directors. Such amendments also elaborate the criteria for eligibility for appointment as independent outside director and the procedures by which such outside directors must be nominated and elected.

    In 1998, the Government arranged for US$3.3 billion of trade financing, with maturities of up to one year, for small- and medium-sized companies and larger companies not affiliated with the top five chaebols. In addition, in 1999, the Government increased the amount of credit guarantees available for small- and medium-sized companies by (Won)24.0 trillion.

    Labor Market Reform

    Since January 1998, the Government has revised the unemployment insurance system by, among other things:

  . expanding coverage to workers in all companies (with a few statutory exceptions) starting October 1998;

  . increasing minimum benefits to 50% of average monthly wage (based on the most recent 12-month period), starting March 1998 and 90% of minimum hourly wage, starting January 2000;

  . extending eligibility from March 1998 for unemployment compensation to those workers who paid unemployment insurance premiums for only six months as opposed to 12 months; and

  . increasing the minimum benefit period from 60 to 90 days, beginning in January 2000.

    In April 1999, unemployment insurance benefits became available to workers in companies with fewer than five employees and to part-time and temporary workers. The Government estimates that approximately 360,000 individuals received (Won)839.3 billion of unemployment benefits in 2002.

    In January 1998, a tripartite committee of representatives of labor unions, corporations and the Government was established to implement key labor reforms. In February 1998, the committee reached agreement on over 100 labor issues and agreed to implement labor reform measures, including:

  . amending the labor laws to enable corporations to lay off workers for business reasons;

  .   permitting, starting July 1999, the formation of teachers' unions; and

  .   allocating up to (Won)5 trillion to stabilize the labor market.

The agreement calls for companies to make all reasonable efforts to avoid layoffs, consult with a representative of the employees 60 days before the planned layoffs, notify the Ministry of Labor about the planned layoffs, select workers to be laid off based on a fair and rational standard and make an effort to rehire the laid-off workers when business conditions improve. The Government endorsed the agreement, and the National Assembly passed legislation regarding the labor reform measures in February 1998.

    Since the agreement was announced, one of the labor unions whose representative participated in the committee rejected certain terms of the agreement and called for a nationwide strike. Although the strike was subsequently canceled, members of the union vowed to resist the labor reform measures, including the layoff of workers for business reasons. In August 1998, Hyundai Motor Company, which had announced plans for substantial layoffs of workers due to deteriorating business conditions, agreed to significantly reduce the number of workers laid off after its labor union staged a prolonged strike to protest the plans. In September 1998, the representatives of the labor unions of nine commercial banks of the Republic agreed on a collective bargaining agreement which enabled the Korean banks to lay off a maximum of 32% of the workers in connection with the first-phase restructuring of the banks in 1998. In May 1999, two labor unions and representatives from corporations announced their intention to withdraw from the committee of labor unions, corporations and the Government.

    In July 2000, the Korean Financial Industry Union, which represents the employees of 30 financial institutions, urged its members to participate in a strike to express their opposition to mergers of the banks and the possibility of further layoffs, when the Government announced its plan to implement the second-phase restructuring of the Republic's banks, including the promulgation of a law which allows the formation of financial holding companies. The strike subsequently was cancelled after the Government and the union leaders reached an agreement whereby the Government would not require mandatory bank mergers. In December 2000, members of the Kookmin Bank and H&CB labor union participated in a strike that lasted seven days, opposing the contemplated merger between the two banks. Actions such as these by labor unions may hinder the implementation of the labor reform measures and disrupt the Government's plans to create a more flexible labor market. Much effort is being expended to resolve labor disputes in a peaceful manner. However, there can be no assurance that further labor unrest will not occur in the future. Continued labor unrest in key industries of the Republic may have an adverse effect on the economy.

    The functions and prestige of the current tripartite committee may be strengthened and transformed into an organization that is able to achieve public consensus more effectively.

    Information Provision and Reform Policy Monitoring

    To improve transparency and allow market participants to make a more informed assessment of economic developments in the Republic, Korea agreed to improve publication and dissemination of its key economic data. The Government has published the following data since early 1998:

             Data                       Frequency
             ----                       ---------
             Foreign Exchange Reserves
               (including composition
               and net forward          Twice monthly (with a
               positions).............. five business day delay)
             Financial Institution
               Data (including non-
               performing loans,
               capital adequacy and
               ownership and
               affiliations)........... Quarterly
             Short-term External Debt.. Monthly

    The Government plans to improve the timeliness of data on local government finances.

Gross Domestic Product and Major Financial Indicators

  Gross Domestic Product

    Gross domestic product, or GDP, measures the market value of all final goods and services produced within a country for a given period and reveals whether a country's productive output rises or falls over time. Economists present GDP in both current and constant market prices. GDP at current market prices values a country's output using the actual prices of each year; GDP at constant market prices values output using the prices from a base year, thereby eliminating the distorting effects of inflation or deflation.

    The following table sets out the composition of the Republic's GDP at current and constant 1995 market prices and the annual average increase in the Republic's GDP.

                           Gross Domestic Product(1)

                                                                                                   As % of
                                                                                                     GDP
                                          1998        1999        2000        2001       2002(2)   2002(2)
                                       ----------  ----------  ----------  ----------  ----------  -------
                                                                (billions of won)
Gross Domestic Product at Current
  Market Prices:
Private Consumption...................  242,834.1   271,136.5   299,121.8   326,209.9   358,834.5    60.2
General Government Consumption........   48,782.1    50,089.4    52,479.7    57,179.7    62,968.0    10.6
Gross Domestic Fixed Capital
  Formation...........................  132,307.5   134,151.8   148,202.8   148,717.0   159,482.4    26.7
Change in Inventories.................  (38,252.7)   (5,380.6)   (1,033.7)     (505.8)   (4,158.5)   (0.7)
Exports of Goods and Services.........  220,960.8   204,377.6   233,791.7   233,007.3   238,633.7    40.0
Less Imports of Goods and Services.... (161,143.5) (171,277.7) (217,844.7) (220,441.7) (230,056.3)  (38.6)
Statistical Discrepancy...............   (1,121.7)     (352.8)    7,241.5     7,391.1    10,677.3     1.8
                                       ----------  ----------  ----------  ----------  ----------   -----
Expenditures on Gross Domestic
  Product.............................  444,366.5   482,744.2   521,959.2   551,557.5   596,381.2   100.0
Net Factor Income from the Rest of the
  World...............................   (7,724.7)   (6,146.6)   (2,731.8)   (1.543.1)      500.0     0.1
                                       ----------  ----------  ----------  ----------  ----------   -----
Gross National Product(1).............  436,641.8   476,597.6   519,227.4   550,014.4   596,881.2   100.1
                                       ==========  ==========  ==========  ==========  ==========   =====
Gross Domestic Product at Constant
  1995 Market Prices:
Private Consumption...................  201,869.3   224,151.8   241,930.5   253,370.7   270,561.2    51.6
General Government Consumption........   39,818.7    40,328.5    40,382.7    40,890.0    42,083.2     8.0
Gross Domestic Fixed Capital
  Formation...........................  114,563.5   118,772.9   132,337.3   129,926.6   136,219.6    26.0
Change in Inventories.................  (27,626.2)   (6,167.7)   (7,118.5)   (7,727.4)   (8,711.5)   (1.7)
Exports of Goods and Services.........  175,640.5   203,443.5   245,132.6   246,733.3   283,418.0    54.0
Less Imports of Goods and Services.... (109,798.1) (141,443.0) (169,715.7) (164,594.4) (191,512.9)  (36.5)
Statistical Discrepancy...............      242.7    (1,376.7)   (4,416.0)   (5,218.4)   (7,368.0)   (1.4)
                                       ----------  ----------  ----------  ----------  ----------   -----
Expenditures on Gross Domestic
  Product.............................  394,710.4   437,709.4   478,532.9   493,380.3   524,689.4   100.0
Net Factor Income from the Rest of the
  World...............................   (6,589.7)   (5,161.9)   (2,248.8)   (1,206.4)      363.5     0.1
Trading Gains and Losses from Changes
  in the Terms of Trade...............  (22,094.7)  (32,026.3)  (61,185.3)  (71,399.6)  (83,589.8)  (16.0)
                                       ----------  ----------  ----------  ----------  ----------   -----
Gross National Income(3)..............  366,026.0   400,521.2   415,098.8   420,774.3   441,463.1    84.1
                                       ==========  ==========  ==========  ==========  ==========   =====
Percentage Increase (Decrease) of GDP
  over Previous Year At Current
  Prices..............................       (2.0)        8.6         8.1         5.7         8.1
At Constant 1995 Market Prices........       (6.7)       10.9         9.3         3.1         6.3

--------
(1) GDP plus net factor income from the rest of the world is equal to the Republic's gross national product.
(2) Preliminary.
(3) GDP plus net factor income from the rest of the world and trading gains and losses from changes in the terms of trade is equal to the Republic's gross national income.
Source: Monthly Bulletin, March 2003; The Bank of Korea. Monthly Statistics of
                Korea, March 2002; Korea National Statistical Office.

    The following tables set out the Republic's GDP by economic sector at current and constant 1995 market prices.

                   Gross Domestic Product by Economic Sector
                          (at current market prices)

                                                                                            As % of
                                                                                              GDP
                                        1998       1999       2000       2001     2002(1)   2002(1)
                                     ---------  ---------  ---------  ---------  ---------  -------
                                                           (billions of won)
Industrial Sectors:
    Agriculture, Forestry and
      Fisheries.....................  21,977.8   24,481.5   24,517.6   23,935.2   23,593.5     4.0
    Mining and Manufacturing
        Mining and Quarrying........   1,675.1    1,670.0    1,802.2    1,893.5    2,069.7     0.3
        Manufacturing............... 137,152.7  148,402.9  163,283.2  168,160.4  174,247.1    29.2
    Construction, Electricity, Gas
      and Water
        Electricity, Gas and
          Water.....................  10,867.6   13,014.0   14,374.4   15,591.2   17,401.5     2.9
        Construction................  44,992.6   42,149.3   41,788.0   45,918.4   50,463.0     8.5
Services:
    Wholesale and Retail Trade,
      Restaurants and Hotels........  45,661.3   54,451.0   63,201.6   67,577.9   71,454.7    12.0
    Transportation, Storage and
      Communication.................  31,330.4   32,976.3   34,901.1   36,745.7   39,280.4     6.6
    Financing, Insurance, Real
      Estate and Business
      Services......................  86,466.3   95,276.5   98,977.1  105,546.3  127,538.5    21.4
    Community, Social and
      Personal Services.............  22,141.3   24,806.0   27,484.8   32,375.0   36,820.8     6.2
Producers of Government
  Services..........................  35,827.1   36,961.5   39,018.5   43,476.7   47,765.8     8.0
Producers of Private Non-Profit
  Services to Households............  10,895.9   11,470.6   12,320.7   13,410.5   14,659.7     2.5
Import Duties.......................  12,966.5   15,606.0   19,446.6   21,028.0   22,391.7     3.8
(Imputed Bank Service Charge)....... (17,588.1) (18,521.4) (19,156.5) (24,101.4) (31,305.2)   (5.2)
                                     ---------  ---------  ---------  ---------  ---------   -----
Gross Domestic Product at Current
  Prices............................ 444,366.5  482,744.2  521,959.2  551,557.5  596,381.2   100.0
Net Factor Income from the Rest of
  the World.........................  (7,724.7)  (6,146.6)  (2,731.8)  (1,543.1)     500.0    (0.1)
                                     ---------  ---------  ---------  ---------  ---------   -----
Gross National Income at Current
  Prices............................ 436,641.8  476,597.6  519,227.4  550,014.4  596,881.2    99.9
                                     =========  =========  =========  =========  =========   =====

--------
(1) Preliminary.
Source: Monthly Statistics of Korea, March 2003; Korea National Statistical
                Office.

                   Gross Domestic Product by Economic Sector
                       (at constant 1995 market prices)

                                                                                      As % of GDP
                                  1998       1999       2000       2001     2002(1)     2002(1)
                               ---------  ---------  ---------  ---------  ---------  -----------
                                                       (billions of won)
Industrial Sectors:
    Agriculture, Forestry
      and Fisheries...........  23,569.4   24,833.4   25,318.3   25,789.3   24,719.8       4.7
    Mining and
      Manufacturing
        Mining and
          Quarrying...........   1,337.6    1,408.8    1,443.9    1,451.8    1,508.5       0.3
        Manufacturing......... 116,734.8  141,295.1  163,733.1  167,172.3  177,737.3      33.9
    Construction,
      Electricity, Gas and
      Water
        Electricity, Gas
          and Water...........   9,868.0   10,897.0   12,425.3   13,064.4   14,782.4       2.8
        Construction..........  42,161.3   38,305.8   37,125.3   39,207.0   40,449.1       7.7
Services:
    Wholesale and Retail
      Trade, Restaurants
      and Hotels..............  46,813.2   53,422.4   58,635.0   60,955.5   64,355.4      12.3
    Transportation, Storage
      and
      Communication...........  30,887.9   35,361.8   41,691.4   46,087.2   49,486.4       9.4
    Financing, Insurance,
      Real Estate and
      Business Services.......  75,956.4   80,097.4   84,060.8   86,572.7   95,751.8      18.2
    Community, Social and
      Personal Services.......  18,119.0   20,123.7   21,148.8   22,102.4   24,630.4       4.7
Producers of Government
  Services....................  28,896.0   29,110.5   29,125.6   29,207.4   29,322.1       5.6
Producers of Private Non-
  Profit Services to
  Households..................   8,856.2    9,086.8    9,190.9    9,456.7    9,749.3       1.9
Import Duties.................   7,681.9   10,296.8   12,784.2   12,203.5   14,662.9       2.8
(Imputed Bank Service
  Charge)..................... (16,171.2) (16,530.2) (18,149.6) (19,890.0) (22,465.9)     (4.3)
                               ---------  ---------  ---------  ---------  ---------     -----
Gross Domestic Product at
  Constant 1995 Market
  Prices...................... 394,710.4  437,709.4  478,532.9  493,380.3  524,689.4     100.0
Net Factor Income from the
  Rest of the World...........  (6,589.7)  (5,161.9)  (2,248.8)  (1,206.4)     363.5       0.1
Trading Gains and Losses
  from Changes in the
  Terms of Trade.............. (22,094.7) (32,026.3) (61,185.3) (71,399.6) (83,589.8)    (15.9)
                               ---------  ---------  ---------  ---------  ---------     -----
Gross National Income at
  Constant 1995 Market
  Prices...................... 366,026.0  400,521.2  415,098.8  420,774.3  441,463.1      84.1
                               =========  =========  =========  =========  =========     =====

--------
(1) Preliminary.
Source: Monthly Bulletin, March 2003; The Bank of Korea.

    GDP contracted 6.7% in 1998 at constant market prices. The aggregate of private and general government consumption expenditures declined by 10.1% and gross domestic fixed capital formation declined by 21.2%, as facility investments declined sharply by 38.8% compared with 1997.

    In 1999, GDP growth increased to 10.9% at constant market prices. The aggregate of private and general government consumption expenditures increased by 9.4% and gross domestic fixed capital formation increased by 3.7%.

    In 2000, GDP growth was 9.3% at constant market prices. The aggregate private and general government consumption expenditures increased by 6.7% and gross domestic fixed capital formation increased by 11.4%.

    GDP growth slowed in 2001 to 3.1% at constant market prices, as aggregate private and general government consumption expenditures increased by 4.2% and gross domestic fixed capital formation decreased by 1.8%.

    Based on preliminary data, GDP growth in 2002 was 6.3% at constant market prices, as aggregate private and general government consumption expenditures increased by 6.2% and gross domestic fixed capital formation increased by 4.8%.

  Principal Sectors of the Economy

    Industrial Sectors

    The following table sets out production indices for the principal industrial products of the Republic and their relative contribution to total industrial production.

                             Industrial Production

                                                   2000 Index
                                                   Weight(1)   1998  1999  2000  2001  2002
                                                   ---------- -----  ----- ----- ----- -----
Mining............................................      36.2   93.9  101.4 100.0  99.1 103.2
    Coal..........................................       4.7  106.8   98.8 100.0  94.0  83.4
    Metal Ores....................................       0.8  144.6  122.0 100.0  58.1  96.7
    Others........................................      30.7   91.4  101.2 100.0 100.9 106.4
Manufacturing.....................................   9,362.9   68.3   85.4 100.0 100.9 108.3
    Food Products and Beverages...................     658.8   88.8   97.2 100.0 105.6 108.4
    Tobacco Products..............................      53.4  102.8   97.7 100.0  99.6  99.9
    Textiles......................................     472.7   94.2  100.1 100.0  90.0  84.6
    Apparel and Fur Articles......................     210.3   79.0   87.1 100.0  92.7  99.6
    Tanning and Dressing of Leather...............      97.6  107.7  108.4 100.0  94.8  87.4
    Wood and Wood and Cork Products...............      62.2   76.6   96.7 100.0 105.9 110.8
    Pulp, Paper and Paper Products................     193.2   86.6   96.3 100.0  98.9 104.8
    Publishing, Printing and Reproduction of
      Record Media................................     226.8  100.4   98.2 100.0 103.8 110.2
    Coke, Refined Petroleum Products and Nuclear
      Fuel........................................     309.9   90.3   98.4 100.0  96.3  88.1
    Chemicals and Chemical Products...............     856.9   85.5   94.3 100.0 102.8 109.3
    Rubber and Plastic Products...................     429.9   79.7   93.7 100.0 102.6 110.2
    Non-Metallic Mineral Products.................     331.5   87.3   93.8 100.0 102.1 107.7
    Basic Metals..................................     566.2   80.7   92.2 100.0 101.4 106.1
    Fabricated Metal Products.....................     414.8   90.8   95.4 100.0  95.3  99.0
    Machinery and Equipment.......................     812.5   66.2   81.5 100.0  97.0 104.7
    Office, Accounting and Computing
      Machinery...................................     330.8   30.7   62.2 100.0 100.3 110.9
    Electrical Machinery and Apparatus and
      Others......................................     379.8   64.4   82.7 100.0  95.9 103.6
    Radio, Television and Communication
      Equipment...................................   1,481.0   50.4   74.0 100.0 105.3 128.1
    Medical Precision and Optical Instrument,
      Watches.....................................     105.0   83.1   92.5 100.0 101.4 100.9
    Motor Vehicles and Trailers...................     916.1   57.3   87.8 100.0  98.7 106.7
    Other Transport Equipment.....................     274.6  100.3  108.8 100.0 125.3 124.4
    Furniture and Other Manufactured Goods........     178.9   88.7  105.2 100.0  95.0  95.7
Electricity and Gas...............................     600.9   79.4   89.4 100.0 106.9 115.0
All Items.........................................  10,000.0   68.9   85.6 100.0 101.3 108.7
    Percentage Increase (Decrease) of All Items
      Over Previous Year..........................             (6.5)  24.2  16.8   1.3   7.3

--------
(1) Index weights were established on the basis of an industrial census in 2000 and reflect the average annual value added by production in each of the classifications shown, expressed as a percentage of total value added in the mining, manufacturing and electricity and gas industries in that year.
Source: Monthly Bulletin, January 2003; Korea National Statistical Office.

    Industrial production declined by 6.5% in 1998 because of the economic slowdown which depressed domestic demand. Industrial production increased 24.2% in 1999 because of the Republic's domestic consumption recovery and the general stabilization in the economy. Industrial production increased by 16.8% in 2000 primarily due to increased exports and high domestic consumption. Industrial production growth slowed to 1.3% in 2001 because exports decreased while domestic consumption growth slowed. The Government estimates that industrial production increased by 7.3% in 2002 primarily due to strong domestic consumption and increased exports.

    Manufacturing

    In 1998, the manufacturing sector contracted by 6.6% compared with 1997. In 1999 and 2000, the manufacturing sector grew by 25.0% and 17.1%, respectively, due to general recovery from the economic downturn in 1998. In 2001, the manufacturing sector increased production by 0.9%, and in 2002, the manufacturing sector increased production by 7.3%. Light industries did not fare as well as the heavy and chemical industries segment as the economic boom of the early- and mid-1990s favored the large companies involved in the heavy and chemical industries. Light industry recorded a 15.5% decline in 1998. In 1999, light industry recorded an increase of production of 9.6%. In 2000, light industry recorded an increase of production of 2.8% due to increased production of clothing, rubber and plastic products. In 2001, light industry recorded a 0.7% decline due to the decreased production of textile, apparel and leather products. In 2002, light industry recorded a 2.2% increase due to increased production of food products.

    Automobiles. In 1998, domestic auto sales decreased by 48.5% compared to 1997 due to a decrease in real income and rises in unemployment and interest rates caused by the country's economic restructuring. Exports recorded only modest growth of 3.4% due to a reduction in demand from developing countries. Labor unrest at Hyundai Motors, the largest auto maker in Korea, also contributed to the decrease in automobile production. Overall automobile production of the Republic in 1998 decreased by 34.0% compared to 1997. In 1999, automobile production increased by 45.5%, domestic sales recorded an increase of 63.2% and exports recorded an increase of 10.9%, each compared with 1998. In 2000, automobile production increased by 9.6%, domestic sales recorded an increase of 12.3% and exports recorded an increase of 11.0%, each compared with 1999. In 2001, automobile production decreased by 5.4% compared to 2000. In 2001, domestic sales recorded an increase of 1.5% and exports recorded a decrease of 10.5%, each compared with 2000. In 2002, automobile production increased by 6.8%, domestic sales recorded an increase of 11.8% and exports recorded an increase of 0.6%, each compared with 2001.

    Electronics. In 1998, electronics production decreased by 20.1% and exports decreased by 7.2% compared to 1997 primarily because of continued oversupply of semiconductor memory chips in the world market. In 1999, electronics production increased by 43.5% compared to 1998, and exports increased by 34.2%. The growth in global electronics demand, particularly for "information technology products", such as semiconductor products, liquid crystal display devices, mobile phones and personal computers, led this growth. In 1999, export sales of semiconductor memory chips constituted approximately 37% of the Republic's total exports. In 2000, electronics production increased by 17.7% and exports increased by 31.0%, each compared with 1999 primarily because of the growth in global information technology products demand. In 2000, export sales of semiconductor memory chips constituted approximately 15% of the Republic's total exports. In 2001, electronics production increased by 11.8% and exports increased by 20.6% compared to 2000 primarily due to the continued growth in global information technology products demand. In 2001, export sales of semiconductor memory chips constituted approximately 9.5% of the Republic's total exports. In 2002, electronics production increased by 15.0% and exports increased by 18.2%, each compared with 2001 primarily due to continued growth in global information technology products demand. In 2002, export sales of semiconductor memory chips constituted approximately 11.5% of the Republic's total exports.

    Iron and Steel. Crude steel production in 1998 totaled 39.9 million tons, a decrease of 6.2% from 1997, to rank sixth in the world. Domestic sales decreased by 36.1% while exports increased 56.6%, largely due to enhanced price competitiveness because of the devalued won. Overall steel production in 1998 decreased by 12.9% compared to 1997. In 1999, crude steel production increased by 2.9% compared with 1998. In 2000, crude steel production totaled 43.1 million tons, an increase of 5.0% from 1999. Domestic sales increased by 13.7% due to the general stabilization in the economy while exports decreased slightly due to the oversupply of steel products in the world market. In 2001, crude steel production totaled 43.8 million tons, an increase of 1.7% from 2000. Domestic sales and exports slightly decreased due to the oversupply of steel products in the domestic and world markets. In 2002, crude steel production totaled 45.4 million tons, an increase of 3.5% from 2001. Domestic sales increased slightly due to the recovery of the domestic economy and exports decreased slightly due to decreased sales to North America and Europe.

    Shipbuilding. Shipbuilding orders in 1998 equaled 8.8 million gross tons, a decrease of 35.8% compared to 1997. Despite the decrease, Korea recorded the world's second largest share of shipbuilding orders in 1998. In 1999, the Republic's shipbuilding orders amounted to 11.8 million tons, which represented the world's largest share in such year. In 2000, the Republic's shipbuilding orders amounted to 20.7 million gross tons, an increase of 75.6% compared to 1999. Korea recorded the world's largest share of shipbuilding orders in 2000. In 2001, the Republic's shipbuilding orders amounted to 11.8 million gross tons, a decrease of 43.1% compared to 2000 due to decreased exports. In 2002, the Republic's shipbuilding orders amounted to 9.8 million gross tons, a decrease of 16.9% compared to 2001.

    Agriculture, Forestry and Fisheries

    The Government's agricultural policy has traditionally focused on:

  .   grain production;

  .   development of irrigation systems;

  .   land consolidation and reclamation;

  .   seed improvement;

  .   mechanization measures to combat drought and flood damage; and

  .   increasing agricultural incomes.

    Recently, however, the Government has increased emphasis on cultivating profitable crops and strengthening international competitiveness in anticipation of opening the domestic agricultural market.

    The production of rice, the largest agricultural product in Korea, totaled
5.1 million tons in 1998, representing a 0.7% decrease compared to 1997. In 1999, rice production increased to 5.3 million tons, a 3.2% increase compared with 1998. Due to limited crop yields resulting from geographical and physical constraints, the Republic depends on imports for certain basic foodstuffs. The Republic's self-sufficiency ratio further decreased from 57.9% in 1997 to 57.6% in 1998 and 54.2% in 1999. In 2000, the Republic's self sufficiency ratio slightly increased to 55.6%. In 2001, the Republic's self sufficiency ratio was 56.8%. In 2002, the Republic's self sufficiency ratio was 56.2%.

    The Government is seeking to develop the fishing industry by encouraging the building of large fishing vessels and modernizing fishing equipment, marketing techniques and distribution outlets.

    The contribution of the agriculture, forestry and fisheries subsector to GDP declined, at constant 1995 market prices, from 6.3% in 1994 to 5.2% in 2000 as a result of industrialization. In 2000, the agriculture, forestry and fisheries subsector posted no significant change from 1999. In 2001, the agriculture, forestry and fisheries industry increased by 1.2% compared to 2000 due to the increased productions of rice, fruits and corns as well as the increase of fishing catches. In 2002, the agriculture, forestry and fisheries industry, which decreased by 4.1% compared to 2001, was affected by unusually unfavorable weather conditions, including a severe typhoon during the month of September.

    Construction

    The construction industry constituted 8.0% of the Republic's GDP in 2001. In 1998, the construction industry contracted by 8.6% compared with 1997 because of the economic downturn. In 1999, the construction industry contracted by 10.1% compared with 1998. In 2000, the construction industry contracted by 3.7% compared with 1999 due to decreased orders for the construction of homes and investments in infrastructure. In 2001, the construction industry increased by 5.6% compared with 2000 due to the expansion of residential, commercial and educational construction and the steady increase of government investments in infrastructure. In 2002, the construction industry increased by 3.2% compared to 2001 due to the expansion of residential and commercial construction.

    Electricity and Gas

    The following table sets out the Republic's dependence on imports for energy consumption.

                 Dependence on Imports for Energy Consumption

              Total Energy Consumption Imports Imports Dependence Ratio
              ------------------------ ------- ------------------------
                (millions of tons of oil equivalents, except ratios)
         1998          165.9            189.7           114.3
         1999          181.4            201.0           110.8
         2000          192.9            213.8           110.8
         2001          198.4            215.4           108.6
         2002          209.1            215.2           102.9

--------
Source: Monthly Energy Statistics, March 2003; Korea Energy Economics Institute.

    Korea has no domestic oil or gas production and depends on imported oil and gas to meet its energy requirements. Accordingly, the international prices of oil and gas significantly affects the Korean economy. Any significant long-term increase in the prices of oil and gas will increase inflationary pressures in Korea and adversely affect the Republic's balance of trade.

    To reduce its dependence on oil and gas imports, the Government has encouraged an energy source diversification program emphasizing nuclear energy. The following table sets out the principal primary sources of energy consumed in the Republic, expressed in oil equivalents and as a percentage of total energy consumption.

                        Consumption of Energy by Source

           Coal        Petroleum      Nuclear       Others         Total
       ------------- ------------- ------------- ------------- --------------
       Quantity  %   Quantity  %   Quantity  %   Quantity  %   Quantity   %
       -------- ---- -------- ---- -------- ---- -------- ---- -------- -----
             (millions of tons of oil equivalents, except percentages)
  1998   36.0   21.7   90.6   54.6   22.4   13.5   16.9   10.2  165.9   100.0
  1999   38.2   21.0   97.3   53.6   25.8   14.2   20.2   11.1  181.4   100.0
  2000   42.9   22.2  100.3   52.0   27.2   14.1   22.5   11.7  192.9   100.0
  2001   45.7   23.0  100.4   50.6   28.0   14.1   24.3   12.2  198.4   100.0
  2002   49.1   23.5  102.7   49.1   29.8   14.3   27.5   13.2  209.1   100.0

--------
Source: Monthly Energy Statistics, March 2003; Korea Energy Economics Institute.

    The Republic's first nuclear power plant went into full operation in 1978 with a rated generating capacity of 587 megawatts. Eight more nuclear power plants were completed between 1982 and 1997, adding 9,733 megawatts of generating capacity. The Republic's total nuclear power generating capacity is estimated to be 15,720 megawatts.

    Services Sector

    In 1998, the services sector was adversely affected by the Republic's economic downturn. In 1998, the transportation, storage and communications subsector contracted by 0.8% compared with 1997. In 1999, the transportation, storage and communications subsector increased by 14.5% compared with 1998. The transportation, storage and communications sector further increased by 17.9% in 2000 compared with 1999. In 2001, the transportation, storage and communications sector increased by 10.5% compared with 2000. In 2002, the transportation, storage and communications sector increased by 7.4% compared with 2001. The financing, insurance, real estate and business services subsector contracted by 1.9% in 1998 because of the economic downturn. With large increases in securities trading in 1999, the financing, insurance, real estate and business services subsector increased by 5.5% compared with 1998. In 2000, the financing, insurance, real estate and business service subsector increased by 4.9% compared with 1999. In 2001, the financing, insurance, real estate and business service subsector increased by 3.9% compared with 2000. In 2002, the financing, insurance, real estate and business service subsector increased by 8.8% compared to 2001.

  Prices, Wages and Employment

    The following table shows selected price and wage indices and unemployment rates:

                 Increase            Increase             Increase
       Producer    Over    Consumer    Over                 Over
        Price    Previous   Price    Previous    Wage     Previous Unemployment
       Index(1)    Year    Index(1)    Year   Index(1)(2)   Year    Rate(1)(3)
      ---------- -------- ---------- -------- ----------- -------- ------------
      (1995=100)   (%)    (2000=100)   (%)    (2000=100)    (%)        (%)
 1997   107.2       3.9      90.2      4.4        84.7       7.0       2.6
 1998   120.3      12.2      97.0      7.5        82.1      (2.5)      7.0
 1999   117.8      (2.1)     97.8      0.8        92.6      12.1       6.3
 2000   120.2       2.0     100.0      2.3       100.0       8.0       4.1
 2001   122.5       1.9     104.1      4.1       105.1       5.1       3.8
 2002   124.4       1.6     106.9      2.7       116.8      11.2       3.1

--------
(1) Average for year.
(2) Nominal wage index of earnings in all industries.
(3) Expressed as a percentage of the economically active population.
Source: The Bank of Korea; Korea National Statistical Office.

    The Government's economic policy has helped keep inflation low. The inflation rate stood at 4.4% in 1997, 7.5% in 1998, 0.8% in 1999, 2.3% in 2000,
4.1% in 2001 and 2.7% in 2002.

    The economic events in 1997 and 1998 described above led to an increase in unemployment from 2.6% in 1997 to 6.3% in 1999, but unemployment has since decreased to 4.1% in 2000, 3.8% in 2001 and 3.1% in 2002.

    Korea regards its well-educated labor force as one of its principal assets. From 1992 to 2002, the economically active population of the Republic increased by 17.4% to 22.9 million, while the number of employees increased by 12.2% to
21.4 million. The economically active population over 15 years old as a percentage of the total over-15 population has remained between 58% and 63% over the past decade. Literacy among workers under 50 is almost universal.

    For a description of the Republic's unemployment insurance system, see "The Republic of Korea--The Economy--Post-IMF Reforms--Labor Market Reform".

Balance of Payments and Foreign Trade

  Balance of Payments

    Balance of payments figures measure the relative flow of goods, services and capital into and out of the country as represented in the current balance and the capital balance. The current balance tracks a country's trade in goods and services and transfer payments and measures whether a country is living within its income from trading and investments. The capital balance covers all transactions involving the transfer of capital into and out of the country, including loans and investments. The overall balance represents the sum of the current and capital balances. An overall balance surplus indicates a net inflow of foreign currencies, thereby increasing demand for and strengthening the local currency. An overall balance deficit indicates a net outflow of foreign currencies, thereby decreasing demand for and weakening the local currency. The financial account mirrors the overall balance. If the overall balance is positive, the surplus, which represents the nation's savings, finances the overall deficit of the country's trading partners. Accordingly, the financial account will indicate cash outflows equal to the overall surplus. If, however, the overall balance is negative, the nation has an international deficit which must be financed. Accordingly, the financial account will indicate cash inflows equal to the overall deficit.

    The following table sets out certain information with respect to the Republic's balance of payments.

                              Balance of Payments

Classification                                          December 31,
--------------                     -----------------------------------------------------
                                      1998       1999       2000       2001       2002
                                   ---------  ---------  ---------  ---------  ---------
                                                   (millions of dollars)
Current Account...................  40,364.9   24,476.7   12,241.2    8,238.9    6,092.1
    Goods.........................  41,626.8   28,370.9   16,871.6   13,491.9   14,179.8
        Exports(1)................ 132,121.6  145,163.6  175,947.7  151,261.6  162,553.7
        Imports(1)................  90,494.8  116,792.7  159,076.1  137,769.7  148,373.9
    Services......................   1,024.1     (651.0)  (2,889.2)  (3,827.6)  (7,460.6)
    Income........................  (5,638.3)  (5,159.0)  (2,421.3)  (1,198.1)     451.4
    Current Transfers.............   3,352.3    1,915.8      680.1     (227.3)  (1,078.5)
Capital and Financial Account.....  (3,196.7)   2,040.3   12,110.0   (3,274.9)   1,523.0
        Financial Account(2)......  (3,367.8)   2,429.6   12,725.2   (2,543.9)   2,614.0
        Capital Account...........     171.1     (389.3)    (615.2)    (731.0)  (1,091.0)
Changes in Reserve Assets......... (30,975.0) (22,982.9) (23,771.2)  (7,575.8) (11,800.6)
Net Errors and Omissions..........  (6,193.2)  (3,534.1)    (580.0)   2,611.8    4,185.5

--------
(1) These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2) Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
Source: Monthly Bulletin, February 2003; The Bank of Korea.

    The figures for 2002 indicate a current account surplus of approximately US$6.1 billion. The current account surplus in 2002 decreased in comparison with the current account surplus in 2001, primarily due to an increase in deficit from the services account.

  Trade Balance

    Trade balance figures measure the difference between a country's exports and imports. If exports exceed imports the country has a trade balance surplus while if imports exceed exports the country has a deficit. A deficit, indicating that a country's receipts from abroad fall short of its payments to foreigners, must be financed, rendering the country a debtor nation. A surplus, indicating that a country's receipts exceed its payments to foreigners, allows the country to finance its trading partners' net deficit to the extent of the surplus, rendering the country a creditor nation.

    The following table summarizes the Republic's trade balance for the periods indicated:

                                 Trade Balance

                                                        Exports
                                             Balance of as % of
                      Exports(1)  Imports(2)   Trade    Imports
                      ----------  ---------- ---------- -------
                      (millions of dollars, except percentages)
                 1997 136,164.2   144,616.4   (8,452.2)   94.2
                 1998 132,313.1    93,281.8   39,031.4   141.8
                 1999 143,685.5   119,752.3   23,933.2   120.0
                 2000 172,267.5   160,481.0   11,786.5   107.3
                 2001 150,439.1   141,097.8    9,341.3   106.6
                 2002 162,470.5   152,126.2   10,344.4   106.8

--------
(1) These entries are derived from trade statistics and are valued on a free on board basis.
(2) These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
Source: Monthly Bulletin, February 2003; The Bank of Korea.

    The Republic, due to its lack of natural resources, relies on extensive trading activity for growth. The country meets virtually all domestic requirements for petroleum, wood and rubber with imports, as well as much of its coal and iron needs. Exports consistently represent a high percentage of GDP; accordingly, the international economic environment is of crucial importance to the Republic's economy.

    The following tables give information regarding the Republic's exports and imports by major commodity groups:

                 Exports by Major Commodity Groups (F.O.B.)(1)

                                        As %            As %            As %            As %            As %
                                         of              of              of              of              of
                                1998    Total   1999    Total   2000    Total   2001    Total   2002    Total
                              --------- ----- --------- ----- --------- ----- --------- ----- --------- -----
                                                 (millions of dollars, except percentages)
Foods & Consumer Goods.......   2,744.7   2.1   2,951.0   2.1   2,791.9   1.6   2,646.2   1.8   2,634.7   1.6
Raw Materials and Fuels......   7,385.4   5.6   7,846.7   5.5  11,572.3   6.7   9,999.5   6.6   8,498.1   5.2
Light Industrial Products....  32,486.0  24.6  29,708.6  20.7  30,286.2  17.6  26,316.2  17.5  25,479.5  15.7
    Fibres...................   1,505.6   1.1   1,390.3   1.0   1,529.8   0.9   1,260.5   0.8   1,382.8   0.9
    Cloths...................   7,850.4   5.9   7,998.2   5.6   8,523.0   4.9   7,011.5   4.7   6,621.4   4.1
    Clothing.................   4,653.3   3.5   4,869.0   3.4   5,024.1   2.9   4,300.1   2.9   3,946.9   2.4
    Tires and Tubes..........   1,543.0   1.2   1,485.8   1.0   1,421.4   0.8   1,425.7   0.9   1,516.8   0.9
Heavy & Chemical Industrial
 Products....................  89,697.0  67.8 103,179.2  71.8 127,617.1  74.1 111,477.2  74.1 125,858.3  77.5
    Chemical Manufacturing
     Products................   9,016.8   6.8   9,408.8   6.5  12,144.7   7.0  10,826.7   7.2  11,845.3   7.3
    Metal Goods..............  11,118.7   8.4  10,308.4   7.2  11,362.5   6.6  10,031.4   6.7  10,312.1   6.4
    Machinery................  10,064.0   7.6  11,593.7   8.1  11,997.0   7.0  11,640.4   7.7  12,824.6   7.9
    Electronics..............  34,284.4  25.9  45,806.7  31.9  62,043.0  36.0  47,359.7  31.5  56,116.5  34.5
    Passenger Cars...........   8,167.1   6.2   9,416.7   6.6  11,101.6   6.4  11,450.8   7.6  13,322.3   8.2
    Ship.....................   8,014.1   6.1   7,490.3   5.2   8,229.4   4.8   9,699.2   6.4  10,672.2   6.6
                              --------- ----- --------- ----- --------- ----- --------- ----- --------- -----
       Total................. 132,313.1 100.0 143,685.5 100.0 172,267.5 100.0 150,439.1 100.0 162,470.5 100.0
                              ========= ===== ========= ===== ========= ===== ========= ===== ========= =====

--------
(1) These entries are derived from customs clearance statistics. F.O.B. stands for free on board, meaning that insurance and freight costs are not included.
Source: Monthly Bulletin, February 2003; The Bank of Korea.

                 Imports by Major Commodity Groups (C.I.F.)(1)

                                        As %            As %            As %            As %            As %
                                         of              of              of              of              of
                                 1998   Total   1999    Total   2000    Total   2001    Total   2002    Total
                               -------- ----- --------- ----- --------- ----- --------- ----- --------- -----
                                                 (millions of dollars, except percentages)
Foods & Consumer Goods........ 12,655.4  13.6  14,011.6  11.7  16,073.7  10.0  16,630.7  11.8  20,250.9  13.3
    Grain.....................  2,519.9   2.7   2,319.6   1.9   2,438.3   1.5   2,528.8   1.8   2,665.0   1.8
    Direct Consumption
     Goods....................  2,372.5   2.5   3,655.9   3.1   4,646.8   2.9   4,786.5   3.4   5,707.7   3.8
    Durable Goods.............  6,644.4   7.1   6,396.9   5.3   6,424.0   4.0   6,216.8   4.4   7,759.7   5.1
    Nondurable Goods..........  1,090.8   1.2   1,623.4   1.4   2,549.3   1.6   3,091.2   2.2   4,112.3   2.7
Industrial Materials and Fuels 45,593.5  48.9  57,252.9  47.8  78,974.8  49.2  71,929.3  51.0  73,891.4  48.6
    Crude Oil................. 11,240.6  12.1  14,782.7  12.3  25,215.6  15.7  21,367.8  15.1  19,200.3  12.6
    Raw Material for Light
     Industry.................  3,731.8   4.0   4,184.7   3.5   4,844.7   3.0   4,408.8   3.1   5,320.4   3.5
    Chemical Products.........  7,973.7   8.5   9,796.3   8.2  11,837.6   7.4  11,274.5   8.0  12,269.2   8.1
    Steel Products............  3,319.2   3.6   4,750.3   4.0   6,007.0   3.7   5,029.7   3.6   6,267.8   4.1
Capital Goods................. 35,032.9  37.6  48,487.8  40.5  65,432.5  40.8  52,537.8  37.2  57,983.8  38.1
    Machinery................. 10,491.5  11.2  13,514.2  11.3  18,425.9  11.5  15,264.2  10.8  17,998.9  11.8
    Electronic Products....... 21,583.4  23.1  31,673.1  26.4  43,292.9  27.0  33,839.2  24.0  35,996.6  23.7
    Transport Equipment.......  2,137.7   2.3   2,392.5   2.0   2,815.5   1.8   2,648.4   1.9   3,082.5   2.0
                               -------- ----- --------- ----- --------- ----- --------- ----- --------- -----
       Total.................. 93,281.8 100.0 119,752.3 100.0 160,481.0 100.0 141,097.8 100.0 152,126.2 100.0
                               ======== ===== ========= ===== ========= ===== ========= ===== ========= =====

--------
(1) These entries are derived from customs clearance statistics. C.I.F. means that the price of goods include insurance and freight costs.
Source: Monthly Bulletin, February 2003; The Bank of Korea.

    In 1998, the Republic recorded a trade surplus of US$39.0 billion due to a 35.5% decrease in imports. The Republic's economic difficulties drove down imports of all categories of goods. Exports decreased by 2.8% due to decreases in the country's major export categories.

    In 1999, the Republic recorded a trade surplus of US$23.9 billion. Exports grew by 8.6% and imports grew by 28.4%.

    In 2000, the Republic recorded a trade surplus of US$11.8 billion. The Republic's economic recovery led to a 34.0% increase in imports and a 19.9% increase in exports, due to an increase in major import and export categories.

    In 2001, the Republic recorded a trade surplus of US$9.3 billion. Exports decreased by 12.7% primarily due to weaker sales of computer products and imports decreased by 12.1% primarily due to decreased demand for raw materials and capital goods.

    In 2002, the Republic recorded a trade surplus of US$10.3 billion. Exports increased by 8.0% primarily due to an increase in sales of semiconductors, automobiles and wireless telecommunication devices and an increase in trade volume with China and imports increased by 7.8% primarily due to an increase in purchases of raw materials and machinery.

    The Republic's largest trading partners, the United States, Japan and China accounted for the following percentages of the country's imports and exports:

                   1998            1999            2000            2001           2002(1)
              --------------- --------------- --------------- --------------- ---------------
              Exports Imports Exports Imports Exports Imports Exports Imports Exports Imports
              ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                                    (%)
United States  17.2    21.9    20.5    20.8    21.8    18.2    20.7    15.8    20.2    15.1
Japan........   9.2    18.1    11.0    20.2    11.9    19.8    11.0    18.9     9.4    19.6
China(2).....  16.0     7.5    15.8     8.1    16.9     8.8    18.4    10.3    20.9    12.6

--------
(1) Preliminary.
(2) Includes Hong Kong.
Source: Ministry of Commerce, Industry and Energy.

    The outbreak of severe acute respiratory syndrome ("SARS") in Asia (including China) and other parts of the world has increased uncertainty of economic prospects for affected countries in particular, as well as world economic prospects in general. SARS may have an adverse effect on Korean and world economies.

  Non-Commodities Trade Balance

    In 1998, the Republic recorded a non-commodities trade deficit in its current account of approximately US$4.6 billion. In 1999, the non-commodities trade deficit increased to US$5.8 billion. The non-commodities trade deficit decreased to US$5.3 billion in 2000 and US$4.4 billion in 2001. In 2002, the non-commodities trade deficit increased to US$7.0 billion.

  Foreign Currency Reserves

    The following table shows the Republic's total official foreign currency reserves:

                            Total Official Reserves

                                                    December 31,
                                      -----------------------------------------
                                        1999      2000       2001       2002
                                      --------- --------- ---------- ----------
                                                (millions of dollars)
Gold(1).............................. $    67.1 $    67.6 $     68.3 $     69.2
Foreign Exchange.....................  73,700.3  95,855.1  102,487.5  120,811.4
                                      --------- --------- ---------- ----------
    Total Gold and Foreign Exchange..  73,767.4  95,922.7  102,555.8  120,880.6
Reserve Position at IMF..............     286.5     271.8      262.2      520.2
Special Drawing Rights...............       0.7       3.5        3.3       11.8
                                      --------- --------- ---------- ----------
    Total Official Reserves.......... $74,054.5 $96,198.1 $102,821.4 $121,412.5
                                      ========= ========= ========== ==========

--------
(1) For this purpose, domestically-owned gold is valued at US$42.22 per troy ounce (31.1035 grams) and gold deposited overseas is calculated at cost of purchase.
Source: The Bank of Korea.

    The Government's foreign currency reserves increased to US$123.8 billion as of March 31, 2003 from US$8.9 billion as of December 31, 1997, primarily due to continued balance of trade surpluses and capital inflows.

The Financial System

  Structure of the Financial Sector

    The Republic's financial sector includes the following categories of financial institutions:

  .   The Bank of Korea;

  .   banking institutions;

  .   non-bank financial institutions; and

  .   other financial entities, including:

        --securities institutions;

        --credit guarantee institutions;

        --venture capital companies; and

        --miscellaneous others.

    To increase transparency in financial transactions and enhance the integrity and efficiency of the financial markets, Korean law requires that financial institutions confirm that their clients use their real names when transacting business. To ease the liquidity crisis, the Government altered the real-name financial transactions system during 1998, to allow the sale or deposit of foreign currencies through domestic financial institutions and the purchase of certain bonds, including Government bonds, without identification. The Government also strengthened confidentiality protection for private financial transactions.

  Banking Industry

    The banking industry comprises commercial banks and specialized banks. Commercial banks serve the general public and corporate sectors. They include nationwide banks, regional banks and branches of foreign banks. Regional banks provide services similar to nationwide banks, but operate in a geographically restricted region. Branches of foreign banks have operated in Korea since 1967 but provide a relatively small proportion of the country's banking services. As of December 31, 2002, commercial banks consisted of eight nationwide banks, all of which have branch networks throughout Korea, six regional banks and 62 branches of foreign banks operated in the country. Nationwide and regional banks had, in the aggregate, 4,939 domestic branches and offices, 55 overseas branches, four overseas representative offices and 23 overseas subsidiaries as of December 31, 2002.

    Specialized banks meet the needs of specific sectors of the economy in accordance with Government policy; they are organized under, or chartered by, special laws. Specialized banks include:

  .   The Korea Development Bank;

  .   The Export-Import Bank of Korea;

  .   The Industrial Bank of Korea;

  . National Agricultural Cooperatives Federation (which merged with the National Livestock Cooperatives Federation in July 2000); and

  .   National Federation of Fisheries Cooperatives.

    The economic difficulties in 1997 and 1998 caused an increase in Korean banks' non-performing assets and a decline in capital adequacy ratios of Korean banks. From 1998 through 2002, the Financial Supervisory Commission amended banking regulations several times to adopt more stringent definitions for non-performing loans that more closely followed international standards. The new definitions increased the level of non-performing loans held by banks and other financial institutions. The following table sets out the total loans and discounts and non-performing assets of the commercial banking sector.


                                         Non-Performing  Percentage
                             Total Loans     Assets       of Total
                             ----------- -------------- ------------
                               (in trillions of won)    (percentage)
           December 31, 1999    328.3         27.4          8.3
           December 31, 2000    361.6         23.9          6.6
           December 31, 2001    379.1         11.0          2.9
           December 31, 2002    464.6          9.0          1.9

--------
Source: Banking Statistics, February 2003; Financial Supervisory Service.

    Most of the growth in total loans since the end of 1999, and in particular, since the end of 2001, has been attributable to loans to the retail sector, accounting for 51.8% of total loans as of December 31, 2002, compared to 40.0% as of December 31, 1999.

    A group of the Republic's banks, including eight nationwide commercial banks, six regional commercial banks and five special banks, posted an aggregate net profit of (Won)5.0 trillion in 2002, compared to an aggregate net profit of (Won)4.7 trillion in 2001.

  Non-Bank Financial Institutions

    Non-bank financial institutions include:

  . investment institutions, including merchant banks, securities investment trust companies and the Korea Securities Finance Corporation;

  . savings institutions, including trust accounts of banks, mutual savings and finance companies, credit unions, mutual credit facilities, community credit cooperatives and postal savings;

  .   life insurance institutions; and

  .   credit card companies.

    As of December 31, 2002, three merchant banks operated in the country. Since 1998, 28 merchant banks have been closed or merged into commercial banks or securities firms. As of December 31, 2002, the total assets of Korea's merchant banks amounted to an aggregate of (Won)3,090.9 billion.

    Through December 2001, each of five securities investment trust companies which managed and sold securities investment trusts was converted into an investment trust management company which only manages the trusts and a securities company. As of January 20, 2003, 31 securities investment trust management companies, which manage the trusts, operate in Korea. Currently, there is no securities investment trust company that also sells interests in the trusts in the Republic. As of January 20, 2003, total assets of all the securities investment trust companies totaled (Won)1,804.2 billion.

    Korean banks provide trust account management services pursuant to Korean law applicable to trusts. Banks segregate trust assets and cannot use them to satisfy claims of depositors or other creditors. Accordingly, trust accounts appear separately from banking accounts in the banks' financial statements. As of December 31, 2002, assets of trust accounts of all banks providing trust account management services totaled (Won)130,857.9 billion.

    The country had 116 mutual savings banks as of December 31, 2002, with assets totaling (Won)25,434.8 billion.

    As of December 31, 2002, 14 domestic life insurance institutions, three branches of foreign companies and six wholly-owned subsidiaries of foreign life insurance companies, with assets totaling approximately (Won)163.3 trillion as of December 31, 2002, served the Republic.

    As of December 31, 1999, seven credit card companies operated in the country with loans totaling approximately (Won)18.0 trillion, of which 8.1% were classified as non-performing loans. As of December 31, 2002 nine credit card companies operated in the country with loans totaling approximately
(Won)43.3 trillion, of which 11.3% were classified as non-performing loans.

  Money Markets

    In Korea, the money markets consist of the call market and markets for a wide range of other short-term financial instruments, including treasury bills, monetary stabilization bonds, negotiable certificates of deposits, repurchase agreements and commercial paper.

  Securities Markets

    As of March 31, 2003, 44 domestic securities companies (including joint venture securities companies) and 17 branches of foreign securities companies operated in Korea.

    The Korea Stock Exchange, a non-profit corporation wholly owned by its member firms began operations in 1956 and is Korea's only stock exchange. It has a single trading floor located in Seoul. The exchange imposes daily limits on share price movements to avoid excessive fluctuation. The Korea Composite Stock Price Index is comprised of all equities listed on the exchange. The exchange opened a stock index futures market in May 1996 and an options market in July 1997.

    In addition to the Korea Stock Exchange, Korea has two over-the-counter stock markets. The KOSDAQ Stock Market was established in July 1996, and the OTC Bulletin Board Market was launched in March 2000 for trading of shares not listed on either the Korea Stock Exchange or the KOSDAQ Stock Market.

    The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated.

                        December 28, 1998.......   562.5
                        December 28, 1999....... 1,028.1
                        December 26, 2000.......   504.6
                            January 31, 2001....   617.9
                            February 28, 2001...   578.1
                            March 30, 2001......   523.2
                            April 30, 2001......   577.4
                            May 31, 2001........   612.2
                            June 29, 2001.......   595.1
                            July 31, 2001.......   541.6
                            August 31, 2001.....   545.1
                            September 28, 2001..   479.7
                            October 31, 2001....   537.8
                            November 30, 2001...   643.9
                        December 28, 2001.......   693.7
                            January 31, 2002....   748.1
                            February 28, 2002...   820.0
                            March 29, 2002......   895.6
                            April 30, 2002......   842.3
                            May 31, 2002........   796.4
                            June 28, 2002.......   742.7
                            July 31, 2002.......   718.0
                            August 30, 2002.....   736.4
                            September 30, 2002..   646.4
                            October 31, 2002....   658.9
                            November 29, 2002...   724.8
                        December 30, 2002.......   627.6
                            January 30, 2003....   591.9
                            February 28, 2003...   575.4
                            March 31, 2003......   535.7
                            April 30, 2003......   599.4

    On December 27, 1997, the last day of trading in 1997, the index stood at 376.3, a sharp decline from 647.1 on September 30, 1997. The fall resulted from growing concerns about the Republic's weakening financial and corporate sectors, the Republic's falling foreign currency reserves, the sharp depreciation of the Won against the U.S. Dollar and other external factors, such as a sharp decline in stock prices in Hong Kong on October 24, 1997 and financial turmoil in Southeast Asian countries. The Korea Composite Stock Price Index rose to 1,028.1 on December 28, 1999, but has since been volatile. The index was 619.1 on May 9, 2003.

  Supervision System

    The Office of Bank Supervision, the Securities Supervisory Board, the Insurance Supervisory Board and all other financial sector regulatory bodies merged in January 1999 to form the Financial Supervisory Commission. The Financial Supervisory Commission acts as the executive body over the

Financial Supervisory Service. The Financial Supervisory Commission reports to, but operates independently of, the Prime Minister's office.

    The Ministry of Finance and Economy focuses on financial policy, foreign currency regulations and the approval process for establishing financial institutions. The Bank of Korea manages monetary policy focusing on price stabilization.

  Insurance System

    The Republic's deposit insurance system insures amounts on deposit with banks, non-bank financial institutions, securities companies and life insurance companies.

    Since January 2001, deposits at any single financial institution are insured only up to (Won)50 million regardless of the amount deposited.

    The Government recently excluded certain deposits, such as repurchase agreements, from the insurance scheme, expanded the definition of unsound financial institutions to which the insurance scheme would apply and increased the insurance premiums payable by insured financial institutions.

Monetary Policy

  The Bank of Korea

    The Bank of Korea was established in 1950 as Korea's central bank and the country's sole currency issuing bank. A seven-member Monetary Policy Committee, chaired by the Governor of The Bank of Korea, formulates and controls monetary and credit policies.

    The core inflation rate, which is the consumer price index adjusted to remove the non-cereal agriculture and petroleum components, is used as The Bank of Korea's target indicator. To achieve its established inflation target, the Monetary Policy Committee of The Bank of Korea determines and announces its overnight call rate target on a monthly basis. The Bank of Korea uses open market operations as its primary instrument to keep the call rate in line with the Monetary Policy Committee's target rate. In addition, The Bank of Korea is able to establish policies regarding its lending to banks in Korea and their reserve requirements.

  Interest Rates

    Interest rates gradually have been deregulated under a four-stage plan initiated in August 1991. In July 1997, some elements of the fourth and final stage of the plan were put in place. As of the end of 2002, all deposit and lending rates had been deregulated with the exception of those on demand deposits, which are scheduled to be deregulated in the near future.

  Money Supply

    The following table shows the volume of the Republic's money supply:

                                 Money Supply

                                                             December 31,
                                        -----------------------------------------------------
                                           1998       1999       2000       2001       2002
                                        ---------  ---------  ---------  ---------  ---------
                                                          (billions of won)
Money Supply (M1)(1)................... 121,731.1  170,659.4  196,714.5  246,720.5  283,580.8
Quasi-money(2)......................... 517,933.2  501,885.0  510,984.4  518,258.8  588,494.8
Money Supply (M2)...................... 639,664.3  672,544.4  707,698.9  764,979.3  872,075.6
    Percentage Increase Over Previous
      Year.............................      23.7%       5.1%       5.2%       8.1%      14.0%

--------
(1) Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2) Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.
Source: The Bank of Korea.

  Exchange Controls

    Authorized foreign exchange banks, as approved by the Ministry of Finance and Economy, handle foreign exchange transactions. The ministry has designated other types of financial institutions to handle foreign exchange transactions on a limited basis.

    Korean laws and regulations generally require the approval of, or a report to, either the Ministry of Finance and Economy, The Bank of Korea or authorized foreign exchange banks, as applicable, for issuances of international bonds and other instruments, overseas investments and certain other transactions involving foreign exchange payments.

    In 1994 and 1995, the Government relaxed regulations of foreign exchange position ceilings and foreign exchange transaction documentation and created free Won accounts which may be opened by non-residents at Korean foreign exchange banks. The Won funds deposited into the free Won accounts may be converted into foreign currencies and remitted outside Korea without any governmental approval. In December 1996, after joining the OECD, the Republic freed the repatriation of investment funds, dividends and profits, as well as loan repayments and interest payments. The Government continues to reduce exchange controls in response to changes in the world economy, including the new trade regime under the WTO, anticipating that such foreign exchange reform will improve the Republic's competitiveness and encourage strategic alliances between domestic and foreign entities.

    In September 1998 the National Assembly passed the Foreign Exchange Transaction Act, which became effective in April 1999 and was subsequently amended in October 2000. In principle, most currency and capital transactions, including, among others, the following transactions have been liberalized:

  . the investment in real property located overseas by Korean companies and financial institutions;

  . the establishment of overseas branches and subsidiaries by Korean companies and financial institutions;

  . the investment by non-residents in deposits and trust products having more than one year maturities; and

  .   the issuance of debentures by non-residents in the Korean market.

    To minimize the adverse effects from further opening of Korean capital markets, the Ministry of Finance and Economy is authorized to introduce a variable deposit requirement system to restrict the influx of short-term speculative funds.

    The Government has also embarked on a second set of liberalization initiatives starting in January 2001, under which ceilings on international payments for Korean residents have been eliminated, including overseas travel expenses, overseas inheritance remittances and emigration expenses. Overseas deposits, trusts, acquisitions of foreign securities and other foreign capital transactions made by residents and the making of deposits in Korean currency made by non-residents have also been liberalized. In line with the foregoing liberalization, measures will also be adopted to curb illegal foreign exchange transactions and to stabilize the foreign exchange market.

  Foreign Exchange

    The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated.

                                Exchange Rates

                                          Won/U.S. Dollar
                                           Exchange Rate
                                          ---------------
                      December 31, 1996..       844.2
                      December 31, 1997..     1,415.2
                      December 31, 1998..     1,207.8
                      December 30, 1999..     1,145.4
                      December 29, 2000..     1,259.7
                       January 31, 2001..     1,265.5
                       February 28, 2001.     1,245.7
                       March 30, 2001....     1,314.0
                       April 30, 2001....     1,324.7
                       May 31, 2001......     1,292.9
                       June 30, 2001.....     1,300.7
                       July 31, 2001.....     1,301.4
                       August 31, 2001...     1,283.8
                       September 29, 2001     1,309.1
                       October 31, 2001..     1,296.1
                       November 30, 2001.     1,274.0
                      December 31, 2001..     1,326.1
                       January 31, 2002..     1,314.8
                       February 28, 2002.     1,327.7
                       March 30, 2002....     1,326.4
                       April 30, 2002....     1,292.2
                       May 31, 2002......     1,233.3
                       June 29, 2002.....     1,201.8
                       July 31, 2002.....     1,197.0
                       August 31, 2002...     1,200.5
                       September 30, 2002     1,225.5
                       October 31, 2002..     1,233.4
                       November 30, 2002.     1,208.0
                      December 31, 2002..     1,200.4
                       January 30, 2003..     1,170.5
                       February 28, 2003.     1,186.8
                       March 31, 2003....     1,252.9
                       April 30, 2003....     1,213.1

    Prior to November 1997, the Government permitted exchange rates to float within a daily range of 2.25%. In response to the substantial downward pressures on the Won caused by the Republic's economic difficulties in late 1997, in November 1997, the Government expanded the range of permitted daily exchange rate fluctuations to 10%. The Government eliminated the daily exchange rate band in December 1997, and the Won now floats according to market forces. The value of the Won relative to the U.S. dollar depreciated from (Won)888.1 to US$1.00 on June 30, 1997 to (Won)1,964.8 to US$1.00 on December 24, 1997. Due
to improved economic conditions and increases in trade surplus, the Won has generally appreciated against the U.S. dollar. The market average exchange rate was (Won)1,196.9 to US$1.00 on May 9, 2003.

Government Finance

    The Ministry of Planning and Budget prepares the Government budget, and the Ministry of Finance and Economy administers the Government's finances.

    The Government's fiscal year commences on January 1. The Ministry of Planning and Budget must submit the budget to the National Assembly not later than 90 days prior to the start of the fiscal year and may submit supplementary budgets revising the original budget at any time during the fiscal year.

    The following table shows consolidated Government revenues and expenditures.

           Consolidated Central Government Revenues and Expenditures

                                            1998    1999    2000    2001   2002(1)
                                           ------- ------- ------- ------- -------
                                                      (billions of won)
Total Revenues............................  96,673 107,924 135,811 144,033 158,712
  Current Revenues........................  95,790 106,537 134,415 142,709 157,226
    Total Tax Revenues....................  67,798  75,658  92,935  95,793 103,967
      Income Profits and Capital Gains....  27,975  25,220  35,387  35,638  38,403
      Tax on Property.....................   1,379   3,272   4,262   2,920   2,894
      Tax on Goods and Services...........  27,159  33,608  38,020  43,818  48,048
      Customs Duties......................   3,836   4,687   5,800   5,923   6,601
      Others..............................   7,449   8,871   9,466   7,494   8,021
    Social Security Contribution..........  10,512  12,008  14,798  17,538  19,723
    Non-Tax Revenues......................  17,480  18,871  26,682  29,378  33,536
  Capital Revenues........................     883   1,387   1,396   1,324   1,486
Total Expenditures and Net Lending........ 115,430 120,988 129,284 136,765 136,047
  Total Expenditures......................  90,990 101,236 109,443 126,688 135,610
    Current Expenditures..................  70,631  76,798  87,170 101,744 106,256
      Goods and Services..................  21,697  19,772  24,707  26,223  28,628
      Interest Payments...................   3,399   5,884   6,888   7,198   6,846
      Subsidies and Other Transfers(2)....  44,430  49,333  55,114  66,540  68,931
        Subsidies.........................     576     432     329     534     768
        Other Transfers(2)................  43,854  48,901  54,785  66,006  68,163
      Non-Financial Public Enterprises
        Expenditures......................   1,105   1,809     461   1,783   1,851
    Capital Expenditures..................  20,359  24,438  22,273  24,944  29,354
  Net Lending.............................  24,440  19,752  19,841  10,077     437

--------
(1) Preliminary.
(2) Includes transfers to local governments, non-profit institutions, households and abroad.
Source: Ministry of Finance and Economy.

    The consolidated Government account consists of a General Account, Special Accounts (including a non-financial public enterprise special account) and Public Funds. The Government segregates the accounts of certain functions of the Government into Special Accounts and Public Funds for more effective administration and fiscal control. The Special Accounts and Public Funds relate to business type activities, such as economic development, road and railway construction and maintenance, monopolies, and communications developments and the administration of loans received from official international financial organizations and foreign governments.

    Revenues derive mainly from national taxes and non-tax revenues. Expenditures include general administration, national defense, community service, education, health, social security, certain annuities and pensions and local finance, which involves the transfer of tax revenues to local governments.

    Tax revenues decreased slightly in 1998 because of the country's economic difficulties. Expenditures increased significantly in 1998 resulting from the Government's program to restructure the country's economy and its debt obligations under the financial aid package extended by the IMF. Although the Government reduced expenditures in other budget areas, such as defense and general administration, a fiscal deficit was recorded in 1998 equal to approximately 4.2% of the Republic's GDP, financed in part by approximately
(Won)11.7 trillion of Government bonds issued in the domestic market in 1998.

    For 1999, revenues increased by approximately 11.6%, which represented 22.4% of the Republic's GDP, due in large part to higher tax and non-tax revenues. The Government expanded the value added tax base further and reduced the tax rate on real estate capital gains. The Government imposed modest cuts in several expenditure categories relative to 1998, including wages and salaries, purchase of goods and services, capital spending and net lending to help offset an anticipated increase in interest payments, including the carrying costs for financial sector restructuring. Fiscal deficit in 1999 decreased to approximately 2.7% of GDP.

    For 2000, revenues increased by approximately 25.8%, which represented 26.0% of the Republic's GDP principally due to higher tax and non-tax revenues. Tax revenues increased significantly while expenditures increased slightly due to the country's economic recovery. Principal factors for the tax revenue increase included:

  .   increase of corporate tax revenues due to increase of corporate profits;

  .   expansion of the tax base;

  .   increase of securities trading tax due to increase of trading volume; and

  .   increase of customs duties due to increase of imports.

The Republic had a fiscal surplus of 1.3% in 2000.

    For 2001, revenues increased by approximately 6.1%, which represented 26.1% of the Republic's GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country's economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to the sale by the Government of the shares it owns in Korean companies such as KT Corporation (formerly known as Korea Telecom Corp.) and Korea Tobacco & Ginseng Corporation as part of the Government's privatization plans. The Republic had a fiscal surplus of 1.3% in 2001.

    For 2002, revenues increased by approximately 10.2%, which represented 26.6% of the Republic's GDP principally due to higher tax and non-tax revenues. Tax revenues increased due to the country's economic growth and the accompanying increase in the overall compensation of workers in Korea. Non-tax revenues increased due to an increase in surplus amounts transfered from The Bank of Korea. Based on preliminary data, the Republic had a fiscal surplus of 3.8% in 2002.

Debt

  External and Internal Debt of the Government

    The following table sets out, by currency and the equivalent amount in U.S. Dollars, the estimated outstanding direct external debt of the Government as of December 31, 2002.

                    Direct External Debt of the Government

                                  Amount in      Equivalent
                                  Original     Amount in U.S.
                                  Currency       Dollars(1)
                                -------------- --------------
                                        (in millions)
                   US$.........   US$ 14,255.3  US$14,255.3
                   German Mark.    DM     61.2         32.8
                   Japanese Yen (Yen)109,635.0        925.1
                                                -----------
                       Total...                 US$15,213.2
                                                ===========

--------
(1) Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2002.

    The following table summarizes, as of December 31 of the years indicated, the outstanding direct internal debt of the Republic.

                    Direct Internal Debt of the Government

                                  (billions of won)
                             1998      47,588.6
                             1999      66,145.3
                             2000      75,847.6
                             2001      87,327.5
                             2002     103,341.3

   The following table sets out all guarantees by the Government of indebtedness of others:

                                        December 31,
                                ----------------------------
                                  2000     2001      2002
                                -------- --------- ---------
                                     (billions of won)
                    Domestic... 70,779.5 103,338.5 100,753.7
                    External(1)  3,785.9   3,431.1   1,717.7
                                -------- --------- ---------
                        Total.. 74,565.4 106,769.6 102,471.4
                                ======== ========= =========

--------
(1) Converted to Won at foreign exchange banks' telegraphed transfer selling rates to customers in effect on December 31 of each year.

    For further information on the outstanding indebtedness, including guarantees, of the Republic, see "The Republic of Korea--Tables and Supplementary Information".

    In December 1997, the National Assembly authorized the guarantee of up to US$20 billion of external debt of Korean banks, and, in January 1998, additional guarantees of up to US$7 billion of external debt of Korean commercial and merchant banks and up to US$8 billion of external debt of The Bank of Korea. The Government guaranteed approximately US$21.8 billion in new one-, two- and three-year loans that replaced the short-term foreign currency debt of eligible Korean financial institutions, all of which has subsequently been repaid. For a further discussion of this program, see "The Republic of Korea--The Economy--Post-IMF Reforms".

    In April 1998, the Government issued US$4.0 billion of U.S.
Dollar-denominated debt securities in addition to the World Bank and ADB obligations incurred in 1998.

  External Debt

    The following table sets out certain information regarding Korea's total external debt calculated using criteria agreed with the IMF. In particular, this information includes offshore borrowings by Korean banks, including their overseas branches and subsidiaries, but excludes borrowings by overseas branches and subsidiaries of Korean companies and deposits in overseas branches and subsidiaries of Korean banks.

                                                          December 31,
                                               -----------------------------------
                                               1997  1998  1999  2000  2001  2002
                                               ----- ----- ----- ----- ----- ----
                                                      (billions of dollars)
Total External Liabilities.................... 159.2 148.7 137.1 131.7 118.8 131.0
    Long-Term Debt............................  95.7 118.0  97.8  83.8  77.8  81.2
        Public Sector.........................  22.3  36.6  29.5  28.3  20.8  19.7
        Domestic Financial Institutions.......  43.2  45.8  43.5  22.5  20.1  19.3
        Korean Branches of Foreign Banks......   4.4   6.3   4.0   2.6   2.7   3.1
        Private Sector........................  25.9  29.4  29.9  30.4  34.2  39.1
    Short-Term Debt...........................  63.6  30.7  39.2  47.9  41.0  49.8
        Domestic Financial Institutions.......  27.2  11.3  12.7  15.3  13.1  17.3
        Korean Branches of Foreign Banks......  15.2   7.6   9.8  10.4   9.1  13.9
        Private Sector........................  21.2  11.8  16.7  22.2  18.8  18.6

--------
Source: Ministry of Finance and Economy.

  Debt Record

    The Government has always paid when due the full amount of principal of, interest on, and amortization or sinking fund requirements of, all of its indebtedness.

Tables and Supplementary Information

A.  External Debt of the Government(1)

                         Range of                 Range of  Principal Amounts
                         Interest     Range of    Years of  Outstanding as of
 Currency of Borrowings   Rates    Years of Issue Maturity  December 31, 2002
 ---------------------- ---------- -------------- -------- -------------------
                           (%)                             (millions of units)
      US$..............      0.75-     1960-       2001-
                        9/Floating      1998        2023       US$ 14,255.5
      Japanese Yen.....     3.25-5     1980-       2005-
                                        1990        2015     (Yen)109,635.0
      German Mark......      2-4.5     1973-       2001-
                                        1985        2021        DM     61.2
     Total External Funded Debt(2)....................         US$ 15,213.2

--------
(1) Estimated.
(2) Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2002.

B.  External Guaranteed Debt of the Government

                                                               Principal Amounts
                                  Interest Years of Years of   Outstanding as of
Name                               Rates    Issue   Maturity December 31, 2002(1)
----                              -------- -------- -------- ---------------------
                                    (%)                      (millions of dollars)
1.  Bonds
    Total Bonds.........................................               None
2.  Borrowings
    City of Taegu................ Floating   1988     2003              1.3
    Korea District Heating Corp.. Floating   1986     2003              2.9
    The Korea Development Bank... Floating   1999     2009            190.8
    The Korea Development Bank... Floating   1998     2003            157.7
    Industrial Bank of Korea..... Floating   1999     2006          1,064.1
                                                                    -------
        Total Borrowings(2).........................                1,416.8
                                                                    -------
           Total External Guaranteed Debt(2).....                   1,416.8
                                                                    =======

--------
(1) Estimated.
(2) Amounts expressed in currencies other than US$ are converted to US$ at the arbitrage rate between foreign currencies announced by the Seoul Money Brokerage Services, Ltd. in effect on December 31, 2002.

C.  Internal Debt of the Government

                                                        Range of  Range of   Principal Amounts
                                            Range of    Years of  Years of   Outstanding as of
Title                                    Interest Rates  Issue    Maturity  December 31, 2002(1)
-----                                    -------------- --------- --------- --------------------
                                              (%)                            (billions of won)
1.  Bonds
    Interest-Bearing Treasury Bond for
      Cereals Fund......................      2.0-17.0  1995-1999 2000-2004        1,100.0
    Foreign Exchange Stabilization
      Bonds.............................    6.97-14.48  1995-2000 2000-2005       15,849.9
    Interest-Bearing Treasury Bond for
      Treasury Bond Management
      Fund..............................     5.55-18.4  1995-2000 2001-2010       55,615.2
    Interest-Bearing Treasury Bond for
      National Housing I................           5.0  1990-2000 1995-2005       22,470.5
    Interest-Bearing Treasury Bond for
      National Housing II...............           3.0  1983-1999 2003-2019        3,236.1
    Non-interest-Bearing Treasury Bond
      for Contribution(2)...............            --  1967-1985        --           11.3
                                                                                  --------
        Total Bonds................................................               98,283.0
                                                                                  --------

        2.  Borrowings
            Borrowings from The Bank of Korea................     950.0
            Borrowings from the Sports Promotion Fund........      71.3
            Borrowings from the Civil Servant Pension Fund...     650.0
            Borrowings from the Export Insurance Fund........     510.0
            Borrowings from The Korea Development Bank.......     114.2
            Authorizeds Government Debt beyond Budget Limit..   2,762.8
                                                              ---------
                Sub-Total....................................   5,058.3
                                                              ---------
                   Total Internal Funded Debt................ 103,341.3
                                                              =========

--------
(1) Estimated.
(2) Interest Rates and Years of Maturity not applicable.

D.  Internal Guaranteed Debt of the Government

                                                                             Principal
                                                                              Amounts
                                           Range of  Range of  Range of   Outstanding as
                                           Interest  Years of  Years of   of December 31,
Name                                        Rates     Issue    Maturity       2002(1)
----                                      ---------  --------- --------- -----------------
                                             (%)                         (billions of won)
1.  Bonds of Government-Affiliated
  Corporations
    The Korea Development Bank...........  Floating  1989-1994 2002-2004          4.0
    Korea Container Terminal Authority...       6.0% 1993-1996 2002-2005        100.0
    Korea Asset Management Corporation... 5.0-12.14% 1997-1999 2002-2004     14,351.3
    Korea Deposit Insurance Corporation..    0.0-15% 1998-2001 1995-2008     80,974.4(2)
                                                                             --------
        Total Bonds.............................................             95,429.7
                                                                             ========

2.  Borrowings of Government-Affiliated Corporations
    Rural Development Corporation and Federation of             1967- 2000-
      Farmland.......................................      5.5%  1989  2024   226.7
    National Agricultural Cooperative Federation.....      5.0%  2001  2002   370.0
    Others........................................... Floating   1991  1999 1,090.9
                                                                            -------
        Total Borrowings...........................................         1,686.6
                                                                            =======

--------
(1) Estimated.
(2) Over four years beginning in 2003, (Won)49 trillion of such debt will be converted into direct debt of the Government.

                         DESCRIPTION OF THE SECURITIES

Description of Debt Securities

    We will issue debt securities under a fiscal agency agreement or agreements. The description below summarizes the material provisions of the debt securities and the fiscal agency agreement. Since it is only a summary, the description may not contain all of the information that may be important to you as a potential investor in the debt securities. Therefore, we urge you to read the form of fiscal agency agreement and the form of global debt security before deciding whether to invest in the debt securities. We have filed a copy of these documents with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. You should refer to such exhibits for more complete information.

    The financial terms and other specific terms of your debt securities will be described in the prospectus supplement relating to your debt securities. The description in the prospectus supplement will supplement this description or, to the extent inconsistent with this description, replace it.

    We will appoint a fiscal agent or agents in connection with debt securities whose duties will be governed by the fiscal agency agreement. We may replace the fiscal agent or appoint different fiscal agents for different series of debt securities.

  General Terms of the Debt Securities

    We may issue debt securities in separate series at various times. The prospectus supplement that relates to your debt securities will specify some or all of the following terms:

  .   the aggregate principal amount;

  .   the currency of denomination and payment;

  .   any limitation on principal amount and authorized denominations;

  . the percentage of their principal amount at which the debt securities will be issued;

  .   the maturity date or dates;

  . the interest rate for the debt securities and, if variable, the method by which the interest rate will be calculated;

  . whether any amount payable in respect of the debt securities will be determined based on an index or formula, and how any such amount will be determined;

  . the dates from which interest, if any, will accrue for payment of interest and the record dates for any such interest payments;

  .   where and how we will pay principal and interest;

  . whether and in what circumstances the debt securities may be redeemed before maturity;

  .   any sinking fund or similar provision;

  . whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated securities;

  . if issued in certificated form, whether the debt securities will be in bearer form with interest coupons, if any, or in registered form without interest coupons, or both forms, and any restrictions on exchanges from one form to the other; and

  .   other specific provisions.

    Depending on the terms of the debt securities we issue, the prospectus supplement relating to the debt securities may also describe applicable U.S. federal income tax and other considerations additional to the disclosure in this prospectus.

    Unless otherwise specified in the applicable prospectus supplement, we will maintain at an office in the Borough of Manhattan, The City of New York, a register for the registration of transfers of debt securities issued in registered form.

  Payments of Principal, Premium and Interest

    On every payment date specified in the relevant prospectus supplement, we will pay the principal, premium and/or interest due on that date to the registered holder of the relevant debt security at the close of business on the related record date. We will make all payments at the place and in the currency set out in the prospectus supplement. Unless otherwise specified in the relevant prospectus supplement or the debt securities, we will make payments in U.S. dollars at the New York office of the fiscal agent or, outside the United States, at the office of any paying agent. Unless otherwise specified in the applicable prospectus supplement or debt securities, we will pay interest by check, payable to the registered holder.

    We will make any payments on debt securities in bearer form at the offices and agencies of the fiscal agent or any other paying agent outside the United States as we may designate. At the option of the holder of the bearer debt securities, we will make such payments by check or by transfer to an account maintained by the holder with a bank located outside of the United States. We will not make payments on bearer debt securities at the corporate trust office of the fiscal agent in the United States or at any other paying agency in the United States. In addition, we will not make any payment by mail to an address in the United States or by transfer to an account maintained by a holder of bearer debt securities with a bank in the United States. Nevertheless, we will make payments on a bearer debt security denominated and payable in U.S. dollars at an office or agency in the United States if:

  . payment outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions; and

  . the payment is then permitted under United States law, without material adverse consequences to us.

    If we issue bearer debt securities, we will designate the offices of at least one paying agent outside the United States as the location for payment.

  Repayment of Funds; Prescription

    If no one claims money paid by us to the fiscal agent for the payment of principal or interest in respect of any series of debt securities for two years after the payment was due and payable, the fiscal agent or paying agent will repay the money to us. After such repayment, the fiscal agent or paying agent will not be liable with respect to the amounts so repaid, and you may look only to us for any payment under the debt securities.

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    Under Korea law, you will not be permitted to file a claim against us for payment of principal or interest on any series of debt securities unless you do so within five years, in the case of principal, and two years, in the case of interest, from the date on which payment was due.

  Global Securities

    The prospectus supplement relating to a series of debt securities will indicate whether any of that series of debt securities will be represented by a global security. The prospectus supplement will also describe any unique specific terms of the depositary arrangement with respect to that series. Unless otherwise specified in the prospectus supplement, we anticipate that the following provisions will apply to depositary arrangements.

    Registered Ownership of the Global Security

    The global security will be registered in the name of a depositary identified in the prospectus supplement, or its nominee, and will be deposited with the depositary, its nominee or a custodian. The depositary, or its nominee, will therefore be considered the sole owner or holder of debt securities represented by the global security for all purposes under the fiscal agency agreement. Except as specified below or in the applicable prospectus supplement, beneficial owners:

  . will not be entitled to have any of the debt securities represented by the global security registered in their names;

  . will not receive physical delivery of any debt securities in definitive form;

  .   will not be considered the owners or holders of the debt securities;

  . must rely on the procedures of the depositary and, if applicable, any participants (institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers) to exercise any rights of a holder; and

  . will receive payments of principal and interest from the depositary or its participants rather than directly from us.

    We understand that, under existing industry practice, the depositary and participants will allow beneficial owners to take all actions required of, and exercise all rights granted to, the registered holders of the debt securities.

    We will register debt securities in the name of a person other than the depositary or its nominee only if:

  . the depositary for a series of debt securities is unwilling or unable to continue as depositary; or

  . we determine, in our sole discretion, not to have a series of debt securities represented by a global security.

    In either such instance, an owner of a beneficial interest in a global security will be entitled to registration of a principal amount of debt securities equal to its beneficial interest in its name and to physical delivery of the debt securities in definitive form.

    Beneficial Interests in and Payments on a Global Security

    Only participants, and persons that may hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of

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beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

    All payments on a global security will be made to the depositary or its nominee. When the depositary receives payment of principal or interest on the global security, we expect the depositary to credit its participants' accounts with amounts that correspond to their respective beneficial interests in the global security. We also expect that, after the participants' accounts are credited, the participants will credit the accounts of the owners of beneficial interests in the global security with amounts that correspond to the owners' respective beneficial interests in the global security.

    The depositary and its participants establish policies and procedures governing payments, transfers, exchanges and other important matters that affect owners of beneficial interests in a global security. The depositary and its participants may change these policies and procedures from time to time. We have no responsibility or liability for the records of ownership of beneficial interests in the global security, or for payments made or not made to owners of such beneficial interests. We also have no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

    Bearer Securities

    We may issue debt securities in a series in the form of one or more bearer global debt securities deposited with a common depositary for the Euroclear and Cedel Bank, or with a nominee identified in the applicable prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement.

  Additional Amounts

    We will make all payments of principal of, and premium and interest, if any, on the debt securities without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions, unless required by law. If Korean law requires us to deduct or withhold taxes, we will pay additional amounts as necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

    We will not pay, however, any additional amounts if you are liable for Korean tax because:

  . you are connected with the Republic other than by merely owning the debt security or receiving income or payments on the debt security;

  . you failed to complete and submit a declaration of your status as a non-resident of the Republic after we or the relevant tax authority requested you to do so; or

  . you failed to present your debt security for payment within 30 days of when the payment is due or, if the fiscal agent did not receive the money prior to the due date, the date notice is given to holders that the fiscal agent has received the full amount due to holders. Nevertheless, we will pay additional amounts to the extent you would have been entitled to such amounts had you presented your debt security for payment on the last day of the 30-day period.

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    We will not pay any additional amounts for taxes on the debt securities except for taxes payable through deduction or withholding from payments of principal, premium or interest. Examples of the types of taxes for which we will not pay additional amounts include the following: estate or inheritance taxes, gift taxes, sales or transfer taxes, personal property or related taxes, assessments or other governmental charges. We will pay stamp or other similar taxes that may be imposed by the Republic, the United States or any political subdivision or taxing authority in one of those two countries on the fiscal agency agreement or be payable in connection with the issuance of the debt securities.

  Status of Debt Securities

    The debt securities will:

  . constitute our direct, unconditional, unsecured and unsubordinated obligations;

  . rank at least equally in right of payment among themselves, regardless of when issued or currency of payment; and

  . rank at least equally in right of payment with all of our other unsecured and unsubordinated obligations, subject to certain statutory exceptions under Korean law.

  Negative Pledge Covenant

    If any debt securities are outstanding, we will not create or permit any security interests on our assets as security for any of our indebtedness or guarantees issued by us, unless the security interest also secures our obligations under the debt securities.

    We may, however, create or permit a security interest:

  . on any promissory debt securities or commercial paper discounted or otherwise provided as security to or issued or held by us created in favor of The Bank of Korea in the normal operation of The Bank of Korea's discount facilities or facilities for the funding of loans by us to our customers; or

  . on any asset (or documents of title to such asset) incurred when the asset was purchased or improved to secure payment of the cost of the activity; or

  . of a statutory nature arising in the ordinary course of our business but unrelated to our activities of borrowing or raising money; or

  . on any real estate owned by us imposed by a tenant of such real estate as security for repayment of any key money paid by the tenant; or

  . arising by operation of Korean law or given preference by law following our failure to meet an obligation, although we will not permit such a security interest to exist for more than 30 days.

  Events of Default

    Each of the following constitutes an event of default with respect to any series of debt securities:

    1. Non-Payment: we do not pay principal or interest or premium or deposit any sinking fund payment on any debt securities of the series when due and such failure to pay continues for 30 days.

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    2.  Breach of Other Obligations:  we fail to observe or perform any of the covenants in the series of debt securities (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the debt securities of the series.

    3.  Cross Default and Cross Acceleration:

     . we default on any External Indebtedness, and, as a result, becomes obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

     . we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount.

    4.  Moratorium/Default:

     . the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

     . the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

     . the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

    5.  Bankruptcy:

     . we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

     . we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

     .   a substantial part of our assets are liquidated; or

     .   we cease to conduct the banking business.

    6. Failure of Support: the Republic fails to provide financial support for us as required under Article 44 of the KDB Act as of the date of the debt securities of such series.

    7. Control of Assets: the Republic ceases to own or control us (directly or indirectly).

    8. IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

    For purposes of the foregoing, "External Indebtedness" means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

    If an event of default occurs, any holder may declare the principal amount of debt securities that it holds to be immediately due and payable by written notice to us and the fiscal agent.

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    You should note that:

  . despite the procedure described above, no debt securities may be declared due and payable if we cure the applicable event of default before we receive the written notice from the debt security holder;

  . we are not required to provide periodic evidence of the absence of defaults; and

  . the fiscal agency agreement does not require us to notify holders of the debt securities of an event of default or grant any debt security holder a right to examine the security register.

  Modifications and Amendments; Debt Securityholders' Meetings

    Each holder of a series of debt securities must consent to any amendment or modification of the terms of that series of debt securities or the fiscal agency agreement that would, among other things:

  . change the stated maturity of the principal of the debt securities or any installment of interest;

  . reduce the principal amount of such series of debt securities or the portion of the principal amount payable upon acceleration of such debt securities;

  .   change the debt security's interest rate or premium payable;

  .   change the currency of payment of principal, interest or premium;

  . amend either the procedures provided for a redemption event or the definition of a redemption event;

  . shorten the period during which we are not allowed to redeem the debt securities or grant us a right to redeem the debt securities which we previously did not have; or

  . reduce the percentage of the outstanding principal amount needed to modify or amend the fiscal agency agreement or the terms of such series of debt securities.

    We may, with the exception of the above changes, with the consent of the holders of at least 66 2/3% in principal amount of the debt securities of a series that are outstanding, modify and amend other terms of that series of debt securities.

    We may at any time call a meeting of the holders of a series of debt securities to seek the holders of the debt securities' approval of the modification, or amendment, or obtain a waiver, of any provision of that series of debt securities. The meeting will be held at the time and place in the Borough of Manhattan in New York City as determined by the fiscal agent. The notice calling the meeting must be given at least 30 days and not more than 60 days prior to the meeting.

    While an event of default with respect to a series of debt securities is continuing, holders of at least 10% of the aggregate principal amount of that series of debt securities may compel the fiscal agent to call a meeting of all holders of debt securities of that series.

    Holders of debt securities who hold, in the aggregate, a majority in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum at a meeting. At the reconvening of any meeting adjourned for a lack of a quorum, the persons entitled to vote 25% in principal amount of the debt securities of the series that are outstanding at the time will constitute a quorum for taking any action set out in the original notice. To vote at a meeting, a person must either hold outstanding debt securities of the relevant series or be duly appointed as a proxy for a debt securityholder. The fiscal agent will make all rules governing the conduct of any meeting.

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    The fiscal agency agreement and a series of debt securities may be modified or amended, without the consent of the holders of the debt securities, to:

  .   add covenants made by us that benefit holders of the debt securities;

  .   surrender any right or power given to us;

  .   secure the debt securities;

  . permit registered securities to be exchanged for bearer securities or relax or eliminate restrictions on the payment of principal, premium or interest on bearer securities to the extent permitted under United States Department of Treasury regulations, provided that holders of the debt securities do not suffer any adverse tax consequences as a result; and

  . cure any ambiguity or correct or supplement any defective provision in the fiscal agency agreement or the debt securities, without materially and adversely affecting the interests of the holders of the debt securities.

  Fiscal Agent

    The fiscal agency agreement governs the duties of each fiscal agent. We may maintain bank accounts and a banking relationship with each fiscal agent. The fiscal agent is our agent and does not act as a trustee for the holders of the debt securities.

  Further Issues of Debt Securities

    We may, without the consent of the holders of the debt securities, create and issue additional debt securities with the same terms and conditions as any series of debt securities (or that are the same except for the amount of the first interest payment and for the interest paid on the series of debt securities prior to the issuance of the additional debt securities). We may consolidate such additional debt securities with the outstanding debt securities to form a single series.

    We may offer additional debt securities with original issue discount ("OID") for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities after the date of any further issue will not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID that they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Description of Warrants

    The description below summarizes some of the provisions of warrants for the purchase of debt securities that we may issue from time to time and of the warrant agreement. Copies of the forms of warrants and the warrant agreement are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the warrants.

    The description of the warrants that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

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  General Terms of the Warrants

    Each series of warrants will be issued under a warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The prospectus supplement relating to the series of warrants will describe:

  . the terms of the debt securities purchasable upon exercise of the warrants, as described above under "Description of the Securities--Description of Debt Securities--General Terms of the Debt Securities";

  . the principal amount of debt securities purchasable upon exercise of one warrant and the exercise price;

  .   the procedures and conditions for the exercise of the warrants;

  .   the dates on which the right to exercise the warrants begins and expires;

  . whether and under what conditions the warrants may be terminated or canceled by us;

  . whether and under what conditions the warrants and any debt securities issued with the warrants will be separately transferable;

  .   whether the warrants will be issued in bearer or registered form;

  . whether the warrants will be exchangeable between registered and bearer form, and, if issued in registered form, where they may be transferred and registered; and

  .   other specific provisions.

Terms Applicable to Debt Securities and Warrants

  Governing Law

    The fiscal agency agreement, any warrant agreement and the debt securities and any warrants will be governed by the laws of the State of New York without regard to any principles of New York law requiring the application of the laws of another jurisdiction. Nevertheless, all matters governing our authorization, execution and delivery of the debt securities and the fiscal agency agreement and any warrants and warrant agreement by us will be governed by the laws of the Republic.

  Jurisdiction and Consent to Service

    We are owned by a foreign sovereign government and all of our directors and executive officers and some of the experts named in this prospectus are residents of Korea. In addition, all or most our assets and the assets of the people named in the preceding sentence are located outside of the United States. For that reason, you may have difficultly serving process on us or the individuals described above in the United States or enforcing in a U.S. court a U.S.-court judgment based on the U.S. federal securities laws. Our Korean counsel, Kim & Chang, has informed us that there is doubt regarding the enforceability in Korea, either in original actions or in actions for the enforcement of U.S.-court judgments, of civil liabilities based on the U.S. federal securities laws.

    We have appointed the General Manager of our New York Branch, Mr. Sung-Ho Park, and the Senior Deputy General Manager of our New York Branch, Mr. Man-Ho Yoon, and each of their successors in the future, as our authorized agents to receive service of process in any suit which a holder of any series of debt securities or warrants may bring in any state or federal court in New York

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City and we have accepted the jurisdiction of those courts for those actions.
Our New York Branch is located at 320 Park Avenue, 32nd Floor, New York, New York 10022. These appointments are irrevocable as long as any amounts of principal, premium or interest remain payable by us to the Fiscal Agent under any series of debt securities or any warrants have not expired or otherwise terminated under their terms. If for any reason either of these two men ceases to act as our authorized agent or ceases to have an address in Manhattan, we shall appoint a replacement. The appointment of agents for receipt of service of process and the acceptance of jurisdiction of state or federal courts in New York City do not, however, apply to actions brought under the United States federal securities laws. We may also be sued in courts having jurisdiction over us located in the Republic.

    We will irrevocably consent to any relief and process in connection with a suit against us in relation to the debt securities or warrants, including the enforcement or execution of any order or judgment of the court. To the extent permitted by law, we will waive irrevocably any immunity from jurisdiction to which we might otherwise be entitled in any suit based on any series of debt securities or warrants.

  Foreign Exchange Controls

    The Minister of Finance and Economy of Korea must receive a notification with respect to the issuance by us of debt securities before we may issue debt securities outside the Republic. After issuance of debt securities outside the Republic, we are required to notify the Minister of Finance and Economy of such issuance. No further approval or authorization is required for us to pay principal of or interest on the debt securities.

Description of Guarantees

    The description below summarizes some of the provisions of the guarantees that we may issue from time to time. Copies of the forms of guarantees are or will be filed as exhibits to the registration statement of which this prospectus is a part. Since it is only a summary, the description may not contain all of the information that is important to you as a potential beneficiary of a guarantee.

    The description of a guarantee that will be contained in the prospectus supplement will supplement this description and, to the extent inconsistent with this description, replace it.

  General Terms of the Guarantees

    Each guarantee will be issued by us as guarantor. The prospectus supplement relating to a guarantee will specify:

  .   the relevant obligor and the obligations guaranteed under the guarantee;

  . the nature and scope of the guarantee, including whether or not it is irrevocable and unconditional;

  .   the status of the guarantee in relation to our other obligations;

  .   the governing law of the guarantee; and

  .   other relevant provisions of the guarantee.

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               LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES
                              AND BEARER WARRANTS

    Bearer securities will not be offered, sold or delivered in the United States or its possessions or to a United States person; except in certain circumstances permitted by United States tax regulations. Bearer securities will initially be represented by temporary global securities, without interest coupons, deposited with a common depositary in London for Euroclear and Cedel Bank for credit to designated accounts. Unless otherwise indicated in the prospectus supplement:

  . each temporary global security will be exchangeable for definitive bearer securities on or after the date that is 40 days after issuance only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations, provided that no bearer security will be mailed or otherwise delivered to any location in the United States in connection with the exchange; and

  . any interest payable on any portion of a temporary global security with respect to any interest payment date occurring prior to the issuance of definitive bearer securities will be paid only upon receipt of certification of non-United States beneficial ownership of the temporary global security as provided for in United States tax regulations.

    Bearer securities, other than temporary global debt securities, and any related coupons will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Section 165(j) and 1287(a) of the Internal Revenue Code." The sections referred to in the legend provide that, with certain exceptions, a United States person who holds a bearer security or coupon will not be allowed to deduct any loss realized on the disposition of the bearer security, and any gain, which might otherwise be characterized as capital gain, recognized on the disposition will be treated as ordinary income.

    For purposes of this section, "United States person" means:

  .   a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in or under the laws of the United States of any political subdivision thereof; or

  . an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    For purposes of this section, "United States" means the United States of America, including each state and the District of Columbia, its territories, possessions and other areas subject to its jurisdiction.

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                                   TAXATION

    The following discussion summarizes certain Korean and U.S. federal income tax considerations that may be relevant to you if you invest in debt securities. This summary is based on laws, regulations, rulings and decisions now in effect, which may change. Any change could apply retroactively and could affect the continued validity of this summary.

    This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

Korean Taxation

    The following summary of Korean tax consideration applies to you so long as you are not:

  .   a citizen of Korea;

  .   a resident of Korea;

  .   a corporation organized under Korean law; or

  . engaged in a trade or business in Korea through a permanent establishment or a fixed base.

  Interest

    Under current Korean tax laws in effect, when we make payments of interest to you on the debt securities, no amount will be withheld from such payments for, or on account of, any taxes of any kind imposed, levied, withheld or assessed by Korea or any political subdivision or taxing authority thereof or therein.

  Capital Gains

    You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of a debt security, provided that the disposition does not involve a transfer within Korea or a transfer of the debt security to a resident of Korea (or the Korean permanent establishment of a non-resident). If you sell or otherwise dispose of debt securities to a Korean resident or such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 27.5% of net gain or 11% of gross sale proceeds with respect to transactions), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of a debt security, regardless of whether the disposition is to a Korean resident.

  Stamp Taxes

    You will not be subject to any Korean transfer tax, stamp duty or similar documentary tax in respect of or in connection with a transfer of a debt security.

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  Inheritance Tax and Gift Tax

    If you die while you are the holder of a debt security, the subsequent transfer of the debt security by way of succession will be subject to Korean inheritance tax. Similarly, if you transfer a debt security as a gift, the donee will be subject to Korean gift tax and you may be required to pay the gift tax if the donee fails to do so.

  Guarantees

    A payment by us under our guarantee on the debt securities issued by a third party Korean issuer, other than the principal amount (or the issue price if the debt securities were originally issued at a discount), may be subject to the withholding tax at the rate of 27.5% (including resident surtax) or such lower rate as is applicable under the tax treaty between Korea and the country of tax residence of the non-Korean holder of the debt securities we guarantee, unless otherwise exempt under such applicable tax treaty or Korean domestic tax law. Further details of the tax consequences of the holders of the third-party debt securities guaranteed by us may be provided in the relevant prospectus supplement.

United States Tax Considerations

    The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in debt securities and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in a debt security. This summary deals only with U.S. holders that hold debt securities as capital assets for tax purposes. This summary does not apply to you if you are an investor that is subject to special tax rules, such as:

  .   a bank or thrift;

  .   a real estate investment trust;

  .   a regulated investment company;

  .   an insurance company;

  .   a dealer in securities or currencies;

  . a trader in securities or commodities that elects mark-to-market treatment;

  . a person that will hold debt securities as a hedge against currency risk or as a position in a straddle or conversion transaction for tax purposes;

  .   a tax exempt organization; or

  .   a person whose functional currency for tax purposes is not the U.S.
      dollar.

    If you are not a U.S. holder, consult the discussions under the captions "Non-U.S. Persons" and "Information Reporting and Backup Withholding" below; the remainder of this summary does not discuss the treatment of persons that are not U.S. holders.

    This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations promulgated thereunder, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

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    You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

  Payments or Accruals of Interest

    Payments or accruals of "qualified stated interest" (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars, a "foreign currency", the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder you may elect to translate all interest income on foreign-currency-denominated debt securities at the spot rate on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

  Purchase, Sale and Retirement of Notes

    Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. The rules for determining these amounts are discussed below. If you purchase a debt security that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign-currency-denominated debt security is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign-currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the purchase.

    When you sell or exchange a debt security, or if a debt security is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less

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any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder, or if you are an accrual-basis holder that makes a special election, then you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

    The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

    Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be long-term capital gain or loss if you have held the debt security for more than one year. The Code provides preferential treatment under certain circumstances for net long-term capital gains recognized by individual investors. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20% for debt securities held for more than one year. The ability of U.S. holders to offset capital losses against ordinary income is limited.

    Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

  Original Issue Discount

    If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of whole years to their maturity, the debt securities will be "Original Issue Discount Debt Securities." The difference between the issue price and their stated redemption price at maturity will be the "original issue discount." The "issue price" of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The "stated redemption price at maturity" will include all payments under the debt securities other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by the Company, at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

    If you invest in Original Issue Discount Debt Securities you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Debt Security you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, before you receive the cash attributable to that income.

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    In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security, the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

    (i) multiplying the "adjusted issue price" (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the debt security and the denominator of which is the number of accrual periods in a year; and

   (ii) subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

    In the case of an Original Issue Discount Debt Security that is a floating-rate debt security, both the "annual yield to maturity" and the qualified stated interest will be determined for these purposes as though the debt security had borne interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating-rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. Additional rules may apply if interest on a floating-rate debt security is based on more than one interest index. The "adjusted issue price" of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a debt security is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

    You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. For debt securities purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed below under "Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant yield basis.

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    In the case of an Original Issue Discount Debt Security that is also a foreign-currency-denominated debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by
(i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method, and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption "Payments or Accruals of Interest" above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security, you will recognize ordinary income or loss measured by the difference between the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

    If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its "remaining redemption amount", or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security's issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Debt Security is the total of all future payments to be made on the debt security other than qualified stated interest.

    Certain of the Original Issue Discount Debt Securities may be redeemed prior to Maturity, either at our option or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Debt Securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

  Short-Term Debt Securities

    The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less ("short-term debt securities"), but with some modifications.

    First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as noted below, if

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you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

    Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term debt security you can elect to accrue any "acquisition discount" with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

    Finally, the market discount rules described below will not apply to short-term debt securities.

    As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the pricing supplement and consult your tax adviser about these features.

  Premium and Market Discount

    If you purchase a debt security at a cost greater than the debt security's remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt

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security and the exchange rate on the date when the holder acquired the debt security. For a U.S. holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the debt security matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

    If you purchase a debt security at a price that is lower than the debt security's remaining redemption amount, or in the case of an Original Issue Discount Debt Security, the debt security's adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear "market discount" in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

    You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year).

  Warrants

    A description of the tax consequences of an investment in warrants will be provided in the applicable pricing supplement.

  Indexed Notes and Other Notes Providing for Contingent Payment

    Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating-rate debt securities if the interest payable on the debt securities is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to U.S. holders of any debt securities that are subject to the special rules discussed in this paragraph in the relevant pricing supplement.

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  Non-U.S. Persons

    The following summary applies to you if you are not a United States person for U.S. federal income tax purposes.

    If you are not a United States person, the interest income and gains that you derive in respect of the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United States person. See "Information Reporting and Backup Withholding" below.

    Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest income you derive in respect of the debt securities if:

  . you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

  . you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

    If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

  . your gain is effectively connected with your conduct of a trade or business in the United States; or

  . you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (i) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (ii) you have a tax home in the United States.

    A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

  Information Reporting and Backup Withholding

    The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

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                             PLAN OF DISTRIBUTION

    We may sell or issue the debt securities, warrants or guarantees in any of three ways:

  .   through underwriters or dealers;

  .   directly to one or more purchasers; or

  .   through agents.

    The prospectus supplement relating to a particular series of debt securities, warrants or guarantees will state:

  .   the names of any underwriters;

  .   the purchase price of the securities;

  .   the proceeds to us from the sale;

  .   any underwriting discounts and other compensation;

  .   the initial public offering price;

  .   any discounts or concessions allowed or paid to dealers; and

  .   any securities exchanges on which the securities will be listed.

    Any underwriter involved in the sale of securities will acquire the securities for its own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. The securities may be offered to the public either by underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless the prospectus supplement states otherwise, certain conditions must be satisfied before the underwriters become obligated to purchase securities from us, and they will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    If we sell any securities through agents, the prospectus supplement will identify the agent and indicate any commissions payable by us. Unless the prospectus supplement states otherwise, all agents will act on a best efforts basis and will not acquire the securities for their own account.

    We may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts. The prospectus supplement will set out the conditions of the delayed delivery contracts and the commission receivable by the agents, underwriters or dealers for soliciting the contracts.

    We may offer debt securities as consideration for the purchase of other of our debt securities, either in connection with a publicly announced tender offer or in privately negotiated transactions. The offer may be in addition to or in lieu of sales of debt securities directly or through underwriters or agents. We may offer guarantees as consideration for transactions involving securities of other issuers.

    Agents and underwriters may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution from us with

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respect to certain payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services (including commercial and investment banking services) for, us in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of any particular series of debt securities or warrants issued with debt securities or any guarantees will be passed upon for us and any underwriters or agents by United States and Korean counsel identified in the related prospectus supplement.

                AUTHORIZED REPRESENTATIVES IN THE UNITED STATES

    Our authorized agents in the United States are Mr. Sung-Ho Park, General Manager of our New York Branch, or Mr. Man-Ho Yoon, Senior Deputy General Manager of our New York Branch. The address of our New York Branch is 320 Park Avenue, 32nd Floor, New York, New York 10022. The authorized representative of the Republic in the United States is Mr. Soo Man Chang, Financial Attache, Korean Consulate General in New York, located at 335 East 45th Street, New York, New York 10017.

                       OFFICIAL STATEMENTS AND DOCUMENTS

    Our Governor and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth under "The Korea Development Bank" (except for the information set out under "The Korea Development Bank--Business--Government Support and Supervision"). Such information is stated on his authority.

    The Minister of Finance and Economy of The Republic of Korea, in his official capacity, has supplied the information set out under "The Korea Development Bank--Business--Government Support and Supervision" and "The Republic of Korea". Such information is stated on his authority. The documents identified in the portion of this prospectus captioned "The Republic of Korea" as the sources of financial or statistical data are official public documents of the Republic or its agencies and instrumentalities.

                                    EXPERTS

    Our financial statements as of and for the years ended December 31, 2001 and 2002 included in this prospectus have been so included in reliance on the report of Samil Accounting Corporation (a member firm of PricewaterhouseCoopers), independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FORWARD-LOOKING STATEMENTS

    This prospectus includes future expectations, projections or "forward-looking statements", as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

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Exchange Act of 1934, as amended. The words "believe", "expect", "anticipate",
"estimate", "project" and similar words identify forward-looking statements. In addition, all statements other than statements of historical facts included in this prospectus are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. This prospectus discloses important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements"). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

   Factors that could adversely affect the future performance of the Korean economy include:

  .   a deterioration of the Korean consumer or corporate sector;

  .   a failure of the restructuring of large troubled chaebols or companies;

  . an increase in non-performing assets or default rates relating to, among others, loans extended by financial institutions to the retail sector;

  . an increase in lay-offs or unemployment rates or a reduction in income levels, which could adversely affect consumer spending or lead to social or labor unrest;

  . a decrease in tax revenues and a substantial increase in the Government's expenditures for unemployment compensation and other social programs that together lead to an increased Government budget deficit;

  . political uncertainty or increasing strife among and within political parties in the Republic;

  . adverse changes or volatility in commodity prices (including an increase in oil prices), exchange rates, interest rates, stock markets or foreign currency reserves;

  . increased reliance on exports to service foreign currency debts, which could cause friction with the Republic's trading partners;

  . adverse developments in the economies of countries to which the Republic exports, such as the United States, China and Japan, or in emerging market economies in Asia, including China, or elsewhere that result in a loss of confidence in the Korean economy;

  . the continued emergence of China, to the extent its benefits (such as increased exports to China) are outweighed by its costs (such as competition in export markets or for foreign investment);

  . a deterioration in economic or diplomatic relations between the Republic and its trading partners or allies, including as a result of trade disputes or disagreements in foreign policy;

  . an increase in the level of tensions or an outbreak of hostilities in the Korean peninsula or elsewhere in the world, including the Middle East; and

  . the outbreak of SARS in Asia and other parts of the world, which has increased the uncertainty of world economic prospects in general and which may continue to have an adverse effect on the world economy.

                              FURTHER INFORMATION

    We filed a registration statement with respect to the securities with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and its related rules and regulations. You can find additional information concerning ourselves and the securities in the registration statement and any pre- or post-effective amendment, including its various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 11.  Estimated Expenses.*

    It is estimated that our expenses in connection with the sale of the debt securities, warrants and guarantees hereunder, exclusive of compensation payable to underwriters and agents, will be as follows:

SEC Registration Fee................................................................ US$  609,132
Printing Costs......................................................................      250,000
Legal Fees and Expenses.............................................................      450,000
Fiscal Agent Fees and Expenses......................................................       50,000
Blue Sky Fees and Expenses..........................................................       50,000
Rating Agencies' Fees...............................................................      350,000
Miscellaneous (including amounts to be paid to underwriters in lieu of reimbursement
  of certain expenses)..............................................................      800,000
                                                                                     ------------
    Total........................................................................... US$2,559,132
                                                                                     ============

--------
* Based on three underwritten offerings of the debt securities and one offering of guarantees.

                                 UNDERTAKINGS

    The Registrant hereby undertakes:

    (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) For purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (e) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   CONTENTS

    This Registration Statement is comprised of:

(1) Facing Sheet.

(2) Explanatory Note.

(3) Part I, consisting of the Prospectus.

(4) Part II, consisting of pages II-1 to II-9.

(5) The following Exhibits:

A-1 - Form of Underwriting Agreement Standard Terms, incorporated herein by reference to
      Exhibit A to the Registration Statement of The Korea Development Bank registered under Registration No. 33-38873.

B-1 - Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea
      Development Bank registered under Registration No. 33-44818.

B-2 - Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea Development Bank
      registered under Registration No. 33-38873.

C-1 - Form of Warrant Agreement, including form of Warrants.*

C-2 - Form of Guarantee Agreement, including form of Guarantees.**

C-3 - Form of Solicitation Indemnification Agreement.**

D-1 - Consent of the Governor of The Korea Development Bank (included on page II-3).

D-2 - Power of Attorney of the Governor of The Korea Development Bank.

E-1 - Consent of the Minister of Finance and Economy of The Republic of Korea (included on Page II-4).

E-2 - Power of Attorney of the Minister of Finance and Economy of The Republic of
      Korea.**

F   - Consent of Samil Accounting Corporation.

G-1 - Letter appointing certain persons as authorized agents of The Korea Development Bank in the United States.

G-2 - Letter appointing Authorized Agents of The Republic of Korea in the United States
      (included in Exhibit E-2).**

H   - The Korea Development Bank Act, incorporated herein by reference to Exhibit H to the
      Registration Statement of The Korea Development Bank (No.333-6866).

I   - The Enforcement Decree of The Korea Development Bank Act, incorporated herein by reference to Exhibit I to the Registration Statement of The Korea Development Bank
      (No.333-6866).

--------
 *  May be filed by amendment.
**  Previously filed.

J   - The By-laws of The Korea Development Bank, incorporated herein by reference to
      Exhibit J to the Registration Statement of The Korea Development Bank (No.333-
      6866).

K-1 - Form of Prospectus Supplement relating to The Korea Development Bank's Medium-
      Term Notes, Series C, Due Not Less Than Nine Months From Date of Issue (the
      "Series C Notes"), incorporated herein by reference to Exhibit K-1 to the Registration
      Statement of The Korea Development Bank (No.333-6866).

K-2 - Form of Supplement to the Prospectus Supplement relating to the Korea Development
      Bank's Series C Notes, incorporated herein by reference to Exhibit K-2 to the
      Registration Statement of The Korea Development Bank (No.333-6866).

L   - Form of Distribution Agreement between The Korea Development Bank and the
      Agents named therein relating to the offer an sale from time to time of the Series C
      Notes, incorporated herein by reference to Exhibit L to the Registration Statement of
      The Korea Development Bank (No.333-6866).

M-1 - Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39/th/ Floor, Bank of
      China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

M-2 - Opinion (including consent) of Kim & Chang, Seyang Building, 223 Naeja-dong,
      Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

M-3 - Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39/th/ Floor, Bank of
      China Tower, One Garden Road, Hong Kong, United States counsel to the Bank, in respect of the legality of the Guarantees.**

M-4 - Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, City Place House,
      55 Basinghall Street, London EC2V 5EH, England, English counsel to the Bank, in respect of the legality of the Guarantees.**

M-5 - Opinion (including consent) of Kim & Chang, Seyang Building, 223 Naeja-dong,
      Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of the Guarantees.**

N-1 - Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development
      Bank (No.333-6866).

N-2 - Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea Development
      Bank (No.333-6866).

O   - Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the Registration
      Statement of The Korea Development Bank (No.333-6866).

--------
 *  May be filed by amendment.
**  Previously filed.

                    SIGNATURE OF THE KOREA DEVELOPMENT BANK

    Pursuant to the requirements of the Securities Act of 1933, as amended, The Korea Development Bank has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 27th day of June, 2003.

                                          THE KOREA DEVELOPMENT BANK

                                          By: JICHANG YOO*+
                                              Governor

                                          +By:   /s/ Bong-Sik Choi
                                              ---------------------
                                                   Bong-Sik Choi
                                                  (Attorney-in-fact)

--------
* Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

                      SIGNATURE OF THE REPUBLIC OF KOREA

    Pursuant to the requirements of the Securities Act of 1933, as amended, The Republic of Korea has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, New York, on the 27th day of June, 2003.

                                          THE REPUBLIC OF KOREA

                                          By: JIN-PYO KIM*+
                                              Minister of Finance and Economy

                                          +By:   /s/ Soo Man Chang
                                              ---------------------
                                                   Soo Man Chang
                                                  (Attorney-in-Fact)

--------
* Consent is hereby given to use of his name in connection with the information specified in this Registration Statement or amendment thereto to have been supplied by him and stated on his authority.

                    SIGNATURE OF AUTHORIZED REPRESENTATIVE
                         OF THE KOREA DEVELOPMENT BANK

    Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 27th day of June, 2003.

                                          +By:   /s/ Sung-Ho Park
                                              ---------------------
                                                   Sung-Ho Park

                                                  New York Branch
                                               The Korea Development Bank

                    SIGNATURE OF AUTHORIZED REPRESENTATIVE
                         OF THE KOREA DEVELOPMENT BANK

    Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Korea Development Bank, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 27th day of June, 2003.

                                          +By:   /s/ Man-Ho Yoon
                                              ---------------------
                                                   Man-Ho Yoon

                                                  New York Branch
                                             The Korea Development Bank

                    SIGNATURE OF AUTHORIZED REPRESENTATIVE
                           OF THE REPUBLIC OF KOREA

    Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative in the United States of The Republic of Korea, has signed this Registration Statement or amendment thereto in The City of New York, New York, on the 27th day of June, 2003.

                                          +By:   /s/ Soo Man Chang
                                              ---------------------
                                                   Soo Man Chang

                                                  Financial Attache
                                               Korean Consulate General
                                                    in New York

                                 EXHIBIT INDEX

                                                                                                 Page
Exhibit                                                                                          ----
  A-1   - Form of Underwriting Agreement Standard Terms, incorporated herein by reference to Exhibit A to the Registration Statement of The Korea Development Bank
          registered under Registration No. 33-38873.

  B-1   - Form of Fiscal Agency Agreement, including forms of Debt Securities, incorporated herein by reference to Exhibit B-1 to the Registration Statement of The Korea
          Development Bank registered under Registration No. 33-44818.

  B-2   - Form of global Debt Security that bears interest at a fixed rate, incorporated herein by reference to Exhibit B-2 to the Registration Statement of The Korea
          Development Bank registered under Registration No. 33-38873.

  C-1   - Form of Warrant Agreement, including form of Warrants.*

  C-2   - Form of Guarantee Agreement, including form of Guarantees.**

  C-3   - Form of Solicitation Indemnification Agreement.**

  D-1   - Consent of the Governor of The Korea Development Bank (included on page II-3).

  D-2   - Power of Attorney of the Governor of The Korea Development Bank.

  E-1   - Consent of the Minister of Finance and Economy of The Republic of Korea
          (included on Page II-4).

  E-2   - Power of Attorney of the Minister of Finance and Economy of The Republic of
          Korea.**

  F     - Consent of Samil Accounting Corporation.

  G-1   - Letter appointing certain persons as authorized agents of The Korea Development
          Bank in the United States.

  G-2   - Letter appointing Authorized Agents of The Republic of Korea in the United States
          (included in Exhibit E-2).**

  H     - The Korea Development Bank Act, incorporated herein by reference to Exhibit H to the Registration Statement of The Korea Development Bank (No.333-6866).

  I     - The Enforcement Decree of The Korea Development Bank Act, incorporated herein by reference to Exhibit I to the Registration Statement of The Korea Development
          Bank (No.333-6866).

  J     - The By-laws of The Korea Development Bank, incorporated herein by reference to
          Exhibit J to the Registration Statement of The Korea Development Bank
          (No.333-6866).

  K-1   - Form of Prospectus Supplement relating to The Korea Development Bank's
          Medium-Term Notes, Series C, Due Not Less Than Nine Months From Date of
          Issue (the "Series C Notes"), incorporated herein by reference to Exhibit K-1 to the
          Registration Statement of The Korea Development Bank (No.333-6866).

--------
 *  May be filed by amendment.
**  Previously filed.

                                                                                                 Page
Exhibit                                                                                          ----

  K-2   - Form of Supplement to the Prospectus Supplement relating to the Korea
          Development Bank's Series C Notes, incorporated herein by reference to Exhibit
          K-2 to the Registration Statement of The Korea Development Bank (No.333-6866).

  L     - Form of Distribution Agreement between The Korea Development Bank and the
          Agents named therein relating to the offer an sale from time to time of the Series C
          Notes, incorporated herein by reference to Exhibit L to the Registration Statement of The Korea Development Bank (No.333-6866).

  M-1   - Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39/th/ Floor,
          Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the
          Bank, in respect of the legality the Debt Securities (with or without Warrants).**

  M-2   - Opinion (including consent) of Kim & Chang, Seyang Building, 223 Naeja-dong,
          Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality the Debt Securities (with or without Warrants).**

  M-3   - Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, 39/th/ Floor,
          Bank of China Tower, One Garden Road, Hong Kong, United States counsel to the
          Bank, in respect of the legality of the Guarantees.**

  M-4   - Opinion (including consent) of Cleary, Gottlieb, Steen & Hamilton, City Place
          House, 55 Basinghall Street, London EC2V 5EH, England, English counsel to the
          Bank, in respect of the legality of the Guarantees.**

  M-5   - Opinion (including consent) of Kim & Chang, Seyang Building, 223 Naeja-dong,
          Chongro-ku, Seoul, The Republic of Korea, Korean counsel to the Bank, in respect of the legality of the Guarantees.**

  N-1   - Form of the Series C Note that bears interest at a fixed rate, incorporated herein by reference to Exhibit N-1 to the Registration Statement of The Korea Development
          Bank (No.333-6866).

  N-2   - Form of the Series C Note that bears interest at a floating rate, incorporated herein by reference to Exhibit N-2 to the Registration Statement of The Korea
          Development Bank (No.333-6866).

  O     - Form of Calculation Agency Agreement between The Korea Development Bank and the calculation agent named therein relating to the Series C Notes that bear interest at a floating rate, incorporated herein by reference to Exhibit O to the
          Registration Statement of The Korea Development Bank (No.333-6866).

--------
 *  May be filed by amendment.
**  Previously filed.